    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                             PINNACLE SYSTEMS, INC.

             (Exact name of Registrant as specified in its charter)

             CALIFORNIA                               3861                               94-3003809
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)              Identification Number)

                             PINNACLE SYSTEMS, INC.
                           280 NORTH BERNARDO AVENUE
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 237-1600
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               ARTHUR D. CHADWICK
     CHIEF FINANCIAL OFFICER AND VICE PRESIDENT, FINANCE AND ADMINISTRATION
                             PINNACLE SYSTEMS, INC.
                           280 NORTH BERNARDO AVENUE
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                 (650) 237-1600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

                ROBERT P. LATTA, ESQ.                                    LEE F. BENTON, ESQ.
                CHRIS F. FENNELL, ESQ.                                 JULIA L. DAVIDSON, ESQ.
           Wilson Sonsini Goodrich & Rosati                               Cooley Godward LLP
               Professional Corporation                                 Five Palo Alto Square
                  650 Page Mill Road                                     3000 El Camino Real
             Palo Alto, California 94304                             Palo Alto, California 94306
                    (650) 493-9300                                          (650) 843-5000

                           --------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: UPON
                  CONSUMMATION OF THE MERGER DESCRIBED HEREIN.
                           --------------------------

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE          REGISTRATION
        SECURITIES TO BE REGISTERED            BE REGISTERED(1)      PER SHARE(2)       OFFERING PRICE          FEE(3)
Common Stock, no par value (and associated
  preferred stock purchase rights)..........    504,666 shares          $1.016           $16,381,458            $4,554

(1) Represents the number of shares of the Common Stock (and associated preferred stock purchase rights) of the Registrant which may be issued to stockholders of Truevision, Inc., a Delaware corporation, pursuant to the merger described herein.

(2) Pursuant to Rule 457(c) and 457(f) under the Securities Act of 1933, as amended, the registration fee has been calculated based on the average of the high and low prices per share of Truevision Inc.'s Common Stock on February 5, 1999 as reported on the Nasdaq National Market.

(3) A fee of $2,621 was previously paid by the Registrant pursuant to Rule 14a-6 promulgated under the Securities Exchange Act of 1934, as amended, in connection with the filing of a preliminary Proxy Statement/Prospectus on January 25, 1999. Pursuant to Rule 457(b) under the Securities Act, such fee is being credited against the registration fee, and accordingly, an additional $1,933 is being paid in connection with the Registration Statement.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]
                                ----------------

                        SPECIAL MEETING OF STOCKHOLDERS

                 A MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT
                             ---------------------

    The Board of Directors of Truevision, Inc. has unanimously approved a merger combining Truevision and Pinnacle Systems, Inc. The Boards of Directors of Truevision and Pinnacle Systems have determined that, as a combined company, both will have the potential to realize long-term improved operating and financial results and a stronger competitive position in the video products market. Truevision and Pinnacle Systems believe that there is a strategic fit between their respective video application products. As a combined company, Truevision and Pinnacle Systems believe that they will be a stronger competitor, better able to react to changes in technology and in the marketplace, better able to cross-sell each other's products, and able to offer a broader array of products. They also believe they will have a critical mass of development resources, sales personnel and professional services resources. After the merger, the stockholders of Truevision will own approximately 3.7% of the outstanding common stock of Pinnacle Systems.

    The Board of Directors of Truevision is asking you to approve and adopt the merger agreement and approve the merger at a special meeting of the stockholders to be held on Thursday, March 11, 1999 at 10:00 a.m., local time, at Truevision's offices located at 2500 Walsh Avenue Santa Clara, California 95051. The vote of a majority of the outstanding shares of Truevision common stock is required to approve and adopt the merger agreement and approve the merger.

    If the merger is completed, holders of Truevision common stock will receive
0.0313 of a share of Pinnacle Systems common stock and the associated preferred stock purchase rights for each share of Truevision common stock they own. The value of Pinnacle Systems common stock to be received in the merger will be the market value of Pinnacle Systems common stock when the merger occurs.

    YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS FAIR TO STOCKHOLDERS AND IS IN YOUR BEST INTERESTS. THE BOARD OF DIRECTORS THEREFORE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER.

    The enclosed Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain other information about Truevision and Pinnacle Systems from documents filed with the Securities and Exchange Commission. We encourage you to read the entire Proxy Statement/Prospectus carefully.

    Whether or not you plan to attend the Truevision meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the approval and adoption of the merger agreement and approval of the merger. If you fail to return your card, the effect will be a vote against the proposal to approve and adopt the merger agreement and approve the merger. YOUR VOTE IS VERY IMPORTANT.

    ON BEHALF OF THE BOARD OF DIRECTORS OF TRUEVISION, WE URGE YOU TO VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

                                          /s/ LOUIS J. DOCTOR

                                          LOUIS J. DOCTOR

                                          CHIEF EXECUTIVE OFFICER

                                     [LOGO]

                               2500 WALSH AVENUE
                             SANTA CLARA, CA 95051
                                 (408) 562-4200

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 11, 1999

                            ------------------------

To the stockholders of Truevision, Inc.:

    A special meeting of stockholders of Truevision, Inc., a Delaware corporation, will be held on March 11, 1999 at 10:00 a.m., local time, at 2500 Walsh Avenue, Santa Clara, California for the following purpose:

    To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of December 16, 1998, among Pinnacle Systems, Inc., a California corporation, Bernardo Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Pinnacle Systems, Walsh Merger Corporation, a Delaware corporation and wholly owned subsidiary of Bernardo Merger Corporation, and Truevision, and to approve the merger. Pursuant to the merger agreement, Walsh Merger Corporation will be merged with and into Truevision. Truevision will become an indirect, wholly owned subsidiary of Pinnacle Systems and, among other things, each share of common stock of Truevision outstanding immediately prior to the effective time of the merger will be converted into 0.0313 of a share of common stock and associated preferred stock purchase rights of Pinnacle Systems. The merger is more fully described in the materials that follow this notice.

    The Board of Directors of Truevision has fixed the close of business on February 4, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment thereof. Only holders of record of shares of Truevision common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. Because the Truevision common stock is quoted for trading on the Nasdaq National Market, holders of Truevision common stock are not entitled to any appraisal or dissenters' rights under the Delaware General Corporation Law in respect of the merger.

    YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF TRUEVISION COMMON STOCK IS REQUIRED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /S/ R. JOHN CURSON

                                          R. JOHN CURSON

                                          SECRETARY

Santa Clara, California
February 11, 1999

                                                              [LOGO]

            [LOGO]

                      PROXY STATEMENT OF TRUEVISION, INC./
                      PROSPECTUS OF PINNACLE SYSTEMS, INC.

    The Board of Directors of Pinnacle Systems, Inc., a California corporation, and the Board of Directors of Truevision, Inc., a Delaware corporation, have agreed to merge an indirect subsidiary of Pinnacle Systems with and into Truevision. After the merger, Truevision will operate as an indirect, wholly owned subsidiary of Pinnacle Systems. Under the terms of the merger, each outstanding share of Truevision common stock, other than treasury shares and shares owned by Pinnacle Systems or its subsidiaries, will be converted into the right to receive 0.0313 of a share of Pinnacle common stock and the associated preferred stock purchase rights (collectively, "Pinnacle common stock"). Similarly, each option and warrant to purchase Truevision common stock will, as a result of the merger, convert into an option or warrant, as appropriate, to purchase 3.13% as many shares of Pinnacle common stock at an adjusted exercise price. Based upon the number of shares of Pinnacle common stock and Truevision common stock outstanding at the record date, February 4, 1999, an aggregate of 411,742 shares of Pinnacle common stock would be issued in connection with the merger, representing approximately 3.7% of the total number of shares of Pinnacle common stock outstanding after giving effect to such issuance but excluding options and warrants to purchase Pinnacle common stock.

    Truevision has scheduled a special meeting for the Truevision stockholders to vote on a proposal to adopt and approve the merger agreement and approve the merger. THIS VOTE IS VERY IMPORTANT. If you are a Truevision stockholder, whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to Truevision. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will count as a vote in favor of the proposal. You may vote at the Truevision meeting if you own shares as of the close of business on February 4, 1999. The date time and place of the Truevision meeting is as follows:

                            Thursday, March 11, 1999
                             10:00 a.m., local time
                               2500 Walsh Avenue
                             Santa Clara, CA 95051

    No vote is required by the Pinnacle Systems' shareholders. This Proxy Statement/Prospectus constitutes the prospectus of Pinnacle Systems for use in connection with the offer and issuance of shares of Pinnacle common stock pursuant to the merger.

    This Proxy Statement/Prospectus provides you with detailed information about the proposed merger. Pinnacle Systems provided the information concerning Pinnacle Systems. Truevision provided the information concerning Truevision.

    The outstanding shares of Pinnacle common stock are listed on the Nasdaq National Market ("Nasdaq") under the symbol "PCLE." The outstanding shares of Truevision common stock are listed on Nasdaq under the symbol "TRUV."

    WE STRONGLY URGE YOU TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" BEGINNING AT PAGE 18.
THE SHARES OF PINNACLE COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This Proxy Statement/Prospectus is dated February 11, 1999, and was first mailed to stockholders on February 11, 1999.

    This document incorporates important business and financial information about Pinnacle Systems and Truevision that is not included in or delivered with this document. You may obtain documents that are filed with the Securities and Exchange Commission and incorporated by reference in this document by written request or by telephone from Pinnacle Systems and Truevision at the following address:

                             PINNACLE SYSTEMS, INC.
                           280 North Bernardo Avenue
                        Mountain View, California 94043
                            Attn: Investor Relations
                                 (650) 237-1600
                                TRUEVISION, INC.
                               2500 Walsh Avenue
                         Santa Clara, California 95051
                            Attn: Investor Relations
                                 (408) 562-4200

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM PINNACLE SYSTEMS OR TRUEVISION, PLEASE DO SO BY MARCH 5, 1999 IN ORDER TO RECEIVE THEM BEFORE THE TRUEVISION MEETING.

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
WHERE YOU CAN FIND MORE INFORMATION...................................     1

FORWARD-LOOKING STATEMENTS............................................     2

TRADEMARKS............................................................     2

QUESTIONS AND ANSWERS ABOUT THE PINNACLE SYSTEMS/TRUEVISION MERGER....     3

SUMMARY...............................................................     5

  The Companies.......................................................     5

  Reasons for the Merger..............................................     5

  Truevision Stockholders' Meeting....................................     6

  Recommendation to the Truevision Stockholders.......................     6

  Vote Required.......................................................     7

  Voting Agreements...................................................     7

  Share Ownership of Management and Certain Holders...................     7

  Terms of the Merger.................................................     7

  When the Merger Will Occur..........................................     7

  What Truevision Stockholders Will Receive in the Merger.............     7

  Ownership of Pinnacle Systems Following the Merger..................     8

  Material Federal Income Tax Consequences............................     8

  Opinion of Financial Advisor........................................     8

  Interests of Certain Persons in the Merger..........................     8

  Conditions to the Merger............................................     9

  Termination of the Merger Agreement.................................     9

  Expenses and Termination Fees.......................................    10

  Affiliate Agreements................................................    10

  Accounting Treatment................................................    10

  Regulatory Approvals................................................    10

  Rights of Holders of Pinnacle Common Stock Following the Merger.....    10

  Rights of Dissenting Shareholders...................................    10

  Markets and Market Prices...........................................    11

PINNACLE SYSTEMS AND TRUEVISION SELECTED HISTORICAL AND PRO FORMA
  FINANCIAL DATA......................................................    12

PINNACLE SYSTEMS SELECTED HISTORICAL FINANCIAL DATA...................    13

TRUEVISION SELECTED HISTORICAL FINANCIAL DATA.........................    14

SELECTED UNAUDITED PRO FORMA FINANCIAL DATA...........................    15

COMPARATIVE (UNAUDITED) PER SHARE DATA................................    16

COMPARATIVE MARKET PRICE DATA.........................................    17

RISK FACTORS..........................................................    18

                                                                        PAGE
                                                                        ----
  Risks Related to the Merger.........................................    18

  Risks Related to the Business and Operations of Pinnacle Systems....    20

THE COMPANIES.........................................................    29

  Business of Pinnacle Systems........................................    29

  Business of Truevision..............................................    29

  Bernardo Merger Corporation and Walsh Merger Corporation............    30

THE TRUEVISION MEETING................................................    31

  Purpose of the Truevision Meeting...................................    31

  Proxies.............................................................    31

  Date, Time and Place of Meeting.....................................    31

  Voting Rights and Outstanding Shares................................    31

  Solicitation........................................................    31

  Vote Required.......................................................    32

  Revocability of Proxies.............................................    32

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
  TRUEVISION..........................................................    33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
  PINNACLE SYSTEMS....................................................    35

THE MERGER AND RELATED TRANSACTIONS...................................    37

  General.............................................................    37

  Reasons for the Merger..............................................    39

  Truevision Board Recommendation.....................................    43

  Material Contacts and Board Deliberations...........................    44

  Opinion of Truevision's Financial Advisor...........................    47

  Interests of Certain Persons in the Merger..........................    51

  Voting Agreements...................................................    53

  Representations and Covenants.......................................    53

  Conditions to Consummation of the Merger............................    55

  Regulatory Approvals Required.......................................    55

  Limitation on Negotiations..........................................    56

  Waiver and Amendment................................................    57

  Termination; Breakup Fees...........................................    57

  Certain Federal Income Tax Matters..................................    58

  Accounting Treatment................................................    59

  Restrictions on Resale of Pinnacle Common Stock.....................    59

  Dissenters' Rights..................................................    59

  Stock Exchange Listing of Pinnacle Common Stock.....................    59

  Expenses............................................................    59

                                                                        PAGE
                                                                        ----
  Surrender of Truevision Common Stock Certificates...................    59

TRUEVISION MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS...........................................    61

UNAUDITED PRO FORMA FINANCIAL INFORMATION AND NOTES THERETO...........    72

COMPARISON OF RIGHTS OF SHAREHOLDERS..................................    78

DESCRIPTION OF PINNACLE SYSTEMS CAPITAL STOCK.........................    86

DESCRIPTION OF TRUEVISION CAPITAL STOCK...............................    88

EXPERTS...............................................................    88

LEGAL MATTERS.........................................................    89

INDEX TO FINANCIAL STATEMENTS.........................................   F-1

APPENDICES

APPENDIX  A  Agreement and Plan of Reorganization.....................   A-1

APPENDIX  B  Form of Voting Agreement.................................   B-1

APPENDIX  C  Form of Affiliate Agreement..............................   C-1

APPENDIX  D  Noncompetition Agreement.................................   D-1

APPENDIX  E  Opinion of BancBoston Robertson Stephens.................   E-1

                      WHERE YOU CAN FIND MORE INFORMATION

    Pinnacle Systems and Truevision file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may inspect and copy such material at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

    Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. You can also find our SEC filings at the SEC's website at "www.sec.gov."

    The SEC's rules and regulations allow Pinnacle Systems and Truevision to "incorporate by reference" the information contained in documents that they filed with the SEC, which means that Pinnacle Systems and Truevision can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Proxy Statement/Prospectus. Information in this Proxy Statement/Prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this Proxy Statement/Prospectus, while information that we file later with the SEC will automatically update and, in some cases, supersede this information.

    Pinnacle Systems incorporates by reference the documents listed below and any future filings it will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") subsequent to February 11, 1999:

    1. The description of Pinnacle Systems common stock contained in the Registration Statement on Form 8-A filed with the SEC on September 9, 1994;

    2. The description of Pinnacle Systems' Rights Agreement contained in the Registration Statement on Form 8-A filed with the SEC on December 19, 1996, and as amended on May 19, 1998;

    3. Pinnacle Systems' Annual Report on Form 10-K for the fiscal year ended June 30, 1998, as amended; and

    4. Pinnacle Systems' Quarterly Report on Form 10-Q for the quarter ended September 30, 1998; and

    5. Pinnacle System's Quarterly Report on Form 10-Q for the quarter ended December 31, 1998.

    You may request a copy of these filings, at no cost to you, by writing or telephoning Pinnacle Systems at:

                             PINNACLE SYSTEMS, INC.
                           280 North Bernardo Avenue
                        Mountain View, California 94043
                            Attn: Investor Relations
                           Telephone: (650) 237-1600

    Truevision incorporates by reference the documents listed below and any future filings it will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to February 11, 1999:

    1.  Registration Statement on Form 8-A filed with the SEC on March 27, 1990;

    2. Truevision's Annual Report on Form 10-K for the fiscal year ended June 27, 1998;

    3. Truevision's Quarterly Report on Form 10-Q for the period ended September 26, 1998;

    4. Truevision's Quarterly Report on Form 10-Q for the period ended December 26, 1998; and

    5. Truevision's Current Report on Form 8-K filed with the SEC on December 18, 1998.

    You may request a copy of these filings, at no cost to you, by writing or telephoning Truevision at:

                                TRUEVISION, INC.
                            Attn: Investor Relations
                               2500 Walsh Avenue
                         Santa Clara, California 95051
                           Telephone: (408) 562-4200

    If you are a Truevision stockholder, you should make your request by March 5, 1999 to ensure delivery prior to the Truevision meeting.

    YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                           FORWARD-LOOKING STATEMENTS

    Certain statements made in this Proxy Statement/Prospectus, including statements as to the anticipated closing date of the merger, the anticipated tax treatment of the merger, the benefits expected to result from the merger, the future performance of the combined company following the merger and the analysis performed by the financial advisor to Truevision, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Exchange Act. Any statements contained herein (including without limitation statements to the effect that Pinnacle Systems, Truevision or their respective management "believes," "expects," "anticipates," "plans," "may," "will," "projects," "continues" or "estimates," or statements concerning "potential," or "opportunity" or other variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact should be considered forward-looking statements. Actual results could differ materially and adversely from those anticipated in such forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" beginning on page 18, which stockholders should carefully review.

                                   TRADEMARKS

    Pinnacle Systems is a registered trademark of Pinnacle Systems, Inc., and Pinnacle Systems believes that all of its product names, other than Alladin, are trademarks of Pinnacle Systems, Inc. TRUEVISION is a registered trademark of Truevision, Inc.; Truevision owns trademarks in a variety of other product names as well. This Proxy Statement/Prospectus also includes trademarks, service marks or tradenames of companies other than Pinnacle Systems and Truevision, which are the property of their respective owners.

       QUESTIONS AND ANSWERS ABOUT THE PINNACLE SYSTEMS/TRUEVISION MERGER

Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: We believe that the merger of an indirect subsidiary of Pinnacle Systems with and into Truevision will create a combined company that will:

    - Have a leadership position in providing products for the computer-based video post-production market

    - Compete more effectively in the desktop video editing and post-production market

    - Develop new products and provide greater functionality for existing products

    - Achieve potential product and operational synergies between Truevision and Pinnacle Systems

    - Respond more quickly to technological change in the video editing industry

    - Create a larger customer base

    - Provide more efficient support coverage to its customers

    - Increase market penetration

Q: AS A TRUEVISION STOCKHOLDER, WHAT WILL I RECEIVE IN THE MERGER?

A: If the merger is consummated, you will receive 0.0313 of a share of Pinnacle common stock in exchange for each share of Truevision common stock that you own. For example, if you own 1000 shares of Truevision common stock, you will receive 31.3 shares of Pinnacle common stock in exchange for your shares. You will receive only whole shares and will receive cash for any fractional shares.

    Similarly, each option to purchase Truevision common stock will convert into an option to purchase 3.13% as many shares of Pinnacle common stock at an adjusted exercise price. Pinnacle Systems will assume each Truevision option in accordance with the terms of the stock option plan under which the option was issued and the related stock option agreement. Likewise, each outstanding warrant to purchase Truevision common stock will convert into a warrant to purchase 3.13% as many shares of Pinnacle common stock at an adjusted exercise price. Pinnacle Systems will assume each warrant in accordance with its terms. The terms and conditions that apply to your new option or warrant will be substantially the same as the terms and conditions that apply to your existing option or warrant. For more information on stock options and warrants, see "The Merger and Related Transactions--General" beginning on page 37.

Q: WHEN IS THE STOCKHOLDER MEETING RELATING TO THE MERGER AND WHAT SPECIFIC
    PROPOSALS WILL I BE ASKED TO CONSIDER?

A: The Truevision meeting will take place on Thursday, March 11, 1999 at 10:00 a.m. At the Truevision meeting, Truevision stockholders will be asked to approve and adopt the Agreement and Plan of Reorganization, dated as of December 16, 1998 (the "Merger Agreement") among Pinnacle Systems, Bernardo Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Pinnacle Systems, Walsh Merger Corporation, a Delaware corporation and wholly owned subsidiary of Bernardo ("Merger Sub") and Truevision, and approve the merger. The Truevision Board unanimously recommends voting in favor of this proposal.

    If you are Pinnacle Systems shareholder, you will not need to attend a special shareholder's meeting because approval by Pinnacle Systems shareholders is not required.

Q: IF I AM A TRUEVISION STOCKHOLDER AND AM NOT GOING TO ATTEND THE TRUEVISION
    MEETING, SHOULD I RETURN MY PROXY CARD?

A: Yes. Please fill out and sign your proxy card and return it in the enclosed envelope as soon as possible. Returning your proxy card ensures that your shares will be represented at the Truevision meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

A: Your broker will only vote your shares if you provide instructions on how to vote. Without instructions, your shares will not be voted. You should instruct your broker to vote your shares by following the directions provided by your broker. If you do not instruct your broker to vote your shares, this will have the effect of a vote against the proposal relating to approval and adoption of the Merger Agreement and approval of the merger.

Q: AS A TRUEVISION STOCKHOLDER, WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: Send in a later-dated, signed proxy card to Truevision's Secretary before the Truevision meeting or attend the Truevision meeting and vote in person.

Q: AS A TRUEVISION STOCKHOLDER, SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, Pinnacle Systems' exchange agent will send you written instructions for exchanging their stock certificates.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible and hope to complete it by March 12, 1999.

Q: DO I HAVE DISSENTERS' RIGHTS IN CONNECTION WITH THE MERGER?

A: No. Neither shareholders of Pinnacle Systems nor Truevision are entitled to dissenters' rights in connection with the merger.

Q: WHAT ARE THE TAX CONSEQUENCES TO TRUEVISION STOCKHOLDERS OF THE MERGER?

A: The merger will be a taxable transaction for federal income tax purposes. In general, a Truevision stockholder who receives shares of Pinnacle common stock in exchange for shares of Truevision common stock in the merger will recognize gain or loss for federal income tax purposes equal to the difference between the value of the shares of Pinnacle common stock received and the stockholder's tax basis in the shares of Truevision common stock exchanged. Tax matters, however, are very complicated and the tax consequences of the merger to you will depend on the facts of your particular situation. We encourage you to contact your tax advisors to determine the tax consequences of the merger to you. To review the tax consequences to Truevision stockholders in greater detail, see "The Merger and Related Transactions--Certain Federal Income Tax Matters" beginning on page 58.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FOUND IN GREATER DETAIL ELSEWHERE IN THIS PROXY STATEMENT/ PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ THE ENTIRE DOCUMENT (INCLUDING THE APPENDICES) AND THE DOCUMENTS WHICH PINNACLE SYSTEMS AND TRUEVISION HAVE INCORPORATED BY REFERENCE BEFORE YOU DECIDE HOW TO VOTE.

THE COMPANIES

PINNACLE SYSTEMS, INC.
280 North Bernardo Avenue
Mountain View, California 94043
(650) 237-1600

Pinnacle Systems designs, manufactures, markets and supports computer-based video products to serve the broadcast, desktop and consumer markets. Pinnacle Systems' products permit professionals and consumers to:

    - Edit and manipulate video

    - Add special effects to video

    - Manage, capture and store video images

    - Create titles and graphics

These functions may be performed on-air real-time or post-production. Pinnacle Systems' products are used by broadcast video professionals, consumers and desktop professionals. Pinnacle Systems' computer-based products are intended to replace the traditional complex and expensive video editing suites.

    Pinnacle Systems was incorporated in California in 1986. For more information on Pinnacle Systems, see "Where You Can Find More Information" on page 1.

TRUEVISION, INC.
2500 Walsh Avenue
Santa Clara, California 95051
(408) 562-4200

    Truevision designs, develops, manufactures, and markets professional-quality digital video products for Windows- and Macintosh-compatible computers and operating systems. Truevision's products convert and compress analog or digital video and permit users to:

    - Edit and manipulate video

    - Combine video with graphics
    - Combine video with animation

    - Display video creations

    Truevision's products are used by video professionals, corporate communicators, and amateur video enthusiasts, who use the equipment in a variety of ways, including:

- Replacing or supplementing traditional stand-alone video editing systems

- Creating training or Web applications

- Creating personal videography

Truevision was incorporated in California in 1987 and reincorporated in Delaware in 1995. For more information on Truevision, see "Where You Can Find More Information" on page 1.

BERNARDO MERGER CORPORATION
280 North Bernardo Avenue
Mountain View, California 94043
(650) 237-1600

    Bernardo was incorporated in Delaware in December 1998 for the purpose of effecting the merger. Bernardo is a wholly owned subsidiary of Pinnacle.

WALSH MERGER CORPORATION
280 North Bernardo Avenue
Mountain View, California 94043
(650) 237-1600

    Walsh Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Bernardo, was incorporated in Delaware in December 1998 for the purpose of effecting the merger. Walsh Merger Corporation is referred to in this document as "Merger Sub."

REASONS FOR THE MERGER

    The Boards of Directors of Pinnacle Systems and Truevision believe that the merger may result in a number of benefits to Pinnacle Systems' and Truevision's shareholders. The Pinnacle Systems and Truevision Boards believe that the combined Company will, among other things:

- Have a leadership position in providing products for the computer-based video post production market

- Compete more effectively in the desktop video editing and post-production market

- Develop new products and provide greater functionality for existing products

- Achieve potential product and operational synergies between Truevision and Pinnacle Systems

- Respond more quickly to technological change in the video editing industry

- Create a larger customer base

- Provide more efficient support coverage to its customers

- Increase market penetration

    In addition, the Pinnacle Systems Board believes that the merger may result in a number of benefits to Pinnacle Systems' shareholders, including, among other benefits:

- Enhanced opportunity to become the leading company in the desktop video market

- Expand Pinnacle Systems' line of video editing solutions to serve a broader array of customers and applications

- Enhanced opportunity to become the leader in the next generation architecture for video editing

- Ability to offer customers a broader choice of video capture and editing solutions

    In addition, the Truevision Board believes that the merger may result in a number of benefits to Truevision and its stockholders, including, among other benefits:

- Ability for Truevision to commit greater resources to product development efforts and to fund future growth, given Pinnacle Systems' financial strength

- Ability for Truevision to leverage Pinnacle Systems' customer base and sales force to increase sales of Truevision products

- Opportunity for Truevision, as part of the combined company, to compete more effectively in an increasingly competitive and rapidly changing industry

- Opportunity for greater liquidity and diversification of risk from Pinnacle common stock

    To review the background and reasons for the merger in greater detail, as well as the risks of the merger, see "The Merger and Related Transactions--Joint Reasons for the Merger" beginning on page 39, "--Pinnacle Systems' Reasons for the Merger" beginning on page 40, "--Truevision's Reasons for the Merger" beginning on page 41, "--Material Contacts and Board Deliberations" beginning on page 44, "--Opinion of Truevision's Financial Advisor" beginning on page 47 and "Risk Factors--Risks Related to the Merger" beginning on page 18.

TRUEVISION STOCKHOLDERS' MEETING

    The Truevision meeting will be held at Truevision's offices located at 2500 Walsh Avenue, Santa Clara, CA 95051 on March 11, 1999 at 10:00 local time. At the meeting, Truevision will ask its stockholders to approve and adopt the Merger Agreement and approve the merger.

    You are entitled to vote at the Truevision meeting if you owned shares of Truevision as of the close of business on February 4, 1999, the record date.

    At the close of business on the record date, 13,154,692 shares of Truevision common stock were outstanding and entitled to vote at the Truevision meeting. You will have one vote at the Truevision meeting for each share of Truevision common stock you owned as of the record date.

RECOMMENDATION TO THE TRUEVISION STOCKHOLDERS

    The Truevision Board believes that the merger is fair to, and is in the best interests of, both you and Truevision. The Truevision Board unanimously recommends that you vote "for" the proposal to approve and adopt the Merger Agreement and approve the merger.

VOTE REQUIRED

    The affirmative vote of a majority of the shares of Truevision common stock entitled to vote at the Truevision meeting is required to approve and adopt the Merger Agreement and to approve the merger.

VOTING AGREEMENTS

    Certain officers and directors of Truevision, who beneficially owned approximately 5.6% of the outstanding shares of Truevision common stock, including certain options and warrants, as of the record date, have agreed that, subject to certain exceptions, they will vote their shares of Truevision common stock in favor of approval of the Merger Agreement and the merger. See "The Truevision Meeting--Vote Required," beginning on page 32. These stockholders have also delivered proxies with respect to such matters to Pinnacle Systems that cannot be revoked. The form of the voting agreement that these Truevision stockholders signed and the related irrevocable proxy are included as Appendix B to this Proxy Statement/Prospectus. For more information on these voting agreements, see "The Merger and Related Transactions--Voting Agreements" beginning on page 53.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN HOLDERS

    As of the record date, the directors and executive officers of Truevision, as a group, beneficially owned approximately 1,060,950 shares of Truevision common stock.

TERMS OF THE MERGER

    For more information on terms of the merger, see "The Merger and Related Transactions" beginning on page 37.

    THE MERGER AGREEMENT IS ATTACHED AS APPENDIX A TO THIS PROXY
STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT. IT IS THE LEGAL DOCUMENT GOVERNING THE MERGER.

WHEN THE MERGER WILL OCCUR

    Assuming that both companies satisfy or waive all of the conditions in the Merger Agreement, we anticipate that the merger will occur on or before March 12, 1999. For more information on conditions and regulatory matters of the merger, see "The Merger and Related Transactions--Conditions to Consummation of the Merger" beginning on page 55 and "The Merger and Related Transactions--Regulatory Approvals Required" beginning on page 55.

WHAT TRUEVISION STOCKHOLDERS WILL RECEIVE IN THE MERGER

    If the merger is consummated, Truevision stockholders will receive 0.0313 of a share of Pinnacle common stock in exchange for each share of Truevision common stock they own prior to the merger. Truevision stockholders will receive only whole shares and will receive cash for any fractional shares.

    Similarly, each option to purchase Truevision common stock will convert into an option to purchase 3.13% as many shares of Pinnacle common stock at an adjusted exercise price. Pinnacle Systems will assume each Truevision option in accordance with the terms of the stock option plan under which the option was issued and the related stock option agreement. Likewise, each outstanding warrant to purchase Truevision common stock will convert into a warrant to purchase 3.13% as many shares of Pinnacle common stock at an adjusted exercise price. Pinnacle Systems will assume each warrant in accordance with its terms. For more information on conversion of shares and on stock options and warrants, see "The Merger and Related Transactions--General" beginning on page 37.

    Soon after the merger occurs, Pinnacle Systems' exchange agent will mail to the holders of Truevision common stock a letter of transmittal with respect to the surrender of valid certificates representing Truevision common stock, along with instructions for use of the letter of transmittal.

    Truevision stockholders should not surrender their Truevision stock certificates until after the merger and until they receive the letter of transmittal. For information on exchanging shares, see "The Merger and Related Transactions--Surrender of Truevision Common Stock Certificates" beginning on page 60.

OWNERSHIP OF PINNACLE SYSTEMS FOLLOWING THE MERGER

    Based on the capitalization of Truevision on the record date, Pinnacle Systems will issue an aggregate of 411,742 shares of Pinnacle common stock (excluding shares that may be issued in the future upon exercise of Truevision options or
Truevision warrants) in connection with the merger. In addition, by virtue of the merger, Pinnacle Systems will be obligated to issue an additional aggregate of 92,454 shares of Pinnacle common stock upon exercise, if and when exercised, of the Truevision options and Truevision warrants assumed in the Merger. Based further on the capitalization of Pinnacle Systems on the record date (not including outstanding options or warrants), and the number of additional shares of Pinnacle common stock that Pinnacle Systems will issue to Truevision stockholders in connection with the merger, the former holders of Truevision common stock will hold approximately 3.7% of the total number of shares of Pinnacle common stock issued and outstanding after consummation of the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The merger will be treated as a taxable transaction for federal income tax purposes. In general, a Truevision stockholder who receives shares of Pinnacle common stock in exchange for shares of Truevision common stock in the merger will recognize gain or loss for federal income tax purposes equal to the difference between the value of the shares of Pinnacle common stock received and the stockholder's tax basis in the shares of Truevision common stock exchanged. For more information, see "The Merger and Related Transactions--Certain Federal Income Tax Matters" beginning on page 58.

    TAX MATTERS ARE VERY COMPLICATED. THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. WE URGE STOCKHOLDERS TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

OPINION OF FINANCIAL ADVISOR

    In deciding to approve the merger, the Truevision Board considered the opinion of its financial advisor, BancBoston Robertson Stephens, that the aggregate merger consideration was fair, from a financial point of view to Truevision's stockholders. More information on this opinion is provided in the section of this Proxy Statement/Prospectus entitled "The Merger and Related Transactions--Opinion of Truevision's Financial Advisor" beginning on page 47 and the opinion, which is attached as Appendix E to this Proxy Statement/Prospectus. We encourage you to read that section and the opinion carefully and in their entirety.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    Truevision stockholders should note that certain members of Truevision management and the Truevision Board have interests in the merger as employees and/or directors that are different from, or in addition to, your interest as a stockholder.

    The Merger Agreement provides that the employment of Louis J. Doctor, Truevision's President and Chief Executive Officer, and R. John Curson, Truevision's Chief Financial Officer, will be terminated other than for cause. After the merger, Messrs. Doctor and Curson will each be retained as a part-time employee or consultant of the surviving entity in the merger. The change-of-control provisions in their existing employment agreements with Truevision provide that both Messrs. Doctor and Curson will receive cash bonuses as provided under the current Truevision executive bonus plan, assuming targets had been met for the full 1999 fiscal year. These bonuses will be paid at the time of the merger. Their options will remain in effect through their original terms.

    All shares of Truevision common stock underlying the options granted to Messrs. Doctor and Curson and the other members of the Truevision Board, and an outstanding warrant to Mr. Doctor will accelerate and vest immediately upon completion of the merger. Immediately after completion of the merger, Bernardo, as the sole stockholder of the surviving entity, will approve the amendment of all of the option agreements granted to members of the Truevision Board and the warrant held by Mr. Doctor to provide that such options and warrants may be exercisable for 10 years from the original date of grant.

    In connection with the merger, Mr. Doctor has also entered into an agreement not to compete with Pinnacle Systems. This agreement is attached as Appendix D to this Proxy Statement/ Prospectus.

    If Pinnacle Systems and Truevision complete the merger, Pinnacle Systems will continue certain indemnification arrangements for persons serving as directors and officers of Truevision at the time of the merger for at least six years following the consummation of the merger. Also, subject to certain limitations, Pinnacle Systems will maintain a policy of directors' and officers' liability insurance for the benefit of those persons for six years after the merger.

    For more information see "The Merger and Related Transactions--Interests of Certain Persons in the Merger" beginning on page 51.

CONDITIONS TO THE MERGER

    Pinnacle Systems will complete the merger only if a number of conditions are either satisfied or waived by Pinnacle Systems, some of which include:

    - The representations and warranties made by Truevision in the Merger Agreement (subject to certain materiality qualifications) are true and correct

    - Truevision performs certain covenants and obligations contained in the Merger Agreement in all material respects

    - The Truevision stockholders adopt and approve the Merger Agreement and approve the merger

    - There is no material adverse effect with respect to Truevision

    - There are no restraining orders, injunctions or other orders preventing the consummation of the merger
    Truevision will complete the merger only if a number of conditions are satisfied or waived by Truevision, some of which include:

    - The representations and warranties made by Pinnacle Systems in the Merger Agreement (subject to certain materiality qualifications) are true and correct

    - Pinnacle Systems performs certain covenants and obligations contained in the Merger Agreement in all material respects

    - The Truevision stockholders adopt and approve the Merger Agreement and approve the merger

    - There is no material adverse effect with respect to Pinnacle Systems

    - There are no restraining orders, injunctions or other orders preventing the consummation of the merger

    For more information on the conditions to the merger, see "The Merger and Related Transactions--Conditions to Consummation of the Merger" beginning on page 55.

TERMINATION OF THE MERGER AGREEMENT

    Either Pinnacle Systems or Truevision may terminate the Merger Agreement at any time prior to the time of the merger, whether before or after Truevision obtains the requisite stockholder approval, if:

    - Pinnacle Systems and Truevision Boards mutually consent

    - Pinnacle Systems and Truevision do not complete the merger by May 31, 1999

    - A governmental entity issues an order, decree or ruling or takes any other action which permanently prevents Pinnacle Systems or Truevision from consummating the merger

    - Truevision fails to obtain stockholder approval

    Pinnacle Systems may terminate the Merger Agreement at any time prior to the time of the merger, whether before or after Truevision obtains the requisite stockholder approval, if:

    - Truevision has withdrawn, modified or refrained from recommending the merger to its stockholders or if a third party has acquired beneficial ownership, or the right to acquire beneficial ownership of, at least 15% of Truevision's outstanding stock

    - Truevision breaches any of its representations, warranties or covenants contained in the Merger Agreement (subject to certain materiality qualifications)

    Truevision may terminate the Merger Agreement at any time prior to the time of the merger, whether before or after Truevision obtains the requisite stockholder approval, if:

    - Pinnacle Systems breaches any of its representations, warranties or covenants contained in the Merger Agreement (subject to certain materiality qualifications)

EXPENSES AND TERMINATION FEES

    Pinnacle Systems and Truevision have agreed that we will each pay our own fees and expenses in connection with the merger, whether or not we consummate the merger, except that we will share equally all fees and expenses (other than attorneys' fees) in connection with the printing and filing of this Proxy Statement/ Prospectus and the registration statement of which this Proxy Statement/Prospectus is a part. In addition, Truevision has agreed to pay Pinnacle Systems $500,000 in certain situations. For more information, see "The Merger and Related Transactions--Termination; Breakup Fees" beginning on page 57.

AFFILIATE AGREEMENTS

    Truevision has delivered to Pinnacle Systems executed affiliate agreements with certain stockholders who might be considered affiliates of Truevision under applicable securities laws. The purpose of these agreements is to comply with the requirements of certain federal securities laws with respect to such stockholders' ability to dispose of Pinnacle common stock received in the merger. A form of these affiliate agreements is included as Appendix C to this Proxy Statement/ Prospectus. For more information on these agreements, see "The Merger and Related Transactions--Restrictions on Resale of Pinnacle Common Stock" beginning on page 59.

ACCOUNTING TREATMENT

    The merger will be accounted for as a purchase.

REGULATORY APPROVALS

    The merger is subject to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"). Truevision and Pinnacle Systems have each made the notifications required under the HSR Act and have received notice of early termination on February 5, 1999. The merger must also comply with federal and state securities laws. For more information, see "The Merger and Related Transactions--Regulatory Approvals Required" beginning on page 55.

RIGHTS OF HOLDERS OF PINNACLE COMMON STOCK FOLLOWING THE MERGER

    The rights of Truevision's stockholders are currently governed by Delaware law and Truevision's certificate of incorporation and bylaws. The rights of Pinnacle Systems' shareholders are governed by California law and Pinnacle's articles of incorporation and bylaws. As of the time of the merger, Truevision stockholders will become Pinnacle Systems shareholders. There are important differences between the rights of stockholders of Truevision and shareholders of Pinnacle Systems. In particular, Pinnacle Systems has adopted a shareholders rights plan that, among other things, may discourage certain types of change of control provisions. For a description of these differences, see "Comparison of Rights of Shareholders" beginning on page 77.

RIGHTS OF DISSENTING SHAREHOLDERS

    Neither Truevision nor Pinnacle Systems shareholders are entitled to dissenter's rights in connection with the merger.

MARKETS AND MARKET PRICES

    Pinnacle common stock is quoted on the Nasdaq under the symbol "PCLE." Truevision common stock is quoted on Nasdaq under the symbol "TRUV." Following the consummation of the merger, Truevision common stock will cease to be quoted on Nasdaq.

    The following table sets forth the closing sale prices per share of Pinnacle common stock and Truevision common stock on December 15, 1998, the last trading day before Pinnacle Systems and Truevision announced that they signed the Merger Agreement and on February 5, 1999, the latest practicable trading day before printing of this Proxy Statement/Prospectus.

                           PINNACLE    TRUEVISION   TRUEVISION
                            COMMON       COMMON     EQUIVALENT
                           STOCK PER    STOCK PER    PER SHARE
                          SHARE PRICE  SHARE PRICE   PRICE (1)
                          -----------  -----------  -----------
December 15, 1998.......   $  28.813    $   0.719    $   0.902
February 5, 1999........   $  36.750    $   0.969    $   1.150

------------------------

(1) Represents the equivalent of one share of Truevision common stock calculated by multiplying the price per share of Pinnacle common stock by 0.0313, the exchange ratio in the merger.

    We cannot guarantee or predict the actual prices of Pinnacle Systems and Truevision Common Stock prior to or at the time Pinnacle Systems and Truevision consummate the merger. For more information on this risk, see "Risk Factors--Risks Related to Merger" beginning on page 18.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

    The following selected historical financial information of Pinnacle Systems and Truevision has been derived from their respective historical financial statements and should be read in conjunction with such consolidated financial statements and their notes, which are incorporated by reference into this document or included elsewhere herein. The unaudited historical financial statement data for Pinnacle Systems and Truevision as of and for the six months ended December 31, 1998 and December 26, 1998, respectively have been prepared on the same basis as the historical information in the audited financial statements and, in the opinion of the respective management of each company, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of the results of operations for such periods. For a more complete discussion of Truevision's selected historical financial data, see the footnotes beginning on page F-7 or the consolidated financial statements filed with Truevision's Annual Report on Form 10-K for the fiscal year ended June 27, 1998. The selected unaudited pro forma combined financial data is derived from the unaudited pro forma combined financial statements, appearing elsewhere herein, which give effect to the merger using the purchase method of accounting and should be read in conjunction with such pro forma statements and the notes thereto.

    The unaudited pro forma financial data are based on the historical audited and unaudited consolidated financial statements and notes thereto of Pinnacle Systems and Truevision, which are incorporated by reference into this document or included elsewhere herein. The pro forma adjustments are preliminary and based on available information and certain assumptions made by management. In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data.

    The pro forma combined statements of income data assumes the merger took place as of the beginning of the earliest period presented and combines:

    - Pinnacle Systems' unaudited consolidated statement of income for the six-month period ended December 31, 1998 with Truevision's unaudited consolidated statement of income for the six-month period ended December 26, 1998, and

    - Pinnacle Systems' consolidated statement of income for the twelve-month period ended June 30, 1998 and Truevision's consolidated statement of income for the year ended June 27, 1998.

    The pro forma combined balance sheet data assumes the merger took place on December 31, 1998 and combines:

    - Pinnacle Systems' December 31, 1998 consolidated balance sheet and Truevision's December 26, 1998 consolidated balance sheet.

    The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the merger been consummated in an earlier period, nor is it necessarily indicative of future operating results or financial position.

              PINNACLE SYSTEMS SELECTED HISTORICAL FINANCIAL DATA

                                     SIX MONTHS ENDED DECEMBER 31,                    FISCAL YEAR ENDED JUNE 30,
                                 --------------------------------------  -----------------------------------------------------
                                        1998                1997           1998       1997       1996       1995       1994
                                 -------------------  -----------------  ---------  ---------  ---------  ---------  ---------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales......................       $  71,445           $  44,395      $ 105,296  $  37,482  $  46,151  $  22,193  $  10,230
Cost of sales..................          33,210              20,853         48,715     23,997     23,854     11,291      5,057
                                        -------            --------      ---------  ---------  ---------  ---------  ---------
    Gross profit...............          38,235              23,542         56,581     13,485     22,297     10,902      5,173
                                        -------            --------      ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Engineering and product
    development................           6,653               4,990         11,652      7,579      5,140      2,405      1,806
  Sales and marketing..........          19,149              13,385         29,301     12,667      8,907      5,340      3,274
  General and administrative...           3,394               2,403          5,342      3,702      2,186      1,088        567
  In process research and
    development................          --                  16,960         16,960      4,894      3,991     --         --
                                        -------            --------      ---------  ---------  ---------  ---------  ---------
    Total operating expenses...          29,196              37,738         63,255     28,842     20,224      8,833      5,647
                                        -------            --------      ---------  ---------  ---------  ---------  ---------
    Operating income (loss)....           9,039             (14,196)        (6,674)   (15,357)     2,073      2,069       (474)
Interest income (expense),
  net..........................           2,275               1,068          3,139      2,867      3,345        738        (90)
                                        -------            --------      ---------  ---------  ---------  ---------  ---------
    Income (loss) before income
      taxes....................          11,314             (13,128)        (3,535)   (12,490)     5,418      2,807       (564)
Income tax expense.............          (2,266)               (766)        (2,685)    (2,445)    (1,734)      (567)        (2)
                                        -------            --------      ---------  ---------  ---------  ---------  ---------
  Net income (loss)............       $   9,048           $ (13,894)     $  (6,220) $ (14,935) $   3,684  $   2,240  $    (566)
                                        -------            --------      ---------  ---------  ---------  ---------  ---------
                                        -------            --------      ---------  ---------  ---------  ---------  ---------
Net income (loss) per share:
  Basic........................       $    0.87           $   (1.75)     $   (0.70) $   (2.02) $    0.51  $    0.53  $   (0.21)
                                        -------            --------      ---------  ---------  ---------  ---------  ---------
                                        -------            --------      ---------  ---------  ---------  ---------  ---------
  Diluted......................       $    0.80           $   (1.75)     $   (0.70) $   (2.02) $    0.47  $    0.43  $   (0.21)
                                        -------            --------      ---------  ---------  ---------  ---------  ---------
                                        -------            --------      ---------  ---------  ---------  ---------  ---------
Shares used to compute net
  income (loss) per share:
  Basic........................          10,363               7,942          8,907      7,402      7,158      4,266      2,745
                                        -------            --------      ---------  ---------  ---------  ---------  ---------
                                        -------            --------      ---------  ---------  ---------  ---------  ---------
  Diluted......................          11,302               7,942          8,907      7,402      7,803      5,220      2,745
                                        -------            --------      ---------  ---------  ---------  ---------  ---------
                                        -------            --------      ---------  ---------  ---------  ---------  ---------

                                               DECEMBER 31,                                JUNE 30,
                                       ----------------------------  -----------------------------------------------------
                                           1998           1997         1998       1997       1996       1995       1994
                                       -------------  -------------  ---------  ---------  ---------  ---------  ---------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital......................    $ 109,064      $  92,602    $ 100,496  $  57,662  $  72,337  $  26,588  $   2,647
Total assets.........................      159,487        118,193      132,937     70,007     84,561     32,724      5,904
Long-term debt.......................       --                325          163        475     --         --         --
Retained earnings (deficit)..........       (9,777)       (26,499)     (18,825)   (12,605)     2,330     (1,354)    (3,594)
Shareholders' equity.................      134,530        101,817      114,392     62,711     80,198     27,743      3,125

                 TRUEVISION SELECTED HISTORICAL FINANCIAL DATA

                                               SIX MONTHS ENDED                           FISCAL YEAR ENDED
                                               ----------------  -------------------------------------------------------------------
                                               DECEMBER DECEMBER  JUNE
                                               26,      27,        27,                       JUNE 29,                     JUNE 30,
                                                1998     1997     1998    JUNE 28, 1997        1996    JULY 1, 1995         1994
                                               -------  -------  -------  -------------      --------  ------------     ------------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
STATEMENT OF OPERATIONS DATA:
Net sales....................................  $13,873  $20,131  $36,789  $ 43,620           $71,536   $     66,318     $ 79,175
Cost of sales................................  8,849    11,394   20,597     30,412            43,323         51,623       60,293
                                               -------  -------  -------  -------------      --------  ------------     ------------
  Gross profit...............................  5,024    8,737    16,192     13,208            28,213         14,695       18,882

Operating expenses
  Research and development...................  2,492    2,624     4,976      6,899             7,247          6,831        7,844
  Selling, general and administrative........  4,543    4,908     9,729     17,399            16,761         20,536       25,287
  Restructuring and other
    costs....................................   --       --        --        1,680(A)          --             3,654(B)  $  6,694(C)
                                               -------  -------  -------  -------------      --------  ------------     ------------
  Income (loss) from operations..............  (2,011 ) 1,205     1,487    (12,770)            4,205        (16,326)     (20,943)
Interest and other expense, net..............    (28  )  (110  )   (101 )     (649)             (469 )         (230)          78
Litigation settlement expense................   --       --        --        --                --            (3,675)(D)    --
                                               -------  -------  -------  -------------      --------  ------------     ------------
  Income (loss) before provision for income
    taxes and cumulative effect of change in
    accounting principle.....................  (2,039 ) 1,095     1,386    (13,419)            3,736        (20,231)     (20,865)
Provision for income taxes...................   --         33        42      1,510               110        --             --
                                               -------  -------  -------  -------------      --------  ------------     ------------
  Income (loss) before cumulative effect.....  (2,039 ) 1,062     1,344    (14,929)            3,626        (20,231)     (20,865)
Cumulative effect of change in accounting
  principle..................................   --       --        --       (4,858)(E)         --           --             --
                                               -------  -------  -------  -------------      --------  ------------     ------------
  Net income (loss)..........................  $(2,039) $1,062   $1,344   $(19,787)          $ 3,626   $    (20,231)    $(20,865)
                                               -------  -------  -------  -------------      --------  ------------     ------------
                                               -------  -------  -------  -------------      --------  ------------     ------------
Net income (loss) per share:
  Basic......................................  $(0.16 ) $0.08    $ 0.10   $  (1.56)          $  0.29   $      (2.12)    $  (2.20)
                                               -------  -------  -------  -------------      --------  ------------     ------------
                                               -------  -------  -------  -------------      --------  ------------     ------------
  Diluted....................................  $(0.16 ) $0.08    $ 0.10   $  (1.56)          $  0.27   $      (2.12)    $  (2.20)
                                               -------  -------  -------  -------------      --------  ------------     ------------
                                               -------  -------  -------  -------------      --------  ------------     ------------
Shares used to compute net income (loss) per
  share:
  Basic......................................  13,093   12,796   12,893     12,694            12,403          9,565        9,466
                                               -------  -------  -------  -------------      --------  ------------     ------------
                                               -------  -------  -------  -------------      --------  ------------     ------------
  Diluted....................................  13,093   13,367   13,246     12,694            13,535          9,565        9,466
                                               -------  -------  -------  -------------      --------  ------------     ------------
                                               -------  -------  -------  -------------      --------  ------------     ------------

                                                                   JUNE
                                                   DECEMBER 26,     27,                       JUNE 29,
                                                       1998        1998    JUNE 28, 1997        1996    JULY 1, 1995
                                                   -------------  -------  -------------      --------  ------------
                                                                            (IN THOUSANDS)

BALANCE SHEET DATA:
Working capital..................................    $   6,338    $8,100   $  5,027           $22,419   $     14,215
Total assets.....................................       13,878    18,054     20,488            39,928         40,726
Long-term obligations............................           27        44         86               151             44
Accumulated deficit..............................      (45,834)   (43,795)  (45,139)          (25,352 )      (28,978)
Stockholders' equity.............................        7,912     9,889      7,876            27,103         18,527
Current ratio....................................          2.1       2.0        1.4               2.8            1.6


                                                     JUNE 30,
                                                       1994
                                                   ------------

BALANCE SHEET DATA:
Working capital..................................  $ 23,671
Total assets.....................................    44,701
Long-term obligations............................       247
Accumulated deficit..............................    (8,747)
Stockholders' equity.............................    30,231
Current ratio....................................       2.7

(A) During the quarter ended June 28, 1997, Truevision recorded a charge for restructuring and other costs of $1,680,000.

(B) During the quarter ended September 30, 1994, Truevision recorded a charge for restructuring and other costs of $3,654,000. This charge included write-offs of a discontinued product line and the costs of downsizing international operations.

(C) During the quarter ended September 30, 1993, Truevision recorded a charge for restructuring and litigation of $6,694,000. This charge included costs of downsizing and integrating operations, write-down of certain assets as a result of the discontinuance of certain product lines and write-off of other impaired assets.

(D) In fiscal 1995, Truevision accrued $3,675,000 for settlement of a stockholder class action lawsuit. This amount, together with $3,000,000 of insurance proceeds, were paid in fiscal 1996.

(E) During the quarter ended September 28, 1996, Truevision recorded a charge of $4,858,000 for the cumulative effect of changing its method of accounting for revenue recognition for shipments to distributors.

                        PINNACLE SYSTEMS AND TRUEVISION
                  SELECTED UNAUDITED PRO FORMA FINANCIAL DATA

                                                                                FISCAL YEAR
                                                           SIX MONTHS ENDED        ENDED
                                                          DECEMBER 31, 1998    JUNE 30, 1998
                                                          ------------------  ----------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE
                                                                    AND RATIO DATA)
STATEMENT OF OPERATIONS DATA
Net sales...............................................     $     85,245        $  141,554
Income (loss) before income taxes.......................            8,805            (3,148)
                                                                 --------          --------
Net income (loss).......................................     $      7,041        $   (5,855)
                                                                 --------          --------
                                                                 --------          --------
Basic net income (loss) per share.......................     $       0.65        $    (0.63)
                                                                 --------          --------
                                                                 --------          --------
Diluted net income (loss) per share.....................     $       0.60        $    (0.63)
                                                                 --------          --------
                                                                 --------          --------
Basic average common shares and equivalents.............           10,773             9,317
Diluted average common shares and equivalents...........           11,712             9,317

BALANCE SHEET DATA:
Total assets............................................     $    177,753
Long-term obligations...................................               27
Stockholders' equity....................................          146,830
Working capital.........................................          116,359
Current ratio...........................................             4.77

                     COMPARATIVE (UNAUDITED) PER SHARE DATA

    The following tables set forth certain historical per share data of Pinnacle Systems and Truevision and combined per share data on an unaudited pro forma basis after giving effect to the merger on a purchase accounting basis assuming the issuance of 0.0313 shares of Pinnacle common stock in exchange for each share of Truevision common stock. This data should be read in conjunction with the Selected Historical Financial Data and the separate historical consolidated financial statements of Pinnacle Systems and Truevision included elsewhere herein or incorporated by reference in this Proxy Statement/Prospectus. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as representative of future operations.

                                                                              SIX MONTH PERIOD ENDED     YEAR ENDED
                                                                                 DECEMBER 31, 1998      JUNE 30, 1998
                                                                             -------------------------  -------------
Historical Pinnacle Systems:
  Basic net income (loss) per share........................................          $    0.87            $   (0.70)
  Diluted net income (loss) per share......................................          $    0.80            $   (0.70)

                                                                             SIX MONTH PERIOD ENDED     YEAR ENDED
                                                                                DECEMBER 26, 1998      JUNE 27, 1998
                                                                             -----------------------  ---------------
Historical Truevision:
  Basic net income (loss) per share........................................         $   (0.16)           $    0.10
  Diluted net income (loss) per share......................................         $   (0.16)           $    0.10

                                                                              SIX MONTH PERIOD ENDED     YEAR ENDED
                                                                                 DECEMBER 31, 1998      JUNE 30, 1998
                                                                             -------------------------  -------------
Pro Forma Combined basic net income (loss) (1)(2):
Per Pinnacle Systems share.................................................          $    0.65            $   (0.63)
Equivalent per Truevision share............................................          $    0.02            $   (0.02)

Pro Forma Combined diluted net income (loss) (1)(2):
Per Pinnacle Systems share.................................................          $    0.60            $   (0.63)
Equivalent per Truevision share............................................          $    0.02            $   (0.02)

                                                                                                       AS OF
                                                                                                 DECEMBER 31, 1998
                                                                                                 -----------------
Book value per share (3)
  Historical Pinnacle Systems..................................................................      $   12.73
  Historical Truevision........................................................................      $    0.60
  Pro forma combined per Pinnacle Systems share (4)............................................      $   13.43
  Pro forma equivalent combined per Truevision share (4).......................................      $    0.42

------------------------

(1) The equivalent pro forma combined per Truevision share amount is calculated by multiplying the pro forma combined share amounts by the exchange ratio of
    0.0313 shares of Pinnacle common stock for each share of Truevision common stock.

(2) Excludes an estimated in process research and development write-off of approximately $3.0 million and estimated integration expenses of approximately $1.0 to $3.0 million.

(3) The historical book value per share is computed by dividing shareholders' equity by the number of shares of common stock outstanding at December 31, 1998. The pro forma combined book value per share is computed by dividing pro forma shareholders' equity by the pro forma number of shares of Pinnacle common stock outstanding as of December 31, 1998, assuming the merger had occurred as of that date.

(4) Pinnacle Systems estimates it will incur direct transaction costs and additional costs associated with the integration of the two companies of approximately $2.0 to $3.0 million associated with the merger, which will be included as part of the purchase price to be allocated to the Truevision assets acquired. The pro forma combined book value per share data gives effect to the estimated direct transaction costs as if such costs had been incurred as of the respective balance sheet date. The direct transaction costs are not included in the pro forma combined net income per share data. See "Unaudited Pro Forma Financial Information and Notes Thereto."

                         COMPARATIVE MARKET PRICE DATA

    This table below sets forth, for the calendar quarters indicated, the reported high and low sales prices of Pinnacle common stock and Truevision common stock as reported on Nasdaq.

                                                                                     PINNACLE             TRUEVISION
                                                                                   COMMON STOCK          COMMON STOCK
                                                                               --------------------  --------------------
                                                                                 HIGH        LOW       HIGH        LOW
                                                                               ---------  ---------  ---------  ---------
1997 FISCAL YEAR
  First Quarter..............................................................  $   21.25  $    9.25  $    8.00  $    4.00
  Second Quarter.............................................................      13.88       8.88       4.63       2.44
  Third Quarter..............................................................      15.25       9.25       4.13       2.25
  Fourth Quarter.............................................................      19.00      12.50       2.88       1.50

1998 FISCAL YEAR
  First Quarter..............................................................      31.25      17.13       4.13       1.63
  Second Quarter.............................................................      33.50      20.00       5.19       1.80
  Third Quarter..............................................................      37.88      20.00       3.06       2.00
  Fourth Quarter.............................................................      43.50      26.00       2.88       0.75

1999 FISCAL YEAR
  First Quarter..............................................................      38.25      18.56       2.00       1.00
  Second Quarter.............................................................      38.25      19.00       1.28       0.50
  Third Quarter (through February 5, 1999)...................................      42.00      33.44       1.25       0.81

    On December 15, 1998, the last full trading day prior to the public announcement of the execution and delivery of the Merger Agreement, the closing prices on Nasdaq were $28.813 per share of Pinnacle common stock and $0.719 per share of Truevision common stock. On February 5, 1999, the closing prices on Nasdaq were $36.75 per share of Pinnacle common stock and $0.969 per share of Truevision common stock.

    Because the exchange ratio of 0.0313 is fixed, changes in the market price of Pinnacle common stock will affect the dollar value of the Pinnacle common stock to be received by stockholders of Truevision in the merger. Truevision stockholders are urged to obtain current market quotations for Pinnacle common stock and Truevision common stock prior to the Truevision meeting.

    Neither Pinnacle Systems nor Truevision has paid cash dividends. After the merger, Pinnacle Systems intends to retain earnings for development of its business and not to distribute earnings to shareholders as dividends. The declaration and payment by Pinnacle Systems of any future dividends and the amount thereof will depend upon Pinnacle Systems' results of operations, financial condition, cash requirements, future prospects, limitations imposed by credit agreements or senior securities and other factors deemed relevant by the Pinnacle Systems Board.

                                  RISK FACTORS

    THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY HOLDERS OF TRUEVISION COMMON STOCK IN EVALUATING WHETHER TO APPROVE AND ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER. THESE FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS.

    THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING PINNACLE SYSTEMS AND TRUEVISION. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE DO NOT CURRENTLY BELIEVE ARE IMPORTANT MAY ALSO HARM OUR BUSINESS OPERATIONS.

    IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OUR RESULTS OF OPERATIONS COULD BE SERIOUSLY HARMED. IF THAT HAPPENS, THE TRADING PRICE OF PINNACLE COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO THE MERGER

    INTEGRATING PINNACLE SYSTEMS AND TRUEVISION INVOLVES RISKS THAT MAY NEGATIVELY IMPACT THE COMBINED COMPANY.

    The successful combination of companies in the high technology industry may be more difficult to accomplish than in other industries. The anticipated benefits of the merger will not be achieved unless the operations of Truevision are successfully combined with those of Pinnacle Systems in a timely manner. Prior to the merger, Pinnacle Systems and Truevision have operated independently, each with its own business, business culture, clients, employees and systems. Following the merger, the combined company must operate as a single organization utilizing common (1) information communication systems; (2) operating procedures; (3) financial controls; and (4) human resource practices, including benefit, training and professional development programs. There may be substantial difficulties, costs and delays involved in integrating Pinnacle Systems and Truevision which could harm the combined company. These difficulties, costs and delays may include:

    - Diversion of the attention of management

    - Potential incompatibility of business cultures

    - Interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses

    - Difficulties in assimilating Pinnacle Systems' and Truevision's product offerings

    - Difficulties in coordinating Pinnacle Systems' and Truevision's research and development and sales and marketing efforts

    - Costs and delays in implementing common systems and procedures, including financial accounting systems

    - Costs and inefficiencies in delivering services to the clients of the combined company

    - Inability to retain and integrate key management, technical sales and customer support personnel

    Also, the engineering teams of Pinnacle Systems and Truevision may not successfully cooperate and realize any technological benefits. For these reasons, Pinnacle Systems may not realize any of the anticipated benefits of the merger. In addition, the announcement and consummation of the merger could cause customers and potential customers of Pinnacle Systems or Truevision to delay or cancel orders for products as a result of customer concerns and uncertainty over product evolution, integration and support of the combined company's products. A delay or cancellation of orders could harm the business, results of operations and financial condition of either or both of Pinnacle Systems or Truevision.

    THE NUMBER OF SHARES OF PINNACLE COMMON STOCK RECEIVED IN THE MERGER WILL NOT INCREASE OR DECREASE DUE TO CHANGES IN THE PRICE OF EITHER COMPANY'S STOCK.

    As a result of the merger, each Truevision stockholder will receive 0.0313 of a share of Pinnacle common stock for each share of Truevision common stock held by such stockholder. The Merger Agreement does not provide for adjustment of the exchange ratio based on fluctuations in the price of Pinnacle common stock. As a result, Truevision stockholders will not be compensated for decreases in the market price of Pinnacle common stock that could occur before the merger. Similarly, Truevision stockholders will not be compensated for positive developments, if any, in Truevision's business, unless and to the extent such changes result in an increase in the market price of Pinnacle common stock. If the market price of Pinnacle common stock decreases or increases prior to the merger, the market value at the closing of the merger of Pinnacle common stock to be received by Truevision stockholders in the merger would correspondingly decrease or increase. The market prices of Pinnacle common stock and Truevision common stock as of a recent date are set forth herein under "Summary--Markets and Market Prices." Truevision stockholders are advised to obtain recent market quotations for Pinnacle common stock and Truevision common stock. The market prices of both Pinnacle Systems and Truevision common stock have fluctuated historically and are likely to continue to fluctuate. See "Summary--Markets and Market Prices" and "--Pinnacle Systems' stock price may be volatile."

    SUBSTANTIAL EXPENSES RESULTING FROM THE MERGER MAY HAVE AN ADVERSE EFFECT ON THE COMBINED COMPANY.

    Pinnacle Systems and Truevision estimate that the negotiation and implementation of the merger will result in aggregate pre-tax expenses to Pinnacle Systems and Truevision of approximately $2 million to $3 million, primarily relating to the fees of financial advisors, attorneys and accountants. Pinnacle Systems expects to incur in-process research and development write-off of approximately $3 million to $4 million in the quarter in which the merger closes. The actual amount of such charges will depend upon facts and circumstances at the date of acquisition and will be determined using an independent valuation. Pinnacle Systems also expects to take additional charges associated with combining the operations of the two companies of approximately $1 million to $3 million. It is possible that Pinnacle Systems' and Truevision's estimate is incorrect or that unanticipated contingencies will occur that will substantially increase the costs of combining the companies' operations. In any event, costs associated with the merger will negatively impact results of operations in the quarter in which the merger occurs.

    THE MERGER MAY NOT CLOSE BECAUSE PINNACLE SYSTEMS AND TRUEVISION MAY NOT SATISFY CONDITIONS TO CLOSING.

    Pinnacle Systems' and Truevision's obligations to complete the merger are subject to the satisfaction of various conditions set forth in the Merger Agreement. These conditions are set forth in "Merger and Related Transactions--Conditions to Consummation of the Merger." Pinnacle Systems or Truevision may not be able to satisfy in a timely manner one or more of the other conditions required to be satisfied prior to the closing of the merger.

RISKS RELATED TO THE BUSINESS AND OPERATIONS OF PINNACLE SYSTEMS

    THERE ARE VARIOUS FACTORS WHICH MAY CAUSE PINNACLE SYSTEMS' NET REVENUES AND OPERATING RESULTS TO FLUCTUATE.

    Pinnacle Systems' quarterly and annual operating results have varied significantly in the past and may continue to fluctuate because of a number of factors, many of which are outside Pinnacle Systems' control. These factors include:

    - Timing of significant orders from and shipments to major OEM customers

    - Timing and market acceptance of new products

    - Success in developing, introducing and shipping new products

    - Dependence on distribution channels through which Pinnacle Systems' products are sold

    - Increased competition and pricing pressure

    - Accuracy of Pinnacle Systems' and resellers' forecasts of end user demand

    - Accuracy of inventory forecasts

    - Ability to obtain sufficient supplies from its subcontractors

    - Timing and level of consumer product returns

    - Foreign currency fluctuations

    - Costs of integrating acquired operations

    - General domestic and international economic conditions, such as the current economic downturn in Asia

    Pinnacle Systems also experiences significant fluctuations in orders and sales due to seasonal fluctuations, the timing of major trade shows and the sale of consumer products in anticipation of the holiday season. Sales usually slow down during the summer months of July and August, especially in Europe. Also, Pinnacle Systems attends a number of annual trade shows which can influence the order pattern of products, including the NAB convention held in April, the IBC convention held in September and the COMDEX exhibition held in November. Pinnacle Systems' operating expense levels are based, in part, on its expectations of future revenue and, as a result, net income would be disproportionately affected by a shortfall in net sales. Due to these factors, Pinnacle Systems believes that quarter-to-quarter comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance.

    PINNACLE SYSTEMS' STOCK PRICE MAY BE VOLATILE.

    The trading price of Pinnacle Systems' common stock has in the past and could in the future fluctuate significantly. The fluctuations have been or could be in response to numerous factors including:

    - Quarterly variations in results of operations

    - Announcements of technological innovations or new products by Pinnacle Systems, their customers or competitors

    - Changes in securities analysts' recommendations

    - Earnings estimates for Pinnacle Systems

    - General fluctuations in the stock market

    Pinnacle Systems' revenues and results of operations may be below the expectations of public market securities analysts or investors. This could result in a sharp decline in the market price of Pinnacle Systems' common stock. In addition, stock markets have from time to time experienced extreme price and volume fluctuations. The market prices for high technology companies have been particularly affected by these market fluctuations and such effects have often been unrelated to the operating performance of such companies. These broad market fluctuations may cause a decline in the market price of Pinnacle Systems' common stock.

    In the past, following periods of volatility in the market price of a company's stock, securities class action litigation has been brought against the issuing company. Although no such litigation has been brought against Pinnacle Systems, it is possible that similar litigation could be brought against Pinnacle Systems. Such litigation could result in substantial costs and would likely divert management's attention and resources. Any adverse determination in such litigation could also subject Pinnacle Systems to significant liabilities.

    PINNACLE SYSTEMS' FAILURE TO ACQUIRE AND SUCCESSFULLY INTEGRATE THE BUSINESSES IT ACQUIRES COULD NEGATIVELY IMPACT IT.

    In August 1997, Pinnacle Systems completed the acquisition of certain assets from miro Computer Products AG ("Miro Acquisition"). Pinnacle Systems may in the near- or long-term pursue acquisitions of complementary businesses, products or technologies. Integrating acquired operations is a complex, time-consuming and expensive process. All acquisitions involve risks that could materially and adversely affect Pinnacle Systems' business and operating results. These risks include:

    - Distracting management from the day-to-day operations of Pinnacle Systems' business

    - Costs, delays and inefficiencies associated with integrating acquired operations, products and personnel

    - The potential to result in dilutive issuance of Pinnacle Systems' equity securities

    - The incurrence of debt and amortization expenses related to goodwill and other intangible assets

    PINNACLE SYSTEMS MAY FAIL TO SELL PRODUCTS IN THE CONSUMER MARKET.

    Pinnacle Systems entered the consumer market with the purchase of the VideoDirector product line from Gold Disk in June 1996. Pinnacle Systems began shipping its first internally developed consumer product, the VideoDirector Studio 200, in March 1997 and began shipping a successor product, the Studio 400 in June 1998. In addition, with the Miro Acquisition in August 1997, Pinnacle Systems acquired Miro's consumer products and European sales organization. Pinnacle Systems aims to expend considerable resources to develop, market and sell products into the consumer market. Pinnacle Systems expects to devote significant effort and resources to developing its consumer market. However, Pinnacle Systems could fail since it currently lacks:

    - Significant experience marketing and selling products through the consumer distribution channels.

    - Established relationships with distributors and retailers

    - A fully developed infrastructure to support electronic retail stores and telephone and internet orders.

    Additionally, several factors beyond Pinnacle Systems' control could hurt consumer product sales and consequently Pinnacle Systems' financial condition. These factors include:

    - Pinnacle Systems' products may have compatibility problems with other manufacturers' electronic components

    - Pinnacle Systems, and not the reseller, bears the risk of obsolete inventory and inventory returns

    - The growth of the consumer video market is difficult to predict

    PINNACLE SYSTEMS' SALES ARE CONCENTRATED AMONGST OEM CUSTOMERS AND PINNACLE SYSTEMS COULD BE NEGATIVELY AFFECTED IF SALES TO THESE CUSTOMERS WERE TO DECLINE.

    Pinnacle Systems has been highly dependent on sales of its Alladin and Genie products to OEMs. Sales to Avid Technology, Inc. accounted for approximately 5.8% in the quarter ended December 31, 1998, 10.7% of net sales in fiscal 1998 and 26.4% of sales in fiscal 1997. Though this concentration has lessened during the last fiscal years, it still subjects Pinnacle Systems to a number of risks. In particular, its operating results will vary on a quarter-to-quarter basis as a result of variations in the ordering patterns of OEM customers. Pinnacle Systems' results of operations have in the past and could in the future be materially harmed by the failure of anticipated orders to materialize, by deferrals or cancellations of orders, or if overall OEM demand were to decline. For example, since sales to Avid began in fiscal 1996, quarterly sales to Avid have fluctuated substantially from a high of $5.6 million to a low of $1.0 million, and Pinnacle Systems anticipates that such fluctuations may continue. If sales to OEM customers were to decrease, Pinnacle Systems' business could be materially harmed.

    IF PINNACLE SYSTEMS' PRODUCTS DO NOT KEEP PACE WITH THE TECHNOLOGICAL DEVELOPMENTS IN THE RAPIDLY CHANGING VIDEO POST-PRODUCTION EQUIPMENT INDUSTRY, THEN IT MAY BE ADVERSELY AFFECTED.

    The video post-production equipment industry is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The introduction of products embodying new technologies or the emergence of new industry standards can render existing products obsolete or unmarketable. Delays in the introduction or shipment of new or enhanced products, the inability of Pinnacle Systems to timely develop and introduce such new products, the failure of such products to gain significant market acceptance or problems associated with new product transitions could materially harm Pinnacle Systems' business, particularly on a quarterly basis.

    Pinnacle Systems is critically dependent on the successful introduction, market acceptance, manufacture and sale of new products that offer its customers additional features and enhanced performance at competitive prices. These products include AlladinPRO, Studio 400, miroVIDEO DC50, Studio DC10 plus and Studio MP10, as well as products that began shipping in the first fiscal quarter of 1998, such as FXDeko and ReelTime Nitro. Once a new product is developed, Pinnacle Systems must rapidly commence volume production. This process requires accurate forecasting of customer requirements and attainment of acceptable manufacturing costs. The introduction of new or enhanced products also requires Pinnacle Systems to manage the transition from older, displaced products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. For example, the introduction of DVExtreme, Lightning and Studio 400 has resulted in a significant decline in sales of Prizm, Flashfile and Studio 200 and a write down of inventory. In addition, as is typical with any new product introduction, quality and reliability problems may arise. Any such problems could result in reduced bookings, manufacturing rework costs, delays in collecting accounts receivable, additional service warranty costs and a limitation on market acceptance of the product.

    IF PINNACLE SYSTEMS DOES NOT EFFECTIVELY COMPETE, ITS BUSINESS WILL BE
HARMED.

    The market for Pinnacle's products is highly competitive. Pinnacle Systems competes in the broadcast, desktop and consumer video production markets. Pinnacle anticipates increased competition in each of the broadcast, desktop and consumer video production markets, particularly since the industry is undergoing a period of technological change and consolidation. Competition for Pinnacle Systems' broadcast, consumer and video products is generally based on:

    - Product performance

    - Breadth of product line

    - Quality of service and support

    - Market presence

    - Price

    - Ability of competitors to develop new, higher performance, lower cost consumer video products

    Pinnacle Systems' competitors in the broadcast, consumer and video market include companies with substantially greater financial, technical, marketing, sales and customer support resources, greater name recognition and larger installed customer bases than Pinnacle Systems. In addition, these competitors have established relationships with current and potential customers of Pinnacle Systems and some offer a wide variety of video equipment that can be bundled in certain large system sales.

    Principal competitors in the broadcast market include:

       Chyron Corporation
       Matsushita Electric Industrial Co. Ltd.
       Quantel Ltd. (a division of Carlton Communications Plc)
       Accom, Inc.
       Sony Corporation

    Principal competitors in the desktop and consumer markets are:

       Quantel Ltd. (a division of Carlton Communications Plc)
       Accom, Inc.
       Sony Corporation
       Avid Technology, Inc.
       Digitel Processing Systems, Inc.
       Fast Multimedia
       Iomega Corp.
       Matrox Electronics Systems, Ltd.
       Media 100, Inc.
       Adobe Systems, Inc.

    These lists are not all-inclusive.

    The consumer market in which certain of Pinnacle Systems' products compete is an emerging market and the sources of competition are not yet well defined. There are several established video companies that are currently offering products or solutions that compete directly or indirectly with Pinnacle Systems' consumer products by providing some or all of the same features and video editing capabilities. In addition, Pinnacle Systems expects that existing manufacturers and new market entrants will develop new, higher performance, lower cost consumer video products that may compete directly with Pinnacle Systems' consumer products. Pinnacle Systems expects that potential competition in this market is likely to come from existing video editing companies, software application companies, or new entrants into the market, many of which have the financial resources, marketing and technical ability to develop products for the consumer video market. Increased competition in any of these markets could result in price reductions, reduced margins and loss of market share. Any of these effects could materially harm Pinnacle Systems' business.

    PINNACLE SYSTEMS IS DEPENDENT ON CONTRACT MANUFACTURERS AND SINGLE OR LIMITED SOURCE SUPPLIERS FOR ITS COMPONENTS. IF THESE MANUFACTURERS AND SUPPLIERS DO NOT MEET PINNACLE SYSTEMS' DEMAND EITHER IN VOLUME OR QUALITY, THEN PINNACLE SYSTEMS COULD BE MATERIALLY HARMED.

    Pinnacle Systems relies on subcontractors to manufacture its consumer products and the major subassemblies of its broadcast and desktop products. Pinnacle Systems and its manufacturing subcontractors are dependent upon single or limited source suppliers for a number of components and parts used in Pinnacle Systems' products, including certain key integrated circuits. Pinnacle Systems' strategy to rely on subcontractors and single or limited source suppliers involves a number of significant risks, including:

    - Loss of control over the manufacturing process

    - Potential absence of adequate capacity

    - Potential delays in lead times

    - Unavailability of certain process technologies

    - Reduced control over delivery schedules, manufacturing yields, quality and costs

    - Unexpected increases in component costs

    If any significant subcontractor or single or limited source supplier becomes unable or unwilling to continue to manufacture these subassemblies or provide critical components in required volumes, Pinnacle Systems will have to identify and qualify acceptable replacements or redesign its products with different components. Additional sources may not be available and product redesign may not be feasible on a timely basis. This could materially harm Pinnacle Systems' business. Any extended interruption in the supply of or increase in the cost of the products, subassemblies or components manufactured by third party subcontractors or suppliers could materially harm Pinnacle Systems' business.

    WITHOUT A DIRECT SALES FORCE, PINNACLE SYSTEMS RELIES HEAVILY ON DEALERS AND OEMS TO MARKET, SELL, AND DISTRIBUTE ITS PRODUCTS. IN TURN, PINNACLE SYSTEMS DEPENDS HEAVILY ON THE SUCCESS OF THESE RESELLERS. IF THESE RESELLERS DO NOT SUCCEED IN EFFECTIVELY DISTRIBUTING PINNACLE SYSTEMS' PRODUCTS, THEN PINNACLE SYSTEMS' FINANCIAL PERFORMANCE WILL BE NEGATIVELY AFFECTED.

    These resellers may:

    - Not effectively promote or market Pinnacle Systems' products

    - Experience financial difficulties and even close operations

    Pinnacle Systems' dealers and retailers are not contractually obligated to sell Pinnacle Systems' products. Therefore, they may, at any time:

    - Refuse to promote or pay for Pinnacle Systems' products

    - Discontinue Pinnacle Systems' products in favor of a competitor's product

    Also, with these distribution channels standing between them and the actual market, Pinnacle Systems may not be able to accurately gauge current demand for products and anticipate demand for newly introduced products, such as AlladinPro, DC50, Studio 400, FXDeko ReelTime Nitro, Studio DC10 plus and Studio MP10. For example, dealers may place large initial orders for a new product just to keep their stores stocked with the newest products and not because there is a significant demand for them.

    As to consumer products offerings, Pinnacle Systems has expanded its distribution network to include several consumer channels, including large distributors of products to computer software and hardware retailers, which in turn sell products to end users. Pinnacle Systems also sells its consumer products directly to some retailers. Rapid change and financial difficulties of distributors have characterized distribution channels for consumer retail products. These arrangements have exposed Pinnacle Systems to the following risks, some of which are out of Pinnacle Systems' control:

    - Pinnacle Systems is obligated to provide price protection to such retailers and distributors and, while the agreements limit the conditions under which product can be returned to Pinnacle Systems, Pinnacle Systems may be faced with significant product returns or price protection obligations

    - The distributors or retailers may not continue to stock and sell Pinnacle Systems consumer products

    - Retailers and retail distributors most likely will carry competing products

    Any of the foregoing events could materially harm Pinnacle Systems' business.

    IF CERTAIN KEY EMPLOYEES OF PINNACLE SYSTEMS LEAVE OR ARE NO LONGER ABLE TO PERFORM SERVICES FOR PINNACLE SYSTEMS, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON PINNACLE SYSTEMS' BUSINESS.

    Pinnacle Systems believes that the efforts and abilities of its senior management and key technical personnel are very important to its continued success. In particular, if Mark Sanders or Ajay Chopra left or were unable to perform services for Pinnacle Systems, Pinnacle Systems' business could be materially harmed. Only one of Pinnacle Systems senior management or key technical personnel is bound by an employment agreement and none are the subject of key man life insurance.

    PINNACLE SYSTEMS MAY NOT BE ABLE TO ATTRACT AND RETAIN A SUFFICIENT NUMBER OF MANAGERIAL PERSONNEL AND TECHNICAL EMPLOYEES TO COMPETE SUCCESSFULLY.

    Pinnacle Systems' success is dependent upon its ability to attract and retain qualified technical and managerial personnel. There are not enough engineers, technical support, software services and managers available to meet the current demands of the computer industry. Pinnacle Systems may not be able to retain its key technical and managerial employees or attract, assimilate and retain such other highly-qualified technical and managerial personnel as required in the future. Also, employees may leave Pinnacle Systems and subsequently compete against Pinnacle Systems, or contractors may perform services for competitors of Pinnacle Systems. If Pinnacle Systems is unable to retain key personnel, its business could be materially harmed.

    PINNACLE SYSTEMS MAY BE UNABLE TO PROTECT ITS PROPRIETARY INFORMATION AND PROCEDURES EFFECTIVELY.

    Pinnacle Systems must protect its proprietary technology and operate without infringing the intellectual property rights of others. Pinnacle Systems relies on a combination of patent, copyright, trademark and trade secret laws and other intellectual property protection methods to protect its proprietary technology. In addition, Pinnacle Systems generally enters into confidentiality and nondisclosure agreements with its employees and OEM customers and limits access to and distribution of its proprietary technology. These steps may not protect Pinnacle Systems proprietary information nor give it any competitive advantage. Others may independently develop substantially equivalent intellectual property or otherwise gain access to Pinnacle Systems' trade secrets or intellectual property, or disclose such intellectual property or trade secrets. Pinnacle Systems has an application pending with the United States Patent and Trademark Office, which may not be granted, and any future patent applications may not be allowed. If Pinnacle Systems is unable to protect its intellectual property, Pinnacle Systems' business could be materially harmed.

    PINNACLE SYSTEMS MAY BE ADVERSELY AFFECTED IF IT IS SUED BY A THIRD PARTY OR IF PINNACLE SYSTEMS DECIDES TO SUE A THIRD PARTY FOR INFRINGEMENT.

    There has been substantial litigation regarding patent, trademark and other intellectual property rights involving technology companies. In the future, litigation may be necessary to enforce any patents issued to Pinnacle Systems, to protect its trade secrets, trademarks and other intellectual property rights owned by Pinnacle Systems, or to defend Pinnacle Systems against claimed infringement. This litigation may

    - Divert management's attention away from the operation of Pinnacle Systems' business

    - Result in the loss of Pinnacle Systems' proprietary rights

    - Subject Pinnacle Systems to significant liabilities

    - Force Pinnacle Systems to seek licenses from third parties

    - Prevent Pinnacle Systems from manufacturing or selling its products.

    Any of these results could materially harm Pinnacle Systems' business.

    In the course of its business, Pinnacle Systems has in the past received communications asserting that Pinnacle Systems products infringe patents or other intellectual property rights of third parties. Pinnacle Systems investigated the factual basis of such communications and negotiated licenses where appropriate. It is likely that in the course of its business, Pinnacle Systems will receive similar communications in the future. While it may be necessary or desirable in the future to obtain licenses relating to one or more of its products, or relating to current or future technologies, Pinnacle Systems may not be able to do so on commercially reasonable terms or at all. These disputes may not be settled on commercially reasonable terms and may result in long and costly litigation.

    BECAUSE PINNACLE SYSTEMS SELLS PRODUCTS INTERNATIONALLY, IT IS SUBJECT TO
     ADDITIONAL RISKS.

    Sales of Pinnacle Systems' products outside of North America represented approximately 64% of Pinnacle Systems' net sales in the six month period ended December 31, 1998 and 57.6% of Pinnacle Systems' net sales in fiscal 1998 compared to 39.7% of Pinnacle Systems' net sales in fiscal 1997 and 38.7% of Pinnacle Systems' net sales in fiscal 1996. Pinnacle Systems expects that international sales will continue to represent a significant portion of its net sales, particularly in light of its increased European sales as a result of the Miro Acquisition and the addition of the Miro European sales channel. Pinnacle Systems makes foreign currency denominated sales in many, primarily European, countries. This exposes Pinnacle Systems to risks associated with currency exchange fluctuations. Although the dollar amount of such foreign currency denominated sales was nominal during fiscal 1997, it increased substantially during fiscal 1998, especially for sales of consumer and desktop products into Europe. In fiscal 1999 and beyond, Pinnacle Systems expects that a majority of its European sales will be denominated in local foreign currency including the euro. In addition to foreign currency risks, international sales and operations may also be subject to the following risks:

    - Unexpected changes in regulatory requirements

    - Export license requirements

    - Restrictions on the export of critical technology

    - Generally longer receivable collection periods and difficulty in collecting accounts receivable;

    - Political instability

    - Trade restrictions

    - Changes in tariffs

    - Difficulties in staffing and managing international operations

    - Potential insolvency of international dealers

    - Difficulty in collecting accounts receivable

    Pinnacle Systems is also subject to the risks of generally poor economic conditions in certain areas of the world, most notably Asia. These risks may harm Pinnacle Systems' future international sales and, consequently, Pinnacle Systems' business.

    PINNACLE SYSTEMS IS NOT SURE WHAT THE EFFECT THE RECENT ESTABLISHMENT OF THE EURO WILL BE ON PINNACLE SYSTEMS' FINANCIAL OR RESULTS OF OPERATIONS.

    On January 1, 1999, eleven of the fifteen member countries of the European Union established fixed conversion rates between their sovereign currencies and the euro. As of that date, the participating countries have agreed to adopt the euro as their common legal currency. However, the legacy currencies will also remain legal tender in the participating countries for a transition period between January 1, 1999 and January 1, 2002. During this transition period, public and private parties may elect to pay or charge for goods and services using either the euro or the participating country's legacy currency. Pinnacle Systems is not sure what the effect of the recent establishment of the euro will be on Pinnacle Systems' financial condition or results of operations. Pinnacle Systems' European operations have conformed to the requirements of this transition and are currently invoicing customers in both legacy currencies and the euro. Due to numerous uncertainties, Pinnacle Systems can not reasonably estimate the effects one common currency will have on pricing and the resulting impact, if any, on Pinnacle Systems' financial condition or results of operations.

    COMPUTER SOFTWARE, COMPONENTS AND SYSTEMS USED BY OR DESIGNED BY PINNACLE SYSTEMS OR USED BY THIRD PARTIES WITH WHOM PINNACLE SYSTEMS REGULARLY DEALS MAY NOT BE ABLE TO PROCESS DATE/TIME INFORMATION BETWEEN THE TWENTIETH AND TWENTY-FIRST CENTURY. THIS INABILITY COULD CAUSE THE DISRUPTION OR FAILURE OF SUCH COMPUTER SYSTEMS. PINNACLE SYSTEMS' BUSINESS COULD BE INTERRUPTED MATERIALLY AS A RESULT OF SUCH DISRUPTION OR FAILURE.

    Like many other companies, Pinnacle Systems is potentially susceptible to the year 2000 problem, i.e., computer systems will not correctly recognize and process date information beyond the year 1999. In addition, moving from 1999 to 2000 may cause problems since some systems' programming assigns special meaning to certain dates, such as 9/9/99, and the year 2000 is a leap year.

    Pinnacle Systems has initiated a special program to confront those potential problems. This program will involve assessing all areas that may be affected by or responsible for the year 2000 problem and initiating changes wherever necessary. Some of the activities include:

    - Assessing all major categories of systems used by Pinnacle Systems, including manufacturing, sales and financial systems

    - Working with key suppliers of products and services to determine that their operations and products are year 2000 capable, or to monitor their progress toward year 2000 capability

    - Internal discussions concerning contingency planning to address potential problem areas with internal systems and with suppliers and other third parties

    - Implementing a program to assess the capability of its products to handle the year 2000

    It is expected that assessment, remediation and contingency planning activities will be ongoing throughout 1999 with the goal of appropriately resolving all material internal systems and third party issues. However, if these activities fail and problems occur, Pinnacle Systems' business will likely be materially harmed. Further, Pinnacle Systems does not have any contingency plans if these planning activities fail. It is uncertain to what extent Pinnacle Systems will be affected by the year 2000 problem, and if third parties or suppliers have year 2000 problems, Pinnacle Systems' business may be materially harmed.

    To assist customers in evaluating their year 2000 issues, Pinnacle Systems is currently assessing the capability of its current products and products no longer being produced to handle the year 2000 problem, and expects to complete that assessment by early 1999. Products will be assigned to one of the four following categories: "Year 2000 Compliant," "Year 2000 Compliant with minor issues" "Year 2000 non-compliant," "No evaluation done--will not test." "Year 2000 Compliant" means that when used properly and in conformity with the product information provided by Pinnacle Systems', and when used with "Year 2000 Compliant" computer systems, the product will accurately store, display, process, provide, and/or receive data from, into, and between the twentieth and twenty-first centuries, including leap year calculations, provided that all other technology used in combination with the Pinnacle Systems' product properly exchanges date data with the Pinnacle Systems' product. Testing has not yet been completed, but based on preliminary tests, Pinnacle Systems believes that all current products shipping, which run under Microsoft Windows NT or Windows 95, will be "Year 2000 compliant." Testing of older products that are no longer shipping has only recently been initiated and Pinnacle Systems considers it likely that some older products may not be year 2000 compliant.

    The costs incurred to date related to year 2000 compliance have been immaterial. The cost which will be incurred by Pinnacle Systems regarding the implementation of year 2000 compliant internal information systems, testing of current or older products for year 2000 compliance, and answering and responding to customer requests related to year 2000 issues, including both incremental spending and redeployed resources, is currently not expected to exceed $500,000. The total cost estimate does not include potential costs related to any customer or other claims or the cost of internal software and hardware replaced in the normal course of business. In some instances, the installation schedule of new software and hardware in the normal course of business is being accelerated to also afford a solution to year 2000 capability issues. The total cost estimate is based on the current assessment of the projects and is subject to change as the project progress. Pinnacle Systems' estimate as to cost of year 2000 compliance may prove to be wrong. If actual cost of year 2000 compliance exceeds Pinnacle Systems' current estimate, Pinnacle Systems' business could be harmed.

    PINNACLE SYSTEMS HAS GROWN RAPIDLY AND CONTINUES TO GROW RAPIDLY. IF PINNACLE SYSTEMS FAILS TO EFFECTIVELY MANAGE THIS GROWTH, ITS FINANCIAL RESULTS COULD SUFFER.

    Pinnacle Systems has in the past experienced rapid growth and anticipates that it may grow at a rapid pace in the future. For example, net sales in fiscal 1998 were $105.3 million compared to $37.5 million in fiscal 1997 and net sales in the six month period ended December 31, 1998 increased 60.9% over the same period last year. As a result of recent acquisitions, Pinnacle Systems has increased the number of its employees substantially, including the addition of approximately 100 employees in connection with the Miro Acquisition, which increases the difficulty in managing Pinnacle Systems, particularly as employees are now geographically dispersed in North America and Europe. This growth has placed increasing demands on Pinnacle Systems' management, financial and other resources. Pinnacle Systems has built these resources and systems to account for such growth, but continued growth may require Pinnacle Systems to increase its investment in such systems, or to reorganize its management team. Such changes, should they occur, could cause an interruption or diversion of focus from Pinnacle Systems' core business activities and have an adverse effect on financial results.

                                 THE COMPANIES

BUSINESS OF PINNACLE SYSTEMS

    Pinnacle Systems designs, manufactures, markets and supports computer-based video products to serve the broadcast, desktop and consumer markets. Pinnacle Systems' products permit professionals and consumers to:

    - Edit and manipulate video

    - Add special effects to video

    - Manage, capture and store video images

    - Create titles and graphics

    These functions may be performed on-air real-time or post-production. Pinnacle Systems' products are used by broadcast video professionals, consumers and desktop professionals. Pinnacle Systems' computer-based products replace the traditional complex and expensive video editing suites.

    Pinnacle Systems has sold over 10,000 post-production systems since the company's inception in 1986 to customers in more than 60 countries. In 1994, Pinnacle Systems introduced Alladin, its first PC-based product that connected directly to an external computer and offered real-time video manipulation and special effects capabilities with performance comparable to traditional video products but at a substantially lower price. Pinnacle Systems has since introduced additional video products that address needs in the broadcast, desktop and consumer video post production markets.

    Pinnacle Systems was incorporated in California in 1986. Pinnacle Systems' principal offices are located at 280 North Bernardo Avenue, Mountain View, CA 94043 and its telephone number is (650) 237-1600. Pinnacle Systems' web site is located at "http:\\www.pinnaclesys.com." Information contained in Pinnacle Systems' website does not constitute, and shall not be deemed to constitute, part of this Proxy Statement/Prospectus.

BUSINESS OF TRUEVISION

    Truevision designs, develops, manufactures, and markets professional-quality digital video products for Windows- and Macintosh-compatible computers and operating systems. Truevision's products convert and compress analog or digital video and permit users to:

    - Edit and manipulate video

    - Combine video with graphics

    - Combine video with animation

    - Display video creations

    Truevision's products are used by video professionals, corporate communicators, and amateur video enthusiasts, who use the equipment in a variety of ways, including:

    - Replacing or supplementing traditional stand-alone video editing systems

    - Creating training or Web applications

    - Creating personal videography

Truevision was incorporated in California in 1987 and reincorporated in Delaware in 1995. Truevision's principal offices are located at 2500 Walsh Avenue Santa Clara, CA 95051 and its telephone number is (408) 562-4200. Truevision's website is located at "http:\\www.truevision.com." Information contained in

Truevision's website does not constitute, and shall not be deemed to constitute, part of this Proxy Statement/Prospectus.

BERNARDO MERGER CORPORATION AND WALSH MERGER CORPORATION

    Bernardo Merger Corporation and Walsh Merger Corporation, or the Merger Sub, were both incorporated in Delaware in December 1998 for the purpose of effecting the merger. Bernardo is a wholly owned subsidiary of Pinnacle Systems, and Merger Sub is a wholly owned subsidiary of Bernardo. Both companies are located at 280 North Bernardo Avenue, Mountain View, CA 94043 and their telephone number is (650) 237-1600. Neither company has a web site.

                             THE TRUEVISION MEETING

PURPOSE OF THE TRUEVISION MEETING

    The purpose of the Truevision meeting is to consider and vote upon the approval and adoption of the Merger Agreement and approval of the merger. The merger will occur only if the proposal is approved.

       THE TRUEVISION BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER, AND RECOMMENDS A VOTE FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND FOR APPROVAL OF THE MERGER.

PROXIES

    The Truevision proxy accompanying this Proxy Statement/Prospectus is being solicited on behalf of the Truevision Board for use at the Truevision meeting.

DATE, TIME AND PLACE OF MEETING

    The Truevision meeting will be held at Truevision's principal offices, located at 2500 Walsh Avenue, Santa Clara, California 95051 on Thursday, March 11, 1999 at 10:00 a.m. local time.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Truevision common stock at the close of business on the record date will be entitled to notice of and to vote at the Truevision meeting. At the close of business on the record date there were 13,154,692 shares of Truevision common stock outstanding and entitled to vote. Except for the stockholders identified herein under "Security Ownership of Certain Beneficial Owners and Management of Truevision," as of the record date, to the knowledge of Truevision, no other person beneficially owned more than 5% of the outstanding Truevision common stock.

    Each holder of record of Truevision common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Truevision meeting.

SOLICITATION

    This Proxy Statement/Prospectus was mailed to all Truevision stockholders of record as of the record date and constitutes notice of the Truevision special meeting in conformity with the requirements of the Delaware General Corporation Law.

    Regardless of whether the merger is consummated, each of Pinnacle Systems and Truevision will pay its own costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, except that fees and expenses (other than attorneys' fees) incurred in connection with the printing of this Proxy Statement/Prospectus will be shared equally by Pinnacle Systems and Truevision. See "The Merger and Related Transactions--Expenses."

    Subject to the foregoing, the cost of the solicitation of proxies from holders of Truevision common stock and all related costs will be borne by Truevision. In addition, Truevision may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Truevision. No additional compensation will be paid to directors, officers or other regular employees for such services, but Skinner & Co., Inc. will be paid its customary fee, estimated to be approximately $3,000, if it renders solicitation services.

VOTE REQUIRED

    The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Truevision stock entitled to vote at the Truevision meeting is necessary to constitute a quorum.

    Approval of the proposal requires approval of a majority of the outstanding shares of Truevision common stock as of the record date. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on the proposal presented to the shareholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, and will have the same effect as negative votes.

    In connection with the Merger Agreement, certain of the executive officers and directors of Truevision entered into voting agreements with Pinnacle Systems, the form of which is attached as Appendix B. Based on the number of shares of Truevision common stock outstanding on the record date, such stockholders beneficially own (including certain options and warrants to purchase Truevision Common Stock) 5.6% of the outstanding Truevision common stock. These stockholders agreed to vote or cause to be voted all shares of capital stock of Truevision owned of record, beneficially owned, held in any capacity at every Truevision stockholders meeting and every written consent in lieu of such meeting, in favor of approval of the merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the merger. The voting agreements terminate upon the earlier to occur of the date and time that merger shall becomes effective in accordance with the terms and provisions of the Merger Agreement or the date the Merger Agreement is terminated in accordance with its terms. In addition, the stockholders entering into the voting agreements granted Pinnacle Systems an irrevocable proxy to vote the stockholders shares of Truevision common stock in favor of the Merger Agreement and the merger. See "The Merger and Related Transactions--Voting Agreements."

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the corporation secretary of Truevision at Truevision's principal offices, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT OF TRUEVISION

    The following table sets forth certain information regarding the beneficial ownership of Truevision's common stock as of February 4, 1999 by (1) all those known by Truevision to be the beneficial owner of more than 5% of the Truevision's common stock, (2) each director, (3) each of the executive officers, and (4) all directors and executive officers as a group.

                                                                                        TRUEVISION
                                                                                       COMMON STOCK     APPROXIMATE
                                                                                       BENEFICIALLY     PERCENTAGE
BENEFICIAL OWNER                                                                         OWNED(1)        OWNED(2)
------------------------------------------------------------------------------------  --------------  ---------------
Scitex Corporation Ltd. ............................................................      1,820,000           13.9
  P.O. Box 330
  46103 Herzlia B. Israel
Entities affiliated with 21st Century
  Communications Partners, L.P.(3) .................................................      1,062,000            8.1
  767 Fifth Avenue
  45th Floor
  New York, New York 10153
Louis J. Doctor.....................................................................        513,734            3.8
Carl C. Calabria....................................................................        278,948            2.1
R. John Curson......................................................................        154,943            1.2
Harvey A. Chesler ..................................................................          1,000          *
Walter W. Bregman...................................................................         59,600          *
William H. McAleer..................................................................         16,025          *
Kieth E. Sorenson...................................................................         16,075          *
Conrad J. Wredberg..................................................................         20,625          *
All executive officers and directors as a group (8 persons).........................      1,060,950            7.6

------------------------

   * Less than one percent (1%).

 (1) Includes the following shares subject to options and warrants (where specifically noted) to purchase shares of Truevision Common Stock that are currently exercisable or will be exercisable within 60 days of December 31, 1998: Louis J. Doctor 360,000 (warrant) 65,683 (options); Carl C. Calabria 178,948; R. John Curson 154,943; Walter W. Bregman 43,625; William H. McAleer 13,625; Kieth E. Sorenson 15,875; Conrad J. Wredberg 18,125. All executive officers and directors as a group (8 persons) 850,824.

 (2) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Truevision believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 13,154,692 shares of Truevision common stock outstanding on February 4, 1999, adjusted as required by rules promulgated by the SEC.

 (3) According to the Schedule 13D/A, filed jointly by 21st Century Communications Partners, L.P. ("21st Century"), 21st Century Communications T-E Partners, L.P. ("21st Century T-E"), 21st Century Communications Foreign Partners, L.P. ("21st Century Foreign"), Andrew Sandler, Barry Fingerhut, Barry Lewis, Barry Rubenstein, Harvey Sandler, Irwin Lieber, John Kornreich and Michael J. Marocco (collectively, the "21st Century Group"), the 21st Century Group beneficially owned 1,062,000 shares of Truevision common stock. This includes shares held by 21st Century (504,940 shares), 21st Century T-E (171,800 shares), 21st Century Foreign (67,980 shares) and Applewood Associates, L.P. ("Applewood") (317,280 shares). Messrs. Fingerhut, Rubenstein and Lieber are shareholders, officers and directors of the general partner of 21st Century, 21st Century T-E and 21st Century Foreign and are also general partners of Applewood. Messrs. Sandler, Lewis, Sandler, Kornreich and Marocco are general partners of entities that are general partners of 21st Century Truevision, 21st Century T-E and 21st Century Foreign. 21st Century disclaims beneficial ownership of shares of Truevision common stock held by 21st Century T-E, 21st Century Foreign and Applewood. 21st Century T-E disclaims beneficial ownership of shares of Truevision common stock held by 21st Century, 21st Century Foreign and Applewood. 21st Century Foreign disclaims beneficial ownership of shares of Truevision common stock held by 21st Century, 21st Century T-E and Applewood. Messrs. Sandler, Fingerhut, Lewis, Rubenstein, Sandler, Lieber, Kornreich and Marocco disclaim beneficial ownership of shares of Truevision common stock held by 21st Century Group, except as to the extent of their pecuniary interest therein and Messrs. Fingerhut, Rubenstein and Lieber disclaim beneficial ownership of shares of Truevision common stock held by Applewood, except as to the extent of their pecuniary interest therein.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                       AND MANAGEMENT OF PINNACLE SYSTEMS

    The following table sets forth certain information regarding the beneficial ownership of Pinnacle common stock of Pinnacle Systems as of February 4, 1999 as to (1) each person who is known by Pinnacle Systems to own beneficially more than 5% of the outstanding shares of Pinnacle common stock, (2) each director of Pinnacle Systems, (3) the chief executive officer and the next four most highly compensated officers below and (4) all directors and executive officers as a group.

                                                                                         PINNACLE
                                                                                       COMMON STOCK      APPROXIMATE
                        FIVE PERCENT SHAREHOLDERS, DIRECTORS                           BENEFICIALLY      PERCENTAGE
                           AND CERTAIN EXECUTIVE OFFICERS                                OWNED(1)         OWNED(2)
------------------------------------------------------------------------------------  --------------  -----------------
Morgan Stanley Dean Witter & Co.(3) ................................................        736,000             6.9%
  1585 Broadway
  New York, New York 10036
Entities affiliated with Putnam Investments, Inc.(4) ...............................        594,842             5.6
  One Post Office Square
  Boston, Massachusetts 02109
Mark L. Sanders ....................................................................        162,187             1.5
Ajay Chopra ........................................................................        118,894             1.1
Charles J. Vaughan .................................................................         47,410           *
William Loesch .....................................................................         43,103           *
Glenn E. Penisten ..................................................................         29,464           *
Nyal D. McMullin ...................................................................         15,475           *
Robert Wilson ......................................................................         23,125           *
John Lewis .........................................................................          6,875           *
Kevin Hunt .........................................................................          1,645           *
L. Gregory Ballard .................................................................            625           *
All directors and executive officers as a group (16 persons) .......................        573,462             5.1

------------------------

   * Less than 1%

 (1) Includes the following shares subject to options to purchase shares of Pinnacle common stock that are currently exercisable or will be exercisable within 60 days of February 4, 1999: Mark L. Sanders 122,772; Ajay Chopra 50,353; Charles Vaughan 6,875; William Loesch 42,353; Glenn E. Penisten 6,875; Nyal D. McMullin 6,875; Robert Wilson 23,125; John Lewis 6,875; Kevin Hunt 1,645; and 386,197 for all directors and executive officers as a group.

 (2) Applicable percentage of ownership is based on 10,698,943 shares of Common Stock outstanding as of February 4, 1999 together with applicable options for such Pinnacle Systems shareholders. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of Pinnacle common stock subject to options currently exercisable or exercisable within 60 days after February 4, 1999 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

 (3) Reflects ownership as reported on Schedule 13G dated February 2, 1998 filed with the SEC by Morgan Stanley Dean Witter & Co. relating to accounts managed on a discretionary basis by Morgan Stanley Dean Witter & Co. which are known to have the right to or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

 (4) Reflects ownership as reported on Schedule 13G dated January 21, 1998 filed with the SEC by Putnam Investments, Inc. Putnam Investments, Inc. ("PI"), which is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. ("MMC"), wholly owns two registered investment advisors, Putnam Investment Management, Inc. ("PIM") and The Putnam Advisory Company, Inc. ("PAC"). PIM has shared dispositive power over 500,942 shares of Pinnacle common stock and PAC has shared dispositive power over 93,900 shares of Pinnacle common stock (and shared voting power over 88,800 of such shares). Pursuant to Rule 13(d)-4, MMC and PI declared that the filing of the 13G should not be deemed an admission by either or both of them that they are, for the purposes of Section 13(d) or 13(q) the beneficial owner of the shares beneficially owned by PAC or PIM and that neither of them have any power to vote or dispose of, or direct the voting or disposition of, any of the shares beneficially owned by PAC or PIM. The address for Marsh & McLennan Companies, Inc. is 1166 Avenue of the Americas, New York, New York 10036.

                      THE MERGER AND RELATED TRANSACTIONS

    THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES CERTAIN ASPECTS OF THE PROPOSED MERGER. THE FOLLOWING DESCRIPTION IS A SUMMARY AND THE DISCUSSION IN THIS PROXY STATEMENT/PROSPECTUS OF THE MERGER AND THE DESCRIPTION OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT ARE SUBJECT TO AND QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX A, AND THE OTHER APPENDICES. ALL HOLDERS OF PINNACLE COMMON STOCK AND TRUEVISION COMMON STOCK ARE URGED TO READ THE MERGER AGREEMENT AND THE OTHER APPENDICES IN THEIR ENTIRETY.

GENERAL

    The Merger Agreement provides for the merger of Merger Sub, a newly formed, wholly owned subsidiary of Bernardo (a newly formed, wholly owned subsidiary of Pinnacle Systems), with and into Truevision. Truevision will be the surviving corporation of the merger and become an indirect, wholly owned subsidiary of Pinnacle Systems. The certificate of incorporation of Merger Sub will be the certificate of incorporation of the surviving corporation in the merger until further amended as provided therein and in accordance with applicable law except that the name of Merger Sub will be changed to "Truevision Systems, Inc." The bylaws of Merger Sub as in effect immediately prior to the merger will be the bylaws of the surviving corporation until further amended as provided therein and in accordance with applicable law. The directors of Merger Sub immediately prior to the merger will be the initial directors of the surviving corporation, and the officers of Merger Sub immediately prior to the merger will be the initial officers of the surviving corporation. If the merger is completed, holders of Truevision common stock will no longer hold any interest in Truevision other than through their interest in shares of Pinnacle common stock. The stockholders of Truevision will become shareholders of Pinnacle Systems (as described below), and their rights will be governed by the Pinnacle Systems articles of incorporation and the Pinnacle Systems bylaws.

    EFFECTIVE TIME OF THE MERGER. The merger will become effective upon the filing of the executed Certificate of Merger with the Secretary of State of Delaware. The Merger Agreement provides that the parties thereto will cause the Certificate of Merger to be filed as soon as practicable after the Truevision stockholders have approved and adopted the Merger Agreement and approved the merger, all required regulatory approvals and actions have been obtained or taken and all other conditions to the consummation of the merger have been satisfied or waived. See "--Regulatory Approvals Required" and "--Conditions to Consummation of the Merger." There can be no assurance that the conditions precedent to the merger will be satisfied. In addition, the Merger Agreement may be terminated by either Pinnacle Systems or Truevision under various conditions as specified in the Merger Agreement. See "--Termination; Breakup Fees." Therefore, there can be no assurance as to whether or when the merger will become effective.

    CONVERSION OF SHARES. Pursuant to the merger agreement, Pinnacle Systems agreed to pay the equivalent of $1.00 per share for each share of Truevision common stock. Upon completion of the merger, each outstanding share of Truevision common stock will automatically be converted into 0.0313 of a share of Pinnacle common stock. The exchange ratio of 0.0313 represents the equivalent of $1.00, expressed in terms of Pinnacle Systems common stock, based on the ten-day average closing price of Pinnacle Systems common stock as of the date the merger agreement was executed. No fractional shares of Pinnacle common stock will be issued in the merger. Instead of any fractional share, each Truevision stockholder will receive from Pinnacle Systems an amount of cash equal to the per share market value of Pinnacle common stock (based on the closing price of a share of Pinnacle common stock as reported on Nasdaq on the last full trading day prior to the completion of the merger) multiplied by the fraction of a share of Pinnacle common stock to which the stockholder would otherwise be entitled. Based upon the number of shares of Pinnacle common stock and Truevision common stock outstanding at the record date, an aggregate of 411,742 shares of Pinnacle common stock would be issued in connection with the merger, representing approximately 3.7% of the total number of shares of Pinnacle common stock outstanding after giving effect to such issuance.

    Because the exchange ratio of 0.0313 is fixed and will not increase or decrease due to fluctuations in the market price of either Pinnacle common stock or Truevision common stock, Truevision stockholders will not be compensated for decreases in the market price of Pinnacle common stock which could occur before the merger. In the event that the market price of Pinnacle common stock decreases or increases prior to the merger, the value at the time of the merger of Pinnacle common stock to be received by Truevision stockholders in the merger would correspondingly decrease or increase. Similarly, Truevision stockholders will not be compensated for positive developments, if any, in Truevision's business, unless and to the extent such changes result in an increase in the market price of Pinnacle common stock. The market prices of Pinnacle common stock and Truevision common stock as of a recent date are set forth herein under "Summary--Markets and Market Prices," and Truevision stockholders are advised to obtain recent market quotations for Pinnacle common stock and Truevision common stock. No assurance can be given as to the market prices of Pinnacle common stock or Truevision common stock at any time before the merger or as to the market price of Pinnacle common stock at any time thereafter.

    OPTIONS. Upon the merger, all options to purchase Truevision common stock then outstanding under the Amended and Restated 1990 Director Option Plan, the 1997 Equity Incentive Plan, and the 1988 Incentive Stock Plan shall be assumed by Pinnacle Systems. Upon consummation of the merger, each outstanding Truevision option will be assumed by Pinnacle Systems and converted into an option to acquire 3.13% as many shares of Pinnacle common stock, at an exercise price per share equal to the exercise price per share of the Truevision common stock under such Truevision option immediately prior to the merger divided by the exchange ratio of 0.0313. To avoid fractional shares, the number of shares of Pinnacle common stock subject to an assumed Truevision option will be rounded down to the nearest whole share. The vesting, duration and other terms of the new option will otherwise be the same as the Truevision option, except that all Truevision options granted to Messrs. Doctor and Curson, and the directors under the stock plans previously described will accelerate and become fully vested immediately upon completion of the merger.

    As soon as practicable after the merger, Pinnacle Systems will file a registration statement on Form S-8 with the SEC with respect to the shares of Pinnacle common stock subject to the assumed Truevision options. Based upon the number of Truevision options outstanding at the record date 65,536 additional shares of Pinnacle common stock would be reserved for issuance to holders of Truevision options in connection with Pinnacle Systems' assumption of such Truevision options.

    EMPLOYEE STOCK PURCHASE PLAN. It is anticipated that the last "Purchase Date" of the "Offering" (as such terms are used in Truevision's 1990 Employee Stock Purchase Plan (the "1990 ESPP") and Truevision's 1998 Employee Stock Purchase Plan (the "1998 ESPP" and, together with the 1990 ESPP shall be referred to as the "Truevision ESPP")) currently taking place will be the last day on which Truevision common stock is traded on Nasdaq immediately prior to the merger (the "Final Company Purchase Date"). On the Final Company Purchase Date, Truevision will apply the funds credited as of such date under the Truevision ESPP within each participant's payroll withholdings account to the purchase of whole shares of Truevision common stock in accordance with the Truevision ESPP. Such shares will be converted automatically into shares of Pinnacle common stock. Participants in the Truevision ESPP will not receive stock certificates representing the Truevision common stock.

    WARRANTS. Pinnacle Systems will assume warrants to purchase 500,000 shares of Truevision common stock (the "Financing Warrants") and a warrant to purchase 360,000 shares of Truevision common stock (the "Doctor Warrant"), all of which are currently fully exercisable. Upon consummation of the merger, each outstanding Financing Warrant and the Doctor Warrant will be assumed by Pinnacle Systems and converted into a warrant to acquire 3.13% of as many shares of Pinnacle common stock, at an exercise price per share equal to the exercise price per share of the Truevision common stock under such warrant immediately prior to the merger divided by the exchange ratio of 0.0313. An aggregate of 26,918 additional shares of Pinnacle common stock will be reserved for issuance to holders of Truevision warrants in connection with Pinnacle Systems' assumption of such Truevision warrants. Pinnacle will assume each warrant in accordance with its terms. Following Pinnacle's assumption of the warrants, each warrant will become exercisable for shares of Pinnacle common stock on substantially the same terms and conditions as are applicable to the existing warrant.

    OPEN MARKET PURCHASES. As part of its overall plan to acquire Truevision, Bernardo has agreed that prior to the closing of the merger it would purchase at least $10,000 but not more than $25,000 worth of shares of Truevision common stock in the open market.

REASONS FOR THE MERGER

    JOINT REASONS FOR THE MERGER

    The Pinnacle Systems and Truevision Boards have determined that the combined company will be better able to realize improved long-term operating and financial results and a stronger competitive position in the video post-production tools market than the two companies individually. Pinnacle Systems and Truevision believe that there is a strategic fit among their respective video applications products. Pinnacle Systems and Truevision believe that as a combined company it will be a stronger competitor, will be better able to react to changes in technology and in the marketplace, will be able to cross-sell each other's products, will be able to offer a broader array of products to its customers and will have a critical mass of development resources and sales force and professional services resources.

    Both the Pinnacle Systems Board and the Truevision Board have identified additional potential mutual benefits of the merger that they believe will contribute to the success of the combined company. These potential benefits include principally the following:

    - The combined company will be positioned to have a leadership position in providing products for the computer-based video post-production market;

    - Combined technological resources should allow the combined company to compete more effectively in the desktop video and video editing market and against larger competitors by providing the combined company with enhanced ability to develop new products and greater functionality for existing products;

    - The combined experience, financial resources, size and breadth of product offerings and development resources of the combined company should allow the combined company to be the leader in the next generation of videoediting and to respond more quickly and effectively to technological change and market demands in an industry experiencing rapid innovation and change;

    - The combined company will be able to achieve potential product and operational synergies between Truevision and Pinnacle Systems;

    - The addition of Truevision's partnerships complements Pinnacle Systems' partnerships and will enhance Pinnacle Systems' ability to become a leading company in the desktop video arena;

    - Creation of a larger customer base, a higher market profile and greater financial strength may present greater opportunities for marketing the products and services of the combined company;

    - Integration of the companies' product lines may enhance the combined company's ability to increase market penetration, including by selling Truevision's products through Pinnacle Systems' dealer channels;

    - Creation of a combined customer service and technical support system may permit the combined company to provide more efficient support coverage to its customers; and

    - Integration of the companies' professional services groups may provide enhanced revenue, including from the cross-selling of Pinnacle Systems and Truevision products.

    Pinnacle Systems and Truevision have each identified additional reasons for the merger. Each of their Boards has recognized that the potential benefits of the merger may not be realized. See "Risk Factors."

    PINNACLE SYSTEMS' REASONS FOR THE MERGER

    In addition to the anticipated joint benefits described above, the Pinnacle Systems Board believes that the following are additional reasons the merger will be beneficial to Pinnacle Systems:

    - Given the complementary nature of the product lines of Pinnacle Systems and Truevision, the merger will enhance the opportunity for the potential realization of Pinnacle Systems' strategic objective of achieving greater scale and presence in the video capture and editing market;

    - Combining with Truevision will provide an opportunity for expanded distribution of Pinnacle Systems' products to current Truevision customers;

    - The addition of Truevision's partnerships complements Pinnacle Systems' partnerships and will enhance Pinnacle Systems' ability to become a leading company in the desktop video arena;

    - Because Truevision's product line is complementary to Pinnacle Systems' line of video editing solutions, the combined company can offer a broader array of products and applications to its customers; and

    - The Pinnacle Systems' shareholders will have the opportunity to participate in the potential for growth of the combined company after the merger.

    In the course of its deliberations during a Pinnacle Systems Board meeting held on December 15, 1998, the Pinnacle Systems Board reviewed with Pinnacle Systems management a number of additional factors relevant to the Merger, including:

    - Historical information concerning Pinnacle Systems' and Truevision's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports filed with the SEC concerning results of operations during the most recent fiscal year and fiscal quarter;

    - Pinnacle Systems management's view as to the financial condition, results of operations and businesses of Pinnacle Systems and Truevision before and after giving effect to the merger based on management due diligence and publicly available earnings estimates;

    - Current financial market conditions and historical market prices, volatility and trading information with respect to Pinnacle common stock and Truevision common stock;

    - The consideration to be received by Truevision stockholders in the merger and the market value of the Pinnacle common stock to be issued in exchange for each share of Truevision common stock and a comparison of comparable merger transactions;

    - The belief that the terms of the Merger Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

    - Pinnacle Systems management's view as to the potential for other third parties to enter into strategic relationships with or to acquire Truevision;

    - Detailed financial analysis and pro forma and other information with respect to the companies;

    - Impact of the merger on Pinnacle Systems' customers and employees; and

    - Management's discussion with its legal advisors as to results of their legal review of Truevision.

    The Pinnacle Systems Board also considered the terms of the proposed merger agreement regarding Truevision' rights to consider and negotiate other acquisition proposals in certain circumstances, as well as the possible effects of the provisions regarding termination fees. In addition, the Pinnacle Systems Board considered the accounting treatment of the merger as either a purchase or a pooling of interests, and the effects of goodwill on the books of the combined company in the event the merger were accounted for as a purchase.

    The Pinnacle Systems Board also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

    - The risk that the potential benefits sought in the merger might not be fully realized;

    - The possibility that the merger might not be consummated and the effect of public announcement of the merger on (a) Pinnacle Systems' sales and operating results, (b) Pinnacle Systems' ability to attract and retain key management, marketing and technical personnel and (c) the progress of certain development projects;

    - The potential dilutive effect of the issuance of Pinnacle common stock by virtue of the merger;

    - The substantial charges to be incurred, primarily in the quarter in which the merger closes, in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

    - The risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company;

    - The difficulty of managing separate operations at different geographic locations; and

    - The other risks described above under "Risk Factors."

    The Pinnacle Systems Board believes that these risks were outweighed by the potential benefits of the merger. The foregoing discussion is not exhaustive of all factors considered by the Pinnacle Systems Board. Each member of the Pinnacle Systems Board may have considered different factors, and the Pinnacle Systems Board did not quantify or otherwise assign relative weights to factors considered.

    TRUEVISION'S REASONS FOR THE MERGER

    The Truevision Board believed that growing competition and industry consolidation was making it increasingly difficult for Truevision to grow its business as a relatively small independent company competing with larger companies that possessed substantially greater resources and broader, integrated product offerings. During early 1998, Truevision's management, at the direction of the Truevision Board, decided that Truevision would explore its strategic alternatives. In addition to the anticipated joint benefits described above, the Truevision Board identified several potential benefits for Truevision's stockholders, employees and customers that it believes would result from the merger with Pinnacle Systems. These potential benefits include:

    - The financial strength of Pinnacle Systems to enable the combined company to commit greater resources to both current and emerging product development efforts and to fund the future growth of the combined company's business;

    - The ability to leverage Pinnacle Systems' customer base and sales force to increase sales of Truevision's products and services;

    - The opportunity for Truevision, as part of the combined company, to compete more effectively in an increasingly competitive and rapidly changing industry; and

    - The greater liquidity and diversification of risk offered to Truevision's stockholders by an investment in Pinnacle Systems instead of Truevision, and the opportunity to participate in the potential for growth of the combined company.

    In the course of its deliberations, the Truevision Board reviewed with Truevision's management a number of additional factors relevant to the merger, including, among others:

    - Information concerning Pinnacle Systems' and Truevision's respective businesses, prospects, financial performance and condition, operations, technology, product lines, management and competitive position;

    - Current market conditions and historical market prices, volatility and trading information with respect to Pinnacle Systems common stock and Truevision common stock;

    - The consideration that Truevision's stockholders will receive in the merger and the fact that, at the time the parties signed the merger agreement, the market value of the Pinnacle common stock to be issued in exchange for the Truevision common stock represented a significant premium over the recent price range of the Truevision common stock;

    - The significantly greater liquidity of Pinnacle common stock as compared with Truevision common stock and the possibility of Nasdaq delisting of Truevision;

    - The implications for continued independent operation of Truevision in light of market and competitive conditions, including the potential for increased competition from Pinnacle Systems or another company having significantly greater financial resources than Truevision that is seeking to enter the computer-based digital video market;

    - Truevision's long-term and short-term capital needs to develop and improve the next generation TARGA HD architecture product, especially in light of Truevision's competitive and market position as described above;

    - Pinnacle Systems' leadership position in the computer-based digital video industry and the increased potential for successful marketing of Truevision's next generation TARGA HD architecture product as a part of the product portfolio of a large, established computer-based digital video manufacturer;

    - The complementary products and services, channels, partners, technology and critical skills of Pinnacle Systems and Truevision;

    - The alternatives available to Truevision in light of the consideration proposed to be paid to stockholders pursuant to the merger agreement, including continuing to maintain Truevision as an independent company and possible combinations with companies other than Pinnacle Systems;

    - The belief that the terms of the merger agreement, including the parties' mutual representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

    - Provisions of the merger agreement that allow Truevision to respond to certain unsolicited inquiries concerning an acquisition of Truevision, and additional provisions that permit Truevision to terminate the merger agreement upon payment to Pinnacle Systems of a break-up fee under certain circumstances;

    - A comparison of selected recent acquisition and merger transactions in the industry;

    - The likelihood of a superior offer arising;

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
    - The expected tax and accounting treatment of the merger;

    - The opinion of BancBoston Robertson Stephens dated December 14, 1998 and rendered at the December 15, 1998 meeting of the Truevision Board that, based upon and subject to the various assumptions and conditions set forth in the opinion, the aggregate merger consideration was fair to holders of Truevision common stock from a financial point of view based on the closing price of Pinnacle common stock on December 14, 1998;

    - The closing price of Pinnacle common stock on December 15, 1998 and its effect on the exchange ratio;

    - The impact of the merger upon Truevision's customers and employees; and

    - Reports from management, financial advisors and legal advisors as to the results of their investigation of Pinnacle Systems.

    The Truevision Board also considered a number of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

    - The risk that the benefits sought to be achieved in the merger will not be achieved;

    - The effect of public announcement of the merger on (a) Truevision's sales and operating results, (b) Truevision's ability to attract and retain key management, marketing and technical personnel and (c) the progress of certain development projects;

    - The fixed nature of the exchange ratio and the resulting risk that, should there be a decrease in the market value of the Pinnacle common stock, the value of the consideration to be received by Truevision's stockholders would be reduced and that should there be a positive development, the Truevision stockholders would not receive additional consideration;

    - The loss of control over the future operations of Truevision following the merger;

    - The effect of the public announcement of the merger on Truevision's sales, customer relations and operating results and Truevision's ability to attract and retain key management, marketing and technical personnel;

    - The risk of market confusion and potential delay or reduction in orders for products and services;

    - The risk that the merger would not be consummated; and

    - The other risks described above under "Risk Factors."

    The foregoing discussion of information and factors considered by the Truevision Board is not intended to be exhaustive but is believed to include all material factors considered by the Truevision Board. In view of the wide variety of factors considered by the Truevision Board, the Truevision Board did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. However, after taking into account all of the factors set forth above, the Truevision Board unanimously agreed that the merger agreement and the consummation of the merger were fair to, and in the best interests of, Truevision and its stockholders and that Truevision should proceed with the merger.

TRUEVISION BOARD RECOMMENDATION

    The Truevision Board has unanimously approved the merger agreement and the merger and believes that the terms of the merger agreement is fair to, and that the merger is in the best interests of, Truevision and its shareholders and therefore recommends that the holders of Truevision common stock vote for approval and adoption of the merger agreement.

MATERIAL CONTACTS AND BOARD DELIBERATIONS

    Pinnacle Systems has been committed to expanding its core software and hardware technological base through both internal development and acquisitions. Pinnacle Systems confirmed its strategic commitment to acquiring companies with complementary products and services with a number of acquisitions, including the Miro Acquisition in August 1997 and the acquisition of Digital Graphix, Inc. in May 1997. The Pinnacle Systems Board is continuing to evaluate strategic opportunities, including business combinations with other companies that could complement and strengthen its core technologies.

    On May 17, 1996, Mr. Louis Doctor, the President and Chief Executive Officer of Truevision, and Mr. Mark Sanders, the President and Chief Executive Officer of Pinnacle Systems, held informal discussions about the possibility of joint opportunities between Pinnacle Systems and Truevision. Messrs. Doctor and Sanders continued their discussions by telephone occasionally over the following months.

    On June 18, 1996, Mr. Sanders and Mr. Arthur D. Chadwick, the Chief Financial Officer and Vice President, Finance and Administration of Pinnacle Systems, met with Mr. Doctor to discuss a possible transaction between Pinnacle Systems and Truevision. The parties discussed the possible product and distribution synergies between the two companies.

    On or about June 20, 1996, Messrs. Sanders and Chadwick told Mr. Doctor that they were still interested in a possible combination of the two companies, except that they preferred to postpone any discussions pending announcement of Truevision's financial results. Based on Truevision's financial results for that quarter, Pinnacle Systems discontinued discussions of a business combination at that time.

    For the remainder of 1996 and throughout 1997, Messrs. Doctor and Sanders, at various times, discussed possible joint opportunities for the two companies at various trade shows and informal meetings.

    In February 1998, Messrs. Doctor and Curson met with representatives of BancBoston Robertson Stephens, Truevision's financial advisor, to discuss strategic alternatives for Truevision.

    On April 30, 1998, Mr. Walter Bregman, Chairman of the Board of Truevision, Messrs. Sanders and Chadwick and representatives of BancBoston Robertson Stephens, Truevision's financial advisor, discussed possible strategic combinations of the two companies.

    On June 9, 1998, representatives from Pinnacle Systems and Truevision signed a letter agreement, which provided for, among other things, the parties' exchange of certain non-public information regarding their businesses on a confidential basis. Shortly thereafter, Pinnacle Systems asked Hambrecht & Quist LLP ("H & Q"), its financial advisor, to provide general assistance with the transaction.

    On June 18, 1998, Truevision and BancBoston Robertson Stephens entered into an engagement letter pursuant to which Truevision engaged BancBoston Robertson Stephens to act as Truevision's financial advisor in connection with a strategy to maximize stockholder value.

    On July 7, 1998 senior executives of Truevision and Pinnacle Systems, along with representatives from BancBoston Robertson Stephens and H & Q, met at the offices of Wilson Sonsini Goodrich & Rosati, Pinnacle Systems legal counsel to explore the possibility of merging the two companies. Mr. Sanders, Mr. Ajay Chopra, Chairman of the Pinnacle Systems Board and Vice President and General Manager, Desktop Products, and Mr. Chadwick were present from Pinnacle Systems. Mr. Carl Calabria, Truevision's Chief Technical Officer and Senior Vice President of Engineering, Mr. R. John Curson, Truevision's Senior Vice President, Chief Financial Officer and Secretary, and Mr. Laurin Herr, Truevision's Vice President, Business Development, were present from Truevision. At this meeting, the parties discussed Truevision's technology, products, history, strategy and initiatives. The parties also discussed Truevision's recent financial results and the potential benefits and risks of a strategic combination of Pinnacle Systems and Truevision, including the strategic and product compatibility of the two companies. The parties discussed the potential terms of the transaction and a tentative schedule under which such a transaction might occur. Following the discussion, the parties agreed to proceed with discussions and to investigate the possibility of a transaction.

    On July 28, 1998, H & Q presented to BancBoston Robertson Stephens proposed terms of a potential cash transaction for all of the stock of Truevision.

    At a July 28, 1998 Truevision Board meeting, the Truevision Board discussed
(1) the terms and proposed transaction structure, (2) the potential benefits and risks of the proposed transaction and (3) the mechanics and timing of the proposed transaction. The Truevision Board also discussed Pinnacle Systems' products and markets. The Truevision Board discussed various strategic alternatives, including remaining independent and pursuing transactions with companies other than Pinnacle Systems. The Truevision Board decided that it was still interested in pursuing a transaction with Pinnacle Systems and further negotiating the proposed terms, but was interested primarily in being acquired in a stock-for-stock transaction.

    On July 29, 1998, representatives of Truevision contacted representatives from Pinnacle Systems to inform them that the Truevision Board had rejected the terms presented, but wished to pursue further negotiations. In early August 1998, Pinnacle Systems presented terms for a stock-for-stock transaction, which the Truevision Board also rejected.

    Thereafter during the month of August 1998, representatives of Truevision and Pinnacle Systems held telephone conferences regarding other possible acquisition structures. On August 25, 1998, Pinnacle Systems presented revised terms to Truevision. These revised terms proposed, among other things, that Pinnacle Systems acquire substantially all of the assets of Truevision. Subsequently, Truevision considered the feasibility of and rationale for an asset acquisition as opposed to a merger. Truevision decided to reject the offer as set forth in the August 25, 1998 term sheet on the grounds that an asset acquisition was not feasible at that time.

    During the period from June 1998 to October 1998, BancBoston Robertson Stephens also contacted a number of other potential acquirors of Truevision. From this effort, one other company expressed interest in pursuing a transaction and discussions followed. No formal offer resulted from these discussions.

    On October 21, 1998, the Truevision Board considered a financial analysis of a prospective merger with Pinnacle Systems, including valuations of Truevision and of the combined company, as well as information about Truevision's strategic alternatives. After that meeting, the Truevision Board decided to resume discussions with Pinnacle Systems.

    Also, on October 21, 1998, at a regularly scheduled Pinnacle Systems Board meeting, Pinnacle Systems' management discussed a possible transaction with Truevision and reviewed discussions that had occurred until then. The Pinnacle Systems Board authorized Pinnacle Systems management to continue negotiations and pursue a strategic relationship with Truevision provided that any future proposals reflected changes in Truevision's financial results.

    On October 28, 1998, Truevision informed Pinnacle Systems that Truevision was interested in resuming negotiations with Pinnacle Systems on terms similar to those proposed by Pinnacle Systems in late July 1998.

    Subsequently, Mr. Sanders decided, in consultation with members of Pinnacle's management and members of the Pinnacle Systems Board, that Pinnacle Systems was not interested in a transaction based on the earlier terms in light of Truevision's financial results for September 1998.

    In early November 1998, Truevision received a preliminary indication of interest from another company to acquire shares of Truevision common stock in a stock-for-stock transaction. During early November 1998, Truevision pursued discussions with this other company and its legal advisors. In light of the progress of those discussions, among other things, Mr. Bregman indicated to Messrs. Sanders and Chadwick that Truevision might be willing to entertain a revised offer for a stock-for-stock merger with Pinnacle at a valuation lower than that earlier proposed. On November 12, 1998, Pinnacle Systems presented revised terms to Truevision. At a Truevision Board meeting on November 16, 1998, the Truevision Board reviewed Truevision's strategic alternatives. After discussions at the meeting with its financial advisors and legal counsel and based on the Pinnacle Systems proposed terms and for strategic and product compatability reasons, the Truevision Board decided that it would be in the best interest of Truevision and its stockholders to pursue a transaction with Pinnacle Systems, rather than pursuing its other alternatives. Shortly thereafter, the other company discontinued discussions with Truevision. On November 20, 1998, Truevision agreed with Pinnacle Systems to pursue discussions and not to negotiate with other parties regarding a merger or acquisition for the period through December 18, 1998.

    Commencing on November 16, 1998 and continuing through December 15, 1998, representatives from Pinnacle Systems, Truevision, KPMG LLP, Wilson Sonsini Goodrich & Rosati and Cooley Godward LLP, Truevision's legal counsel, conducted an acquisition review with respect to financial, operational and legal matters of Pinnacle Systems and Truevision. During this time, numerous interviews and discussions took place among senior level management personnel of both companies, and among their counsel and accounting advisors.

    On December 2, 1998, a draft of the Merger Agreement and related agreements were delivered by Wilson Sonsini Goodrich & Rosati to Cooley Godward and Truevision. A series of telephonic conversations were held beginning on December 3, 1998 between representatives of Pinnacle Systems and Truevision to negotiate a definitive merger agreement and related agreements.

    On December 15, 1998, the Truevision Board held a board meeting at Truevision's offices to discuss the draft Merger Agreement and the related agreements. The Truevision Board reviewed the terms of nearly final drafts of the Merger Agreement with its legal counsel. The Truevision management reported to the Truevision Board the results of its acquisition review of Pinnacle Systems and responded to questions from the Truevision Board regarding the acquisition review and management's view on the business and operations of Pinnacle Systems. At this meeting, BancBoston Robertson Stephens rendered its opinion dated December 14, 1998 that the aggregate merger consideration was fair, from a financial point of view, to the Truevision stockholders.

    At the meeting of the Truevision Board, the Truevision Board voted unanimously: (1) to approve the proposed merger with Pinnacle Systems, the Merger Agreement and related exhibits as presented to them, and to authorize and direct the officers of Truevision to finalize the terms of the Merger Agreement, and (2) to recommend that the Truevision stockholders vote to approve the Merger Agreement and the merger. The Truevision Board's approval was subject to the resolution of any outstanding issues.

    On December 16, 1998, at a special telephonic meeting of the Pinnacle Systems Board, the Pinnacle Systems Board voted unanimously: to approve the merger agreement and related exhibits as presented to them; to authorize and direct the officers of Pinnacle Systems to finalize the terms of the Merger Agreement; and to approve the proposed merger with Truevision. The Pinnacle Systems Board's approval was subject to the resolution of any outstanding issues.

    Following the approval of the Pinnacle Systems Board and the Truevision Board and the satisfaction of the condition to the approval of the Truevision Board, the merger agreement in its definite form was executed and jointly announced to the public in a press release on December 16, 1998.

OPINION OF TRUEVISION'S FINANCIAL ADVISOR

    On June 18, 1998, Truevision and BancBoston Robertson Stephens executed an engagement letter pursuant to which BancBoston Stephens was engaged to act as Truevision's financial advisor in connection with the merger. Pursuant to the BancBoston Robertson Stephens engagement letter, Truevision retained BancBoston Robertson Stephens to provide financial advisory and investment banking services in connection with a possible sale of Truevision, and to render an opinion as to the fairness of a transaction, from a financial point of view, to the stockholders of Truevision. See "--Material Contacts and Board Deliberations."

    On December 15, 1998, the Truevision Board met to evaluate the proposed merger, at which time the Board received a written opinion dated December 14, 1998 from BancBoston Robertson Stephens that the aggregate merger consideration was fair, from a financial point of view, to the Truevision stockholders. No limitations were imposed by Truevision's Board on BancBoston Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion. The aggregate merger consideration was determined through negotiations between the management of Truevision and Pinnacle Systems. Although BancBoston Robertson Stephens did assist the management of Truevision in those negotiations, it was not asked by, and did not recommend to, Truevision that any specific amount of consideration constituted the appropriate amount of consideration for the merger. BancBoston Robertson Stephens expressed no opinion as to tax consequences of the merger, and BancBoston Robertson Stephens' opinion as to fairness of the aggregate merger consideration did not take into account the particular tax status or position of any stockholder of Truevision. In furnishing its opinion, BancBoston Robertson Stephens was not engaged as an agent or fiduciary of Truevision's stockholders or any other third party.

    THE FULL TEXT OF THE BANCBOSTON ROBERTSON STEPHENS OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX E AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF TRUEVISION ARE URGED TO READ THE BANCBOSTON ROBERTSON STEPHENS OPINION IN ITS ENTIRETY. THE BANCBOSTON ROBERTSON STEPHENS OPINION WAS PREPARED FOR THE BENEFIT AND USE OF THE TRUEVISION BOARD IN ITS CONSIDERATION OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO STOCKHOLDERS OF TRUEVISION AS TO HOW THEY SHOULD VOTE AT THE TRUEVISION MEETING IN CONNECTION WITH THE MERGER. THE BANCBOSTON ROBERTSON STEPHENS OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER AND ANY OTHER TRANSACTIONS OR BUSINESS STRATEGIES DISCUSSED BY THE TRUEVISION BOARD OF DIRECTORS AS ALTERNATIVES TO THE MERGER AGREEMENT OR THE UNDERLYING BUSINESS DECISION OF THE TRUEVISION BOARD TO PROCEED WITH OR AFFECT THE MERGER. THE SUMMARY OF THE BANCBOSTON ROBERTSON STEPHENS OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BANCBOSTON ROBERTSON STEPHENS OPINION.

    In arriving at the BancBoston Robertson Stephens opinion, BancBoston Robertson Stephens:

    - Reviewed financial information relating to Truevision and Pinnacle Systems furnished to it by each company, including certain financial analyses, forecasts prepared by Truevision and other information and data prepared by the respective managements of Truevision and Pinnacle Systems;

    - Reviewed publicly available information;

    - Held discussions with the managements of Truevision and Pinnacle Systems concerning the business, past and current business operations, financial condition and future prospects of both companies, independently and combined;

    - Reviewed the Merger Agreement;

    - Reviewed the stock prices and trading histories of Truevision and Pinnacle Systems;

    - Reviewed the valuations of publicly traded companies which it deemed comparable to Truevision;

    - Compared the financial terms of the merger with other transactions which it deemed relevant;

    - Analyzed the pro forma earnings per share of the combined company;

    - Prepared a discounted cash flow analysis of Truevision; and

    - Made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

    In its review and analysis, and in arriving at its opinion, BancBoston Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and neither attempted independently to verify nor assumed responsibility for verifying any of such information. BancBoston Robertson Stephens relied upon the assurances of the managements of Truevision and Pinnacle Systems that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, BancBoston Robertson Stephens did not obtain or make, or assume responsibility for obtaining or making, any independent evaluation or appraisal of any of the properties or assets and liabilities (contingent or otherwise) of Truevision or Pinnacle Systems, nor was BancBoston Robertson Stephens furnished with any such evaluations or appraisals. BancBoston Robertson Stephens did not conduct any evaluation or analyses of the technology underlying the products of Truevision or Pinnacle Systems. With respect to the financial and operating forecasts (and the assumptions and bases therefor) prepared by Truevision and the publicly available information for Pinnacle Systems which BancBoston Robertson Stephens reviewed, upon the advice of Truevision, BancBoston Robertson Stephens assumed that such forecasts were reasonably prepared in good faith on the basis of reasonable assumptions, reflected the best currently available estimates and judgments of the managements of Truevision and Pinnacle Systems and that such forecasts (and the technological milestones necessary to achieve such results) would be realized in the amounts and in the time periods estimated by the managements of Truevision and Pinnacle Systems. In this regard, BancBoston Robertson Stephens noted that both Truevision and Pinnacle Systems face exposure to the Year 2000 problem and are currently undergoing Year 2000 projects. BancBoston Robertson Stephens did not undertake any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of Truevision and Pinnacle Systems with respect to the potential effect that the Year 2000 problem might have on their respective forecasts. In reaching its opinion, BancBoston Robertson Stephens assumed that Truevision would not be awarded within the next six months any outstanding contract bids in the ordinary course of business in excess of $10,000,000. BancBoston Robertson Stephens assumed that the merger would be consummated upon the terms set forth in the Agreement without material alteration thereof. BancBoston Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of its counsel.

    The following is a summary of the material financial analyses performed by BancBoston Robertson Stephens in connection with rendering the BancBoston Robertson Stephens opinion:

    COMPARABLE COMPANY ANALYSIS FOR TRUEVISION. Using publicly available information, BancBoston Robertson Stephens analyzed, among other things, the market values and trading multiples of Truevision and the following selected publicly traded companies in the video graphics editing industry: Visioneer Inc., Data Translation Inc., Cerion Technologies, Microtest Inc., Opti Inc., Radius Inc., and Media 100. BancBoston Robertson Stephens compared total capitalization values as multiples of, among other things, last twelve month, estimated calendar year 1998 and 1999 revenues. All multiples were based on closing stock prices as of December 9, 1998. Applying a range of stripped multiples for the comparable companies of last twelve month and estimated calendar year 1998 and 1999 revenues of (0.01)x to 0.28x, (0.01)x to 0.25x and (0.01)x to 0.19x respectively, to corresponding financial data for Truevision resulted in an equity reference range for Truevision of approximately $0.48 to $0.54 per share, as compared to the equity value of approximately $0.69 per share based on the closing price of Truevision common stock on December 9, 1998, or the $1.00 per share price offered by Pinnacle Systems.

    PRECEDENT TRANSACTIONS ANALYSIS. Using publicly available information, BancBoston Robertson Stephens analyzed the multiples paid in selected precedent transactions, including: Visioneer Inc. (Hardware Division)/Primax Electronics Ltd. (December 3, 1998), GTI Corp./Technitrol Inc. (May 19, 1998), Tseng Labs/ATI Technologies (December 16, 1997), NetFrame Systems Inc./Micron Electronics Inc. (June 10, 1997), Texas Instrument-Printers/Genicom Corp. (July 23, 1996), Rexon Inc./Legacy Storage Systems International Inc. (October 12,
1995) and SuperMac Technology Inc./Radius Inc. (May 23, 1994). BancBoston Robertson Stephens compared, among other things, the premium paid in the selected precedent transactions over the public equity closing sale price one day and four weeks prior to the announcement of the transactions. Applying a range of multiples for the last twelve months revenue and last twelve months book value for the selected precedent transactions of 0.14x to 0.41x and 0.58x to 1.53x, respectively to corresponding data for Truevision resulted in an equity reference range for Truevision of approximately $0.64 to $0.85, as compared to the equity value of approximately $0.69 per share based on the closing price of Truevision common stock on December 9, 1998, or the $1.00 per share price offered by Pinnacle Systems. All multiples for the selected precedent transactions were based on public information available at the time of announcement, or one day or four weeks prior to the announcement, as the case may be, of such transactions, without taking into account differing market and other conditions during the period in which the selected precedent transactions occurred.

    No company, transaction or business used in COMPARABLE COMPANY ANALYSIS or SELECTED PRECEDENT TRANSACTIONS ANALYSIS as a comparison is identical to Truevision, Pinnacle Systems or the merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies or the business segment, company or transactions to which they are compared.

    HISTORICAL EXCHANGE RATIO ANALYSIS. BancBoston Robertson Stephens reviewed and analyzed the historical ratio of the daily per share market closing prices of Truevision common stock and Pinnacle Systems common stock since December 1997. BancBoston Robertson Stephens noted that an exchange ratio of 0.0299 calculated as of December 9, 1998, the date of the analysis, represented a discount to the 0.057 average price ratio for the two companies for the previous 12 months, a discount to the 0.035 average price ratio for the two companies for the previous 90 days, a discount to the 0.031 average price ratio for the two companies for the previous 60 days, a premium to the 0.023 average price ratio for the two companies for the previous 30 days, a premium to the 0.024 average price ratio for the two companies for the last 10 days and a premium to the
0.021 price ratio for the two companies on December 9, 1998.

    DISCOUNTED CASH FLOW ANALYSIS FOR TRUEVISION. BancBoston Robertson Stephens performed a discounted cash flow analysis of the unlevered (before interest expense) after-tax cash flows of Truevision using BancBoston Robertson Stephens estimates based on discussions with Truevision for the fiscal years 1998 through 2005. BancBoston Robertson Stephens first discounted the projected, unlevered after-tax cash flows through December 31, 2005 using a range of discount rates from 16.0% to 22.0%. The range of discount rates was based on the cost of capital of Truevision and the comparable companies, which was approximately 15.0% to 21.0%. Truevision unlevered after-tax cash flows were calculated as the after-tax operating earnings of Truevision adjusted to add back non-cash expenses and deduct uses of cash not reflected in the income statement. BancBoston Robertson Stephens then added to the present value of the cash flows the terminal value of Truevision in the fiscal year ending December 31, 2005, discounted back at the same discount rate. The terminal value was computed by multiplying Truevision's projected revenue in fiscal 2005 by terminal multiples ranging from 0.1x to 0.5x. The range of terminal multiples selected reflect BancBoston Robertson Stephens' judgment as to an appropriate range of multiples at the end of the referenced period. The discounted cash flow valuation resulted in an equity reference range of approximately $0.29 to $0.91 per share, as compared to the equity value of approximately $0.69 per share based on the closing price of Truevision common stock on December 9, 1998, or the $1.00 per share price offered by Pinnacle Systems.

    PRO FORMA EARNINGS ANALYSIS. BancBoston Robertson Stephens analyzed the impact of the merger on the projected earnings per share (the "EPS") of the combined company for fiscal year 1999 based on Truevision management estimates for Truevision and publicly available research for Pinnacle Systems. Such analysis indicated that the merger would be dilutive by approximately 3.5% to 3.8% to Pinnacle Systems shareholders in fiscal year 1999. The actual results achieved by the combined company may vary from projected results and such variations may be material.

    While the foregoing summary describes certain analyses and factors that BancBoston Robertson Stephens deemed material in its presentation to the Truevision Board, it is not a comprehensive description of all analyses and factors considered by BancBoston Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BancBoston Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the BancBoston Robertson Stephens opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by BancBoston Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by BancBoston Robertson Stephens is based on all analyses and factors taken as a whole and also on application of BancBoston Robertson Stephens' own experience and judgment. Such conclusion may involve significant elements of subjective judgment and qualitative analysis. BancBoston Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, BancBoston Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of Truevision and Pinnacle Systems. The analyses performed by BancBoston Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of Truevision Common Stock may trade at any future time.

    Truevision engaged BancBoston Robertson Stephens pursuant to the BancBoston Robertson Stephens engagement letter on June 18, 1998. The BancBoston Robertson Stephens engagement letter, as subsequently amended, provides that, for its services, BancBoston Robertson Stephens is entitled to receive, contingent upon consummation of the merger, a fee equal to $850,000. Truevision has also agreed to reimburse BancBoston Robertson Stephens for its out-of-pocket expenses and to indemnify and hold harmless BancBoston Robertson Stephens and its affiliates and any other person, director, employee or agent of BancBoston Robertson Stephens or any of its affiliates, or any person controlling BancBoston Robertson Stephens or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by BancBoston Robertson Stephens as financial advisor to Truevision. The terms of the fee arrangement with BancBoston Robertson Stephens were negotiated at arm's length between Truevision and BancBoston Robertson Stephens, and the Truevision Board of Directors was aware of such fee arrangements.

    BancBoston Robertson Stephens was retained based on BancBoston Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as BancBoston Robertson Stephens' investment banking relationship and familiarity with Truevision. BancBoston Robertson Stephens has provided financial advisory and investment banking services to Truevision from time to time, including acting as co-manager for its initial public offering and a lead manager in a round of private offering.

    BANCBOSTON ROBERTSON STEPHENS IS A NATIONALLY RECOGNIZED INVESTMENT BANKING FIRM. AS PART OF ITS INVESTMENT BANKING BUSINESS, BANCBOSTON ROBERTSON STEPHENS IS FREQUENTLY ENGAGED IN THE VALUATION OF BUSINESSES AND THEIR SECURITIES IN CONNECTION WITH MERGERS AND ACQUISITIONS, NEGOTIATED UNDERWRITINGS, SECONDARY DISTRIBUTIONS OF SECURITIES, PRIVATE PLACEMENTS AND OTHER PURPOSES. BANCBOSTON ROBERTSON STEPHENS MAY ACTIVELY TRADE THE EQUITY OF TRUEVISION AND PINNACLE SYSTEMS FOR ITS OWN ACCOUNT AND FOR THE ACCOUNT OF ITS CUSTOMERS AND, ACCORDINGLY, MAY AT ANY TIME HOLD A LONG OR SHORT POSITION IN SUCH SECURITIES. BANCBOSTON ROBERTSON STEPHENS MAINTAINS A MARKET IN THE TRUEVISION COMMON STOCK AND REGULARLY PUBLISHES RESEARCH REPORTS REGARDING THE VIDEO GRAPHICS EDITING INDUSTRY AND THE BUSINESS AND SECURITIES OF TRUEVISION AND OTHER PUBLICLY TRADED COMPANIES IN THE VIDEO GRAPHICS EDITING INDUSTRY.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    EMPLOYMENT AGREEMENTS. In July 1998, Truevision entered into an employment agreement with Mr. Doctor, Truevision's President and Chief Executive Officer, that became effective on August 4, 1998. The term of the employment agreement is for a period of three years. Mr. Doctor's compensation pursuant to the employment agreement consists of a base salary of $199,500, subject to annual adjustment, along with such discretionary performance bonus amounts as the Truevision Board authorizes. If Truevision terminates Mr. Doctor's employment for any reason other than cause, he will be retained as a part-time employee or consultant and will be entitled to receive salary continuation payments, at his monthly base salary rate, for a period of twelve months after his date of termination. Mr. Doctor has agreed not to (1) compete with Truevision during the period in which he receives such salary continuation payments or (2) solicit or encourage employees to terminate employment with Truevision for a period of one year from his termination date. In connection with the merger, Truevision will give notice to Mr. Doctor terminating his employment other than for cause. After the merger, Mr. Doctor will be retained as a part-time employee or consultant of the surviving entity in the merger. The change of control provisions in Mr. Doctor's employment agreement provide that Mr. Doctor will receive a cash bonus at the time of the merger as provided under the current Truevision executive bonus plan, assuming targets had been met for the full 1999 fiscal year.

    In August 1998, Truevision entered into an employment agreement with Mr. Curson, Truevision's Senior Vice President and Chief Financial Officer. The term of the employment agreement is for a period of three years. Mr. Curson's compensation pursuant to the employment agreement consists of a base salary of $170,000, subject to annual adjustment, along with such discretionary performance bonus amounts as the Truevision Board shall authorize. In the event that Truevision terminates Mr. Curson's employment for any reason other than cause, he will be retained as a part-time employee or consultant and will be entitled to receive salary continuation payments, at his monthly base salary rate, for a period of six months after his date of termination. In the event that Mr. Curson has not secured full-time employment by the end of such six month period, such period will be extended until the earlier of (1) the end of an additional six month period or (2) such time as Mr. Curson secures full-time employment. In connection with the merger, Truevision will give notice to Mr. Curson terminating his employment other than for cause. After the merger, Mr. Curson will be retained as a part-time employee or consultant of the surviving entity in the merger. The change of control provisions in Mr. Curson's employment agreement provide that Mr. Curson will receive a cash bonus at the time of the merger as provided under the current Truevision executive bonus plan, assuming targets had been met for the full 1999 fiscal year.

    In connection with Truevision's merger with RasterOps Corporation in 1992, Truevision and Mr. Calabria, Truevision's Senior Vice President--Engineering, entered into an agreement that will pay Mr. Calabria an amount equal to six months' base compensation if Truevision terminates Mr. Calabria for any reason other than cause. If Mr. Calabria's employment with Truevision is terminated because of a disability, he will be entitled to an amount equal to one year's base compensation. In addition, upon termination for any reason other than cause, Mr. Calabria's unvested and unexercised stock options will immediately vest and become exercisable. The terms of the agreement continue until six months after the date of termination of Mr. Calabria's employment.

    In December 1998, Truevision amended all outstanding options granted to Messrs. Doctor and Curson, and the members of Truevision's Board and an outstanding warrant to Mr. Doctor to provide for, to the extent not already so provided for, (1) acceleration of vesting immediately prior to a merger of Truevision with or into another corporation (or the occurrence of certain other events resulting in a change of control of Truevision) and (2) the extension of the period in which such persons can exercise such options to the tenth anniversary of the original date of grant of the affected option, following a termination of service after a merger of Truevision with or into another corporation (or the occurrence of certain other events resulting in a change of control of Truevision) in which the affected option is assumed or substituted. Immediately after the merger, Bernardo, as the sole stockholder of the surviving entity, will approve the amendment of all of the option agreements granted to members of the Truevision Board and the warrant held by Mr. Doctor to provide that such options and warrants may be exercisable for 10 years from the original date of grant. These options will immediately be assumed by Pinnacle Systems following the execution of the written consent.

    INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that Pinnacle Systems will assume all of the obligations of Truevision under Truevision's existing indemnification agreements with each of the directors and officers of Truevision, as such agreements relate to the indemnification of such persons for expenses and liabilities arising from facts or events that occurred prior to the merger or relating to the transactions contemplated by the Merger Agreement. In addition, the Merger Agreement provides that the bylaws and certificate of incorporation of the surviving corporation in the merger shall contain provisions regarding indemnification that are at least as favorable to the Indemnified parties as those in the Truevision articles of incorporation and the Truevision bylaws and that such provisions shall not be amended, repealed or otherwise modified for a period of six years from the completion of the merger in any manner that would adversely affect the rights thereunder of the directors, officers, employees or agents of Truevision.

    The Merger Agreement also requires the surviving corporation in the merger, or Pinnacle Systems, to maintain in effect for six years after the completion of the merger, directors' and officers' liability insurance covering those persons who are currently covered by Truevision's directors' and officers' liability insurance policy on terms substantially similar to those applicable to the current directors and officers of Truevision, provided that the surviving corporation or Pinnacle Systems will not be required to expend in excess of 150%, subject to maximum annual premiums not in excess of the annual premium currently paid by Truevision for such coverage (or such coverage as is available for such 150% of such annual premium).

    INTERESTS IN TRUEVISION COMMON STOCK AND OPTIONS AND WARRANTS. As of the record date, the executive officers and directors of Truevision beneficially owned an aggregate of 1,060,950 shares of Truevision common stock (including 850,824 shares of Truevision common stock subject to Truevision options and warrants exercisable within 60 days of the record date). Based upon the closing sale price of Pinnacle common stock on February 5, 1999 of $36.75, and assuming the exercise of outstanding Truevision options and warrants exercisable within 60 days of the record date, the aggregate dollar value of Pinnacle common stock to be received in the merger by the executive officers and directors of Truevision is approximately $1,220,384. Pursuant to certain plans, options or employment agreements of Truevision, all option awards held by members of the Truevision Board, and Messrs. Doctor and Curson, will become immediately exercisable immediately prior to the merger and will remain exercisable until the tenth anniversary of the grant. "--General--Options" and "--Employment Agreements."

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
    The foregoing interests of the directors and certain members of management of Truevision in the Merger may mean that such persons have personal interests in the merger which may not be identical to the interests of other stockholders.

VOTING AGREEMENTS

    In connection with the Merger Agreement, certain of the executive officers and directors of Truevision entered into voting agreements with Pinnacle Systems, the form of which is attached as Appendix B. Based on the number of shares of Truevision common stock outstanding on the record date, such stockholders beneficially own (including shares subject to options and warrants to purchase Truevision Common Stock) 5.6% of the outstanding Truevision common stock. These stockholders agreed to vote or cause to be voted all shares of capital stock of Truevision owned of record, beneficially owned, held in any capacity at every Truevision stockholders meeting and every written consent in lieu of such meeting, in favor of approval of the merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the merger. The voting agreements terminate upon the earlier to occur of the date and time that merger shall becomes effective in accordance with the terms and provisions of the Merger Agreement or the date the Merger Agreement is terminated in accordance with its terms. In addition, the stockholders entering into the voting agreements granted Pinnacle Systems an irrevocable proxy to vote the stockholders shares of Truevision common stock in favor of the Merger Agreement and the merger.

REPRESENTATIONS AND COVENANTS

    Under the Merger Agreement, Truevision made a number of representations relating to, among other things:

    - Its organization and similar corporate matters and the organization and similar corporate matters regarding its subsidiaries;

    - Its capital structure;

    - Authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters;

    - The absence of conflicts under certificates of incorporation or bylaws, required consents or approvals and violations of any instruments or law;

    - Documents filed with the SEC and the accuracy of the information contained therein;

    - Absence of certain specified material adverse changes, material litigation or material undisclosed liabilities;

    - Certain tax, labor and employee benefit matters;

    - Title to properties and certain intellectual property matters;

    - Compliance with applicable laws including environmental law;

    - The accuracy of information supplied by Truevision in connection with the preparation of this Proxy Statement/Prospectus and the related registration statement;

    - The receipt of a fairness opinion from BancBoston Robertson Stephens;

    - The approval of the Merger Agreement by the Truevision Board;

    - The absence of any litigation; and

    - Year 2000 compliance.

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
    Under the Merger Agreement, Pinnacle Systems, Bernardo and Merger Sub made a number of representations relating to, among other things:

    - Their organization and similar corporate matters;

    - Their capital structure;

    - Authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters;

    - The absence of conflicts under the certificates and articles of incorporation, required consents or approvals and violations of any instruments of law,

    - Documents filed with the SEC and the accuracy of the information contained therein;

    - The accuracy of information supplied by Pinnacle Systems in connection with the preparation of this Proxy Statement/Prospectus and the related registration statement;

    - The approval of the Merger Agreement by the Pinnacle Systems Board; and

    - Absence of litigation.

    Each party has agreed promptly to notify the other of any event likely to result in the failure of a representation or warranty to be true in any material respect, or the material breach of a covenant under the Merger Agreement. Each party covenanted as to itself and its subsidiaries that, until the consummation of the merger or the termination of the Merger Agreement, it will, among other things, maintain its business, conduct its operations in the ordinary course, not take certain actions outside the ordinary course without the other's consent (which consent will not be unreasonably withheld), provide the other with reasonable access to its financial, operating and other information, and use all reasonable efforts to consummate the merger.

    Pinnacle Systems has agreed to honor in accordance with their terms all employment agreements to which Truevision is a party, as amended. See "--Interests of Certain Persons in the Merger-- Employment Agreements." Truevision has agreed to amend the Truevision ESPP as necessary to provide that:

    - The shares of Truevision common stock to be purchased thereunder shall be purchased on the last trading day immediately prior to the merger, or such earlier time as the Truevision Board shall specify

    - Any shares so purchased shall be automatically converted on the same basis as all other shares of Truevision common stock into shares of Pinnacle common stock

    - Immediately following such purchase of shares of Truevision common stock, the Truevision ESPP shall terminate.

    Pinnacle Systems' has agreed that from and after the closing of the merger, employees of Truevision may participate in Pinnacle Systems' Employee Stock Purchase Plan, subject to its terms and conditions.

    Pinnacle Systems has also made certain covenants regarding Truevision's existing indemnification agreements, maintenance of directors' and officers' liability insurance and representation of officers and directors of Truevision as defendants in certain litigation. See "--Interests of Certain Persons in the Merger--Indemnification and Insurance."

CONDITIONS TO CONSUMMATION OF THE MERGER

    In addition to the approvals of the stockholders of Truevision, the obligations of Pinnacle Systems and Truevision to consummate the merger are subject to the satisfaction of a number of other conditions, including among others:

    - The effectiveness and the absence of any stop orders or proceedings seeking a stop order with respect to the registration statement;

    - The absence of any temporary restraining order, preliminary or permanent injunction, or other legal restraint or prohibition issued or pending by any court or governmental authority, or any action taken or any statute or regulation that would prohibit or render illegal the consummation of the merger; and

    - The receipt of all material consents, orders and approvals and the expiration of any waiting periods imposed by, any governmental entity necessary for the consummation of the merger. See "--Regulatory Approvals Required."

    Each party's obligations under the Merger Agreement are also conditioned upon the accuracy of the representations and warranties made by the other party (without regard to materiality qualifiers) except such inaccuracies as would not have a material adverse effect individually or in the aggregate; the performance in all material respects by the other party of its covenants and the authorization for listing on Nasdaq of the shares of Pinnacle common stock to be issued in the merger.

REGULATORY APPROVALS REQUIRED

    Under the Merger Agreement, the obligations of both Pinnacle Systems and Truevision to consummate the merger are subject to, among others, the following conditions:

    - the expiration or termination of any waiting period (and any extension thereof) applicable to the consummation of the merger under the HSR Act and no action having been instituted by the Antitrust Division of the Department of Justice, or the DOJ, or the Federal Trade Commission, or the FTC, challenging or seeking to enjoin the consummation of the merger, which action shall not have been withdrawn or terminated; and

    - all material authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity, shall have been filed, expired or have been obtained.

    The applicable regulatory authority may not approve or take other required action with respect to the merger. Neither Pinnacle Systems nor Truevision has any control over the timing of such regulatory approval or other action. Pinnacle Systems and Truevision are not aware of any governmental approvals or actions that are required in order to consummate the merger except in connection with the Securities Act of 1933, the filing of merger-related documents under Delaware law or as described below. Should such other approval or action be required, it is contemplated that Pinnacle Systems and Truevision would seek such approval or action. Such approvals or actions, if required, may not be obtained.

    Transactions such as the merger are reviewed by the DOJ and the FTC to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the merger may not be consummated until such time as certain information has been furnished to the DOJ and the FTC and the specified waiting period requirements of the HSR Act have been satisfied. Pursuant to the HSR Act, on January 28, 1999, Pinnacle Systems and Truevision each furnished notification of the merger and provided certain information to the DOJ and the FTC. On February 5, 1999, the parties received notice of early termination of the specified waiting period requirements of the HSR Act.

    At any time before or after the closing of the merger, the DOJ, the FTC, state attorneys general, the antitrust regulatory agencies of various foreign countries or a private person or entity could challenge the merger under antitrust laws and seek, among other things, to enjoin the merger or to cause Pinnacle Systems to divest itself, in whole or in part, of Truevision or of other businesses conducted by Pinnacle Systems. Based on information available to them, Pinnacle Systems and Truevision believe that the merger will not violate federal, state or foreign antitrust laws. A challenge to the merger on antitrust grounds may be made and, if such a challenge is made, Pinnacle Systems and Truevision may not prevail or may be required to accept certain conditions, possibly including certain divestitures or hold-separate agreements in order to consummate the merger.

LIMITATION ON NEGOTIATIONS

    The Merger Agreement provides that Truevision will not, directly or indirectly, solicit or encourage (including by way of furnishing nonpublic information) or take other action to facilitate, any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below). However, the Truevision Board, in the exercise of and as required by its fiduciary duties as determined after consultation with outside legal counsel, may engage in discussions or negotiations with, and furnish information to, a third party who makes a written, unsolicited Acquisition Proposal that constitutes a Superior Offer (as defined below), provided that Pinnacle Systems has been notified in writing of the principal financial terms and conditions of such Superior Offer. The Merger Agreement also requires Truevision to immediately notify Pinnacle Systems of any unsolicited offer or proposal to enter into negotiations relating to an Acquisition Proposal and to provide Pinnacle Systems with information as to the identity of the party making such offer or proposal and the principal financial terms and conditions of such offer or proposal. See "--Termination; Breakup Fees."

    Under the Merger Agreement, an "Acquisition Proposal" is defined as any inquiry, offer or proposal (other than that by Pinnacle Systems) relating to

    - Any acquisition or purchase from Truevision by any party other than Truevision or Pinnacle Systems of more than a 15% interest in the total outstanding voting securities of Truevision or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any party other than Truevision or Pinnacle Systems beneficially owning 15% or more of the total outstanding voting securities of Truevision or any merger, consolidation, business combination or similar transaction involving Truevision where the stockholders immediately preceding the transaction will own less than 85% of the equity interests in the surviving or resulting entity of such transaction;

    - Any sale or disposition of more than 50% of the assets of Truevision; and

    - Any liquidation or dissolution of Truevision.

    A "Superior Offer" is defined as an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions:

    - Merger, consolidation, dissolution or similar transaction pursuant to which the stockholders of Truevision immediately preceding such transaction will hold less than 50% of the equity interest in the surviving or resulting entity of such transaction;

    - A sale or other disposition by Truevision of assets representing in excess of 50% of the fair market value of Truevision's business immediately prior to such sale; or

    - The acquisition by any person or group, including by way of a tender offer or an exchange offer, directly or indirectly, of beneficial ownership in excess of 50% of the voting power of the then outstanding shares, on terms that the Truevision Board determines, in its reasonable judgment, after consultation with its financial advisor, to be more favorable to Truevision stockholders than the terms of the merger. However, such offer shall not be deemed a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed.

WAIVER AND AMENDMENT

    At any time before the completion of the merger, Pinnacle Systems or Truevision may extend the time for the performance of any of the obligations or other acts of the parties under the Merger Agreement, waive any inaccuracies in the representations and warranties of the other contained in the Merger Agreement or waive compliance by the other with any of the agreements or conditions contained in the Merger Agreement.

    The Merger Agreement may be amended by Pinnacle Systems and Truevision at any time before or after the approval by the stockholders of Truevision of the Merger Agreement, but after any such stockholder approval, no amendment may be made which by law requires the further approval of such stockholders without obtaining such further approval.

TERMINATION; BREAKUP FEES

    TERMINATION. The Merger Agreement may be terminated any time before the completion of the merger, before or after approval and adoption of the Merger Agreement and approval of the Merger Agreement by the stockholders of Truevision

    - By mutual written consent of Pinnacle Systems and Truevision;

    - By Pinnacle Systems or Truevision if the merger has not become effective on or before May 31, 1999, unless caused by the action or failure to act of the party seeking to terminate the Merger Agreement in breach of such party's obligations thereunder;

    - By Pinnacle Systems or Truevision if any court or governmental entity of competent jurisdiction shall have taken any action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which action is final and nonappealable;

    - By Pinnacle Systems or Truevision if the required approval of the stockholders of Truevision is not obtained at the Truevision meeting, respectively, or any adjournment thereof, unless caused by the action or failure to act of Truevision and such failure constitutes a breach of the Merger Agreement;

    - By Pinnacle Systems if Truevision has accepted or recommended to the stockholders of Truevision an Acquisition Proposal and, in the case of the termination of the Merger Agreement by Truevision, Truevision has paid to Pinnacle Systems the breakup fee as described below;

    - By Pinnacle Systems if the Truevision Board withdraws, modifies or refrains from making its recommendation for approval in respect of the merger; or

    - By Pinnacle Systems or Truevision upon a breach of any representation, warranty, covenant or agreement of the other party, or if any representation or warranty of the other party has become untrue, in either case such that the conditions to the consummation of the merger would not be satisfied as of the time of such breach or as of the time such representation or warranty has become untrue, provided that if such inaccuracy in the representations and warranties or breach is curable by the party through the exercise of its reasonable efforts for the other party may not terminate the Merger Agreement for 30 days after notice of breach provided the party continues to exercise commercially reasonable efforts to cure such breach.

    In the event the Merger Agreement is terminated pursuant to any of the foregoing provisions, the merger will be deemed abandoned and such termination will be without liability of any party thereto, except for liability for breach of the Merger Agreement and except as set forth in the next paragraph.

In the event of such termination, the provisions of the Merger Agreement regarding fees and expenses and termination shall survive.

    BREAKUP FEES. Upon the occurrence of any of the following events, Truevision shall immediately make payment to Pinnacle Systems of a breakup fee of $500,000:

    - Truevision has accepted an Acquisition Proposal;

    - the Truevision Board has withdrawn, modified or refrained from making its unanimous recommendation or approval in respect of the merger, or has disclosed its intention to change such recommendation;

    - Truevision breaches the non-solicitation clauses of the Merger Agreement;

    - Truevision has entered into any letter of intent or similar documents accepting any Acquisition Proposal; or

    - A tender or exchange offer has been commenced by a party unrelated with Truevision or Pinnacle Systems, and Truevision has not sent a statement to its stockholders that it recommends rejection of such tender or exchange offer.

    Payment of the fee described in this paragraph will not be in lieu of damages incurred in the event of a breach of the Merger Agreement.

CERTAIN FEDERAL INCOME TAX MATTERS

    The receipt of shares of Pinnacle common stock in exchange for shares of Truevision common stock pursuant to the merger will be a taxable transaction for federal income tax purposes and also may be a taxable transaction under state, local or foreign tax laws. Additionally, the receipt of cash for fractional shares of Pinnacle common stock will also be a taxable transaction for federal income tax purposes. In general, a Truevision stockholder who receives shares of Pinnacle common stock in exchange for shares of Truevision common stock in the merger will recognize gain or loss for federal income tax purposes equal to the difference between the value of the shares of Pinnacle common stock received and the stockholder's tax basis in the shares of Truevision common stock exchanged. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same time and price) exchanged pursuant to the merger. Such gain or loss generally will be capital gain or loss if the shares disposed of were held as capital assets by the stockholder. Any net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by a non-corporate holder upon a disposition of the shares pursuant to the merger that have been held for more than 12 months will generally be subject to tax at a rate not to exceed 20%. Net capital gain recognized upon the sale of shares that have been held for 12 months or less will be subject to tax at ordinary income tax rates. In addition, any net capital gain recognized by a corporation upon a disposition of shares pursuant to the merger will be subject to tax at ordinary income tax rates.

    The foregoing summary constitutes a general description of certain federal income tax consequences of the merger without regard to the particular facts and circumstances of each Truevision stockholder and is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Special tax consequences not described herein may be applicable to certain stockholders subject to special tax treatment (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign stockholders and stockholders who have acquired their shares of Truevision common stock pursuant to the exercise of employee stock options or otherwise as compensation). ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO SPECIFIC TAX EFFECTS OF THE

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
MERGER APPLICABLE TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS.

ACCOUNTING TREATMENT

    Pinnacle Systems will account for the merger as a purchase in accordance with generally accepted accounting principles.

RESTRICTIONS ON RESALE OF PINNACLE COMMON STOCK

    The shares of Pinnacle common stock issuable to stockholders of Truevision upon consummation of the merger have been registered under the Securities Act of 1933. Such shares may be traded freely without restriction by those stockholders who are not deemed to be "affiliates" of Truevision or Pinnacle Systems, as that term is defined in the rules under the Securities Act. Shares of Pinnacle common stock received by those stockholders of Truevision who are deemed to be "affiliates" of Truevision may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Truevision has obtained agreements by each stockholder of Truevision who is an "affiliate" of Truevision to the effect that such persons will not offer to sell, transfer or otherwise dispose of, or reduce such person's risk relative to, any of the shares of Pinnacle common stock distributed to them pursuant to the merger except in compliance with Rule 145 under the Securities Act, or in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or in an offering which is registered under the Securities Act. A form of these affiliate agreements is included as Appendix C to this Proxy Statement/Prospectus.

DISSENTERS' RIGHTS

    Neither Pinnacle Systems or Truevision shareholders are entitled to dissenter's rights in connection with the merger.

STOCK EXCHANGE LISTING OF PINNACLE COMMON STOCK

    It is a condition to the obligations of Truevision and Pinnacle Systems to consummate the merger that the shares of Pinnacle common stock to be issued in the merger be approved for listing on Nasdaq. Pinnacle Systems will file an additional listing application with Nasdaq covering such shares, and it is anticipated that such application will be approved at or before the close of the merger.

EXPENSES

    The Merger Agreement provides that all costs and expenses incurred in connection with such agreement and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, except for expenses (other than attorney's fees) incurred in connection with printing the Registration Statement and this Proxy Statement/Prospectus, and the filing fees with the SEC with respect to the Registration Statement and this Proxy Statement/Prospectus, which will be shared equally by Truevision and Pinnacle Systems. Truevision shall also pay Pinnacle Systems a breakup fee in certain circumstances. See "--Termination; Breakup Fees."

SURRENDER OF TRUEVISION COMMON STOCK CERTIFICATES

    Promptly after the completion of the merger, Pinnacle Systems will cause its exchange agent, ChaseMellon Shareholder Services LLC, to mail to each Truevision stockholder of record a letter of transmittal with instructions to be used by such stockholder in surrendering certificates which, prior to the merger, represented shares of Truevision common stock in exchange for certificates representing shares of Pinnacle common stock. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE PRIOR TO APPROVAL AND ADOPTION OF THE MERGER AGREEMENT BY THE TRUEVISION STOCKHOLDERS.

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
    Upon the surrender of a Truevision common stock certificate to Pinnacle Systems' exchange agent together with a duly executed letter of transmittal and such other documents as may be reasonably required by the exchange agent, the holder of such certificate will be entitled to receive in exchange therefor a certificate representing the number of shares of Pinnacle common stock to which the holder of Truevision common stock is entitled pursuant to the provisions of the Merger Agreement cash in lieu of fractional shares and any payable dividends or distributions. In the event of a transfer of ownership of Truevision common stock which is not registered in the transfer records of Truevision, a certificate representing the appropriate number of shares of Pinnacle common stock may be issued to a transferee if the certificate representing such Truevision common stock is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid, along with a duly executed letter of transmittal.

    Until a certificate representing Truevision common stock has been surrendered to the exchange agent, each such certificate will be deemed at any time after the completion of the merger to represent only the right to receive upon such surrender the certificate representing the number of shares of Pinnacle common stock (and associated preferred stock purchase rights) to which the Truevision stockholder is entitled under the Merger Agreement, cash in lieu of fractional shares and any payable dividends or distributions. Upon consummation of the merger, shares of Truevision common stock will cease to be traded on Nasdaq, and there will be no further market for Truevision common stock.

                                   TRUEVISION
        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    This section contains forward-looking statements which are subject to certain risks and uncertainties. Future events and financial results may differ materially from those described herein, depending on such factors as are described herein and in Truevision's Annual Report on Form 10-K for the year ended June 27, 1998. The following discussion should be read in conjunction with the selected financial data and the Consolidated Financial Statements and notes thereto included elsewhere herein.

                                                 SIX MONTHS ENDED     SIX MONTHS ENDED     JUNE 27,     JUNE 28,     JUNE 29,
PERCENTAGE OF NET SALES                          DECEMBER 26, 1998    DECEMBER 27, 1997      1998         1997         1996
----------------------------------------------  -------------------  -------------------  -----------  -----------  -----------
Net sales.....................................           100.0%               100.0%           100.0%       100.0%       100.0%
Cost of sales.................................            63.8                 56.6             56.0         69.7         60.6
                                                         -----                -----            -----        -----        -----
Gross profit..................................            36.2                 43.4             44.0         30.3         39.4
Operating expenses:
  Research and development....................            18.0                 13.0             13.5         15.8         10.1
  Selling, general and administrative.........            32.7                 24.4             26.4         39.9         23.4
  Restructuring and other costs...............             0.0                  0.0           --              3.9       --
                                                         -----                -----            -----        -----        -----
Income (loss) from operations.................           (14.5)                 6.0              4.1        (29.3)         5.9
Interest and other expense, net...............            (0.2)                (0.5)            (0.3)        (1.5)        (0.7)
                                                         -----                -----            -----        -----        -----
Income (loss) before provision for income
  taxes and cumulative effect of change in
  accounting principle........................           (14.7)                 5.5              3.8        (30.8)         5.2
Provision for income taxes....................             0.0                  0.2              0.1          3.5          0.1
                                                         -----                -----            -----        -----        -----
Income (loss) before cumulative effect of
  change in accounting principle..............           (14.7)                 5.3              3.7        (34.3)         5.1
Cumulative effect of change in accounting
  principle...................................          --                   --               --            (11.1)      --
                                                         -----                -----            -----        -----        -----
Net income (loss).............................           (14.7)%                5.3%             3.7%       (45.4)%        5.1%
                                                         -----                -----            -----        -----        -----
                                                         -----                -----            -----        -----        -----

CURRENT QUARTER COMPARED TO PRIOR QUARTER AND PRIOR YEAR QUARTER RESULTS OF
  OPERATIONS

    NET SALES

    Net sales were $6.4 million for the quarter ended December 26, 1998, compared to $10.0 million for the quarter ended December 27, 1997, and $7.5 million for the quarter ended September 26, 1998. Truevision believes that revenue will continue to be under pressure, however revenues are expected to level off or increase slightly over the second half of the fiscal year based on benefits from the introduction of new products and timing of revenue from OEM engineering contracts. International net sales represented 23% of net sales for the quarter ended December 26, 1998, compared to 33% for the quarter ended December 27, 1997, and 22% for the quarter ended September 26, 1998.

    Net sales to the retail/distribution channel during the quarter ended December 26, 1998 were $4.6 million, compared to $6.7 million for the quarter ended December 27, 1997, and $5.2 million for the quarter ended September 26, 1998. Sales to the retail/distribution channel decreased during the quarters ended December 26, 1998 and September 26, 1998 primarily due to a decline in international sales because of slower business in Asia and lower sales of low end products.

    In January 1998, Truevision began selling completely configured video production workstations directly to end-users, and in June 1998 through its dealer network, based on Avid's popular MCXpress NT non-linear editing software, its own award winning TARGA products and IBM's newest IntelliStation M Pro computer system. Net sales of workstations for the quarters ended December 26, 1998 and September 26, 1998 were $0.6 million and $0.6 million respectively.

    In April 1998, Truevision announced four new members of its award-winning TARGA video card family: TARGA 2000 DDR, the first single-slot, uncompressed, serial digital capture and output solution; TARGA 2000 RTX3D and SDX3D, the first non-linear editing solution with a fully integrated broadcast 3D DVE; and the TARGA DV2000 RTX, the first real-time, dual-stream DV card fully supporting the consumer DV, DVCAM and DVCPRO formats. Net sales of TARGA 2000 RTX3D and SDX3D were $0.4 million and $0.4 million for the quarters ended December 26, 1998 and September 26, 1998, respectively. TARGA 2000 DDR and TARGA DV2000 RTX are expected to ship in future quarters of fiscal 1999.

    In April 1998, Truevision began shipping its new BRAVADO 2000 for Windows. BRAVADO 2000 is the next-generation video editing solution of the BRAVADO 1000 designed to help first time non-linear video users create professional quality content quickly and easily. Net sales of BRAVADO 2000 for the quarters ended December 26, 1998 and September 26, 1998 were $0.3 million and $0.2 million, respectively.

    In August 1998, Truevision began shipping its new BRAVADO DV2000, a complete firewire (IEEE 1394) video editing solution for Windows. BRAVADO DV2000 includes a full version of Adobe Premiere-Registered Trademark- 5.1. Net sales of BRAVADO DV2000 were $0.5 million and $0.3 million for the quarters ended December 26, 1998 and September 26, 1998, respectively.

    The volume and timing of recognition of revenue from distributors and orders received from other direct customers during a quarter are difficult to forecast. Truevision's non-OEM customers generally do not place scheduled orders in advance and, as a result, backlog at the beginning of each quarter represents only a portion of the product sales anticipated in that quarter. Quarterly net sales and operating results therefore depend on the volume and timing of bookings received during a quarter and sales made by distributors during a quarter, which are difficult to forecast. The absence of backlog has limited Truevision's ability to predict appropriate production and inventory levels, which has had and could have in the future an adverse effect on operating results. Truevision's results of operations may fluctuate from quarter to quarter due to these and other factors, such as announcements by Truevision, its competitors or the manufacturers of platforms with which Truevision's products are used.

    OEM net sales were $1.8 million for the quarter ended December 26, 1998, compared to $3.2 million for the quarter ended December 27, 1997, and $2.3 million for the quarter ended September 26, 1998. The decrease in OEM net sales was primarily attributable to the timing of revenue from OEM engineering contracts.

    GROSS PROFIT

    Truevision had a gross profit of $2.2 million, or 34% of net sales, for the quarter ended December 26, 1998, compared to $4.5 million, or 45% of net sales, for the quarter ended December 27, 1997, and $2.9 million, or 38% of net sales, for the quarter ended September 26, 1998. The decrease in the gross profit percentage from 45% for the quarter ended December 27, 1997 and 38% for the quarter ended September 26, 1998 to 34% for the quarter ended December 26, 1998 was due primarily to lower margins on OEM net sales and price decreases in the TARGA 2000 RTX and SDX product lines.

    RESEARCH AND DEVELOPMENT EXPENSES

    Research and development expenses were $1.4 million for the quarter ended December 26, 1998, compared to $1.2 million for the quarter ended December 27, 1997, and $1.1 million for the quarter ended September 26, 1998.

    Truevision believes that continued investment in research and development is critical to its future growth and its competitive position in the video products market and is directly related to timely development of new and enhanced products. Truevision, therefore, may incur increased research and development spending in future periods. Because of the inherent uncertainty of development projects, there can be no assurance that increased research and development efforts will result in successful product introductions or enable Truevision to maintain or increase sales.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses were $2.3 million for the quarter ended December 26, 1998, compared to $2.5 million for the quarter ended December 27, 1997, and $2.3 million for the quarter ended September 26, 1998. Although the Company has reduced its sales and marketing promotions and believes that such promotions are sufficient for the current sales level, there can be no assurance that the current or increased sales and marketing promotions will enable the Company to maintain or increase its current level of sales.

CURRENT SIX MONTH PERIOD COMPARED TO PRIOR YEAR SIX MONTH PERIOD

    NET SALES

    Net sales were $13.9 million for the six months ended December 26, 1998, compared to $20.1 million for the six months ended December 27, 1997. International net sales represented 22% for the six months ended December 26, 1998, compared to 31% for the six months ended December 27, 1997.

    Net sales to the retail/distribution channel for the six months ended December 26, 1998 were $9.8 million, compared to $14.0 million for the six months ended December 27, 1997. Sales to the retail/distribution channel decreased primarily due to a decline in international sales because of slower business in Asia and lower sales of low end products.

    In January 1998, Truevision began selling completely configured video production workstations directly to end-users, and in June 1998 through its dealer network, based on Avid's popular MCXpress NT non-linear editing software, its own award winning TARGA products and IBM's newest IntelliStation M Pro computer system. Net sales of workstations were $1.2 million for the six months ended December 26, 1998.

    In April 1998, Truevision announced four new members of its award-winning TARGA video card family: TARGA 2000 DDR, the first single-slot, uncompressed, serial digital capture and output solution; TARGA 2000 RTX3D and SDX3D, the first non-linear editing solution with a fully integrated broadcast 3D DVE; and the TARGA DV2000 RTX, the first real-time, dual-stream DV card fully supporting the consumer DV, DVCAM and DVCPRO formats. Net sales of TARGA 2000 RTX3D and SDX3D were $0.8 million for the six months ended December 26, 1998. TARGA 2000 DDR and TARGA DV2000 RTX are expected to ship in future quarters of fiscal 1999.

    In April 1998, Truevision began shipping its new BRAVADO 2000 for Windows. BRAVADO 2000 is the next-generation video editing solution of the BRAVADO 1000 designed to help first time non-linear video users create professional quality content quickly and easily. Net sales of BRAVADO 2000 were $0.5 million for the six months ended December 26, 1998.

    In August 1998, Truevision began shipping its new BRAVADO DV2000, a complete firewire (IEEE 1394) video editing solution for Windows. BRAVADO DV2000 includes a full version of Adobe Premiere-Registered Trademark- 5.1. Net sales of BRAVADO DV2000 were $0.8 million for the six months ended December 26, 1998.

    OEM net sales were $4.1 million for the six months ended December 26, 1998, compared to $6.1 million for the six months ended December 27, 1997. The decrease in OEM net sales was primarily attributable to the timing of revenue from OEM engineering contracts.

    GROSS PROFIT

    Truevision had a gross profit of $5.0 million, or 36% of net sales, for the six months ended December 26, 1998, compared to $8.7 million, or 43% of net sales, for the six months ended December 27, 1997. The decrease in the gross profit percentage between the two periods was due primarily to lower margins on OEM net sales and price decreases in the TARGA 2000 RTX and SDX product lines.

    RESEARCH AND DEVELOPMENT EXPENSES

    Research and development expenses were $2.3 million for the six months ended December 26, 1998, compared to $2.6 million for the six months ended December 27, 1997.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses were $4.5 million for the six months ended December 26, 1998, compared to $4.9 million for the six months ended December 27, 1997. Although Truevision has reduced its sales and marketing promotions and believes that such promotions are sufficient for the current sales level, there can be no assurance that the current or increased sales and marketing promotions will enable the Company to maintain or increase its current level of sales.

FISCAL 1998 COMPARED TO FISCAL 1997

                                                                             YEAR ENDED
                                                                  --------------------------------
                                                                   JUNE 27, 1998    JUNE 28, 1997
                                                                  ---------------  ---------------
Net Sales:
  Retail/Distribution...........................................     $    26.2        $    32.3
  OEM...........................................................          10.6             11.3
                                                                         -----            -----
    Total net sales.............................................     $    36.8        $    43.6
Gross Profit....................................................     $    16.2        $    13.2

    NET SALES

    Net sales were $36.8 million for fiscal 1998, a decrease of $6.8 million, or 15.7%, from fiscal 1997. International net sales represented 31.2% of net sales for fiscal 1998, compared to 29.4% for fiscal 1997.

    Net sales to the retail/distribution channel were $26.2 million during fiscal 1998, a decrease of $6.1 million, or 18.9%, from fiscal 1997. The decrease in net sales was due primarily to the discontinuance of the BRAVADO 1000 product, with net sales in fiscal 1997 of $5.9 million, as compared with $0.3 million in fiscal 1998. Truevision anticipates that the introduction of new products during fiscal 1998 will have a positive effect on net sales for fiscal 1999.

    In January 1998, Truevision began selling completely configured video production workstations directly to end-users, and in June 1998 through its dealer network, based on Avid's popular MCXpress NT non-linear editing software, its own award winning TARGA products and IBM's newest IntelliStation M Pro computer system. Net sales of workstations for fiscal 1998 were $0.7 million.

    In late April 1998, Truevision began shipping its new BRAVADO 2000 for Windows. BRAVADO 2000 is the next-generation video editing solution of the BRAVADO 1000 designed to help first time non-linear video users create professional quality content quickly and easily. Net sales of BRAVADO 2000 for fiscal 1998 were $0.4 million.

    OEM net sales were $10.6 million for fiscal 1998, a decrease of $0.7 million, or 6.2%, from fiscal 1997. OEM net sales for fiscal 1998 and 1997 included $1.5 million and $0.8 million, respectively, of engineering services revenue from product design and development agreements. In January 1998, Truevision signed a letter of agreement with the Video Systems Division of Matsushita to design and develop enhancements to the DVCPRO-based TARGA 2000 RTX product line, including incorporation of Matsushita's advanced DV technology. OEM net sales for fiscal 1998 included revenue of $1.0 million pursuant to this agreement.

    GROSS PROFIT

    Truevision had a gross profit of $16.2 million, or 44.0% of net sales, for fiscal 1998 compared to gross profit of $13.2 million, or 30.3% of net sales, during fiscal 1997. Truevision's gross margins increased in fiscal 1998 due to Truevision's focus on higher margin products, results of restructured operations and better inventory management. Additionally, Truevision recorded costs in fiscal 1997 related to absorption of period expenses over a lower sales base and inventory valuation adjustments. The gross profit for fiscal 1998 and 1997 included revenue from license fees and engineering services for the periods.

    RESEARCH AND DEVELOPMENT EXPENSES

    Research and development expenses were $5.0 million, or 13.5% of net sales, for fiscal 1998, compared to $6.9 million, or 15.8% of net sales, for fiscal 1997. Research and development expenses for fiscal 1998 decreased $1.9 million, or 27.9%, primarily due to reduced expense levels from the implementation of Truevision's restructuring plan (see "Special Charges--Fiscal 1997" below).

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses were $9.7 million, or 26.4% of net sales, for fiscal 1998, compared to $17.4 million, or 39.9% of net sales, for fiscal 1997. Selling, general and administrative expenses for fiscal 1998 decreased $7.7 million, or 44.1%, primarily due to reduced expense levels from the implementation of Truevision's restructuring plan (see "Special Charges--Fiscal 1997" below), which also included a reduction in Truevision's sales and marketing promotions in fiscal 1998.

    OTHER EXPENSE, NET

    Other expense, net, for fiscal 1998 of $0.2 million is comprised primarily of interest expense, net of interest income, and charges not related to operations.

    INCOME TAXES

    In the fourth quarter of fiscal 1997, Truevision recorded a provision for income taxes of $1.5 million to fully reserve for deferred tax assets because management determined at that time that the future realization of these deferred tax assets was uncertain. At June 27, 1998, Truevision had gross deferred tax assets of $21.2 million relating primarily to net operating loss carryforwards. These deferred tax assets have been fully reserved due to the uncertainty of future realization of the net operating loss carryforwards. A provision for income taxes of $42,000 was recorded for fiscal 1998, which represented federal and state alternative minimum taxes.

FISCAL 1997 COMPARED TO FISCAL 1996

    On September 27, 1996, Truevision announced a change in its method of accounting for recognizing distributor revenue. As a result, the quarter ended September 28, 1996 included a $4.9 million, or $0.38 per share, charge for the cumulative effect of the change in accounting. For a more complete discussion, see "Accounting Change" below. The following table sets forth net sales and gross profit for fiscal 1997 and 1996. Note, the net sales and gross profit for fiscal 1996 is on a pro forma basis assuming the new method had been applied retroactively (in millions):

                                                                             YEAR ENDED
                                                                  --------------------------------
                                                                   JUNE 28, 1997    JUNE 29, 1996
                                                                  ---------------  ---------------
Net Sales
  Retail/Distribution...........................................     $    32.3        $    30.6*
  OEM...........................................................          11.3             35.3
                                                                         -----            -----
    Total Net Sales.............................................     $    43.6        $    65.9

Gross Profit....................................................     $    13.2        $    25.6

------------------------

* As compared to net sales of $36.2 for fiscal 1996 under the previous accounting method.

    NET SALES

    Net sales were $43.6 million for fiscal 1997, a pro forma decrease of $22.3 million, or 33.8%, from fiscal 1996. International net sales represented 29.4% of net sales for fiscal 1997, compared to a pro forma 23.1% for fiscal 1996. The decrease in total net sales from fiscal 1996 was primarily due to a reduction in sales to Avid as discussed below.

    Net sales to the retail/distribution channel were $32.3 million during fiscal 1997, a pro forma increase of $1.7 million, or 5.6%, from fiscal 1996. Sales to the retail/distribution channel for fiscal 1997 increased primarily due to the addition of the TARGA 2000 RTX and Bravado product lines but sales were still adversely impacted during the first half of fiscal 1997 by delays in the availability of third party software applications. During the second quarter of fiscal 1997, Truevision's software development partners made progress toward the completion of new applications for Truevision's high-end TARGA 2000 RTX. Two such applications were released in January 1997.

    OEM net sales were $11.3 million for fiscal 1997, a decrease of $24.0 million, or 68.0%, from fiscal 1996. The decrease in OEM business in fiscal 1997 was primarily due to a reduction in sales to Avid as discussed below.

    During fiscal 1995, Truevision entered into a three-year OEM agreement with Avid under which Avid had agreed to make minimum aggregate purchases of certain products of $40 million during calendar years 1995 through 1997. In the fourth quarter of fiscal 1996, Avid and Truevision negotiated a fully paid license fee in the amount of $1.45 million allowing Avid to manufacture certain products used by Avid, rather than purchase them from Truevision. Truevision did not in fiscal 1997 and does not in the future expect to receive any revenues or royalties resulting from Avid's manufacture and use of such products. Truevision has no further obligations to Avid. For fiscal 1997 and 1996, Avid accounted for 1.2% and pro forma 39.0%, respectively, of Truevision's net sales.

    OEM net sales for fiscal 1997 and 1996 included $0.8 million and $2.4 million, respectively, of revenues from license fees under product license agreements (including the $1.45 million Avid product license buyout in fiscal 1996 discussed above) and engineering services revenue from a product design and development agreement.

    GROSS PROFIT

    Truevision had a gross profit of $13.2 million, or 30.3% of net sales, for fiscal 1997 compared to pro forma gross profit of $25.6 million, or 38.8% of net sales, during fiscal 1996. Truevision's gross margins decreased in fiscal 1997 primarily due to absorption of period costs (i.e., other cost of sales) over a lower sales base, inventory valuation adjustments, and lower revenue from license fees and engineering services. The gross profit for fiscal 1997 and 1996 included revenue from license fees and engineering services for the periods. The revenue from license fees and engineering services for fiscal 1997 approximated the related costs.

    RESEARCH AND DEVELOPMENT EXPENSES

    Research and development expenses were $6.9 million for fiscal 1997, compared to $7.2 million for fiscal 1996. As a percentage of net sales, research and development expenses were 15.8% for fiscal 1997, compared to a pro forma 11.0% for fiscal 1996. The decrease of $0.3 million in fiscal 1997 was primarily due to a shift in resources to support engineering revenue as discussed above.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

    Selling, general and administrative expenses were $17.4 million for fiscal 1997, compared to $16.8 million for fiscal 1996. As a percentage of net sales, selling, general and administrative expenses were 39.9% for fiscal 1997, compared to a pro forma 25.4% for fiscal 1996. The increase of $0.6 million in fiscal 1997 was primarily due to start-up costs associated with launching the new signature VAR sales channel, which is being used to market the TARGA 2000 product line.

    OTHER EXPENSE, NET

    Other expense, net, for fiscal 1997 was comprised primarily of charges associated with the discontinuance of the initial development of a separate computer system product line and residual expenses associated with the RasterOps product line. Other expense, net, for fiscal 1996 was comprised primarily of residual expenses associated with the RasterOps product line.

    INCOME TAXES

    In the fourth quarter of fiscal 1997, Truevision recorded a provision for income taxes of $1.5 million to fully reserve for deferred tax assets because management determined at that time that the future realization of these deferred tax assets was uncertain. At June 28, 1997, Truevision had gross deferred tax assets of $22.5 million relating primarily to net operating loss carryforwards. These deferred tax assets have been fully reserved due to the uncertainty of future realization of the net operating loss carryforwards. A provision for income taxes of $110,000 was recorded for fiscal 1996, which represents federal and state alternative minimum taxes.

SPECIAL CHARGES

    SPECIAL CHARGES--FISCAL 1997

    During the quarter ended June 28, 1997, Truevision recorded a charge for restructuring and other costs of $1.7 million. This charge primarily consisted of costs associated with downsizing facilities and reduction in headcount. Also, as a result of Truevision's decision to close its European offices, the restructuring charge included costs associated with lease terminations and write-off of fixed assets for the sales offices located in France and the United Kingdom, and the write-off of the cumulative translation adjustment.

    ACCOUNTING CHANGE

    In the quarter ended September 28, 1996, Truevision changed its accounting method for recognizing distributor revenue, whereby Truevision defers recognizing revenue, and does not relieve inventory on shipments to distributors, until shipment by the distributor. Previously, Truevision recognized revenue, after recording appropriate reserves for sales returns from distributors and allowances granted to them, at the time of shipment to the distributor. Distributor agreements allow certain rights of return and price protection on products held by distributors. Cash received in advance of recognizing distributor revenue is recorded as advances on inventory held by distributors. Truevision believes that deferral of distributor sales and related gross margins until the product is shipped by the distributors results in a more meaningful measurement of operations and is a preferable method of accounting for distributor revenue.

    The cumulative effect on prior years of changing the accounting method was $4.9 million, or $0.38 per share. This amount was reflected in the quarter ended September 28, 1996. The estimated pro forma amounts for the year ended June 29, 1996 assuming the new method of accounting had been applied retroactively would be net sales of $65.9 million and net income of $1.0 million, or $0.08 per share.

LIQUIDITY AND CAPITAL RESOURCES

    At December 26, 1998, Truevision had cash and cash equivalents of $1.9 million, a decrease of $3.1 million from the $5.0 million at June 27, 1998 and a decrease of $1.7 million from the $3.6 million at September 26, 1998. Working capital totaled $6.3 million at December 26, 1998, a decrease of $1.8 million from the $8.1 million at June 27, 1998 and a decrease of $1.5 million from the $7.8 million at September 26, 1998.

    Net cash used in operating activities was $2.8 million during the six months ended December 26, 1998, compared to net cash provided by operating activities of $3.1 million during the six months ended December 27, 1997. During the six months ended December 26, 1998, Truevision used cash flow from operations primarily due to a net loss of $2.0 million, a decrease in accounts payable of $1.5 million and an increase in inventory of $0.9 million. These factors were partially offset by a decrease in accounts receivable of $1.1 million and the non-cash effect from depreciation and amortization of $0.5 million.

    In August 1997, Truevision entered into an agreement with a major supplier to purchase $1.6 million of a certain component during fiscal 1998 and 1999. During the quarter ended December 26, 1998, $0.5 million of the component was purchased, completing Truevision's obligation under the agreement.

    Net cash used in investing activities was $0.3 million during the six months ended December 26, 1998, compared to $0.1 million during the six months ended December 27, 1997. At December 26, 1998, Truevision had no material commitments for the purchase of capital equipment.

    Net cash provided by financing activities was $35,000 during the six months ended December 26, 1998, compared to $3.5 million used in financing activities during the six months ended December 27, 1997. During the six months ended December 27, 1997, Truevision repaid $3.7 million in borrowings under the line of credit.

    Truevision has a one-year revolving line of credit agreement allowing Truevision to borrow up to $4.25 million, as amended, based upon percentages of eligible accounts receivable and inventory. The primary financial covenants of the line of credit relate to quick ratio, tangible net worth, debt to tangible net worth and profitability. As of December 26, 1998, Truevision was in violation of the quick ratio and profitability covenants of the line of credit. The bank has provided a waiver of these defaults. In the event Truevision continues to be in default, Truevision may need to renegotiate terms with the bank or seek alternative sources of funds. Truevision has received indication from the bank of its willingness to enter into such negotiations. As of December 26, 1998, Truevision had no borrowings and $2.3 million available under the line of credit. As of January 15, 1999, Truevision had $1.0 million in borrowings and an additional $1.3 million available under the line of credit.

    On December 16, 1998, Truevision received a notice from the Nasdaq Stock Market that Truevision's common stock, traded on the Nasdaq National Market under the symbol "TRUV," had failed to maintain a minimum closing bid price of greater than or equal to $1.00 for thirty consecutive trading days. In order to maintain continued listing for trading on the Nasdaq National Market, Truevision has 90 calendar days in which to regain compliance with the $1.00 minimum bid price requirement. Although Truevision has met such requirement, its listing remains subject to assessment by Nasdaq Stock Market of Truevision's ability to meet the listing criteria on an ongoing basis. As of February 5, 1999, Nasdaq's assessment is continuing. If Truevision's common stock has not complied with this requirement on or before the end of the ninety day period ending March 18, 1999, Truevision's common stock will be delisted at the opening of trading on March 22, 1999. In the event of such a delisting, Truevision's common stock would likely be traded on the OTC-Bulletin Board, which could have a material adverse effect on Truevision, the trading price and liquidity of its common stock and Truevision's ability to raise capital. In addition, although there would be no substantive change in Truevision's business, if Truevision effects a reverse stock split in order to meet the $1 minimum bid price requirement, there could be a material adverse effect on the trading price of Truevision's common stock.

    Truevision's year-to-date operating losses have resulted in the need to address Truevision's liquidity position. Truevision's plans include this merger and the introduction of new products and, if necessary, inventory and cost reduction measures. Management believes that these plans, when coupled with available credit facilities as discussed above, will enable Truevision to continue as a going concern at least through June 26, 1999.

    Truevision believes that success in its industry requires substantial capital in order to maintain the flexibility to take advantage of opportunities as they may arise. Truevision, from time to time, as market and business conditions warrant, invest in or acquire complementary businesses, products or technologies. Truevision may require additional equity or debt financing to fund such activities. Truevision may not be able to obtain these funds on terms and conditions acceptable to Truevision. In addition, the sale of additional equity or convertible debt securities could result in additional dilution in the equity ownership of Truevision's stockholders.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128 ("SFAS No. 128"), "Earnings per Share." SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997. SFAS No. 128 replaces the presentation of primary earnings per share ("EPS") with a presentation of "basic" EPS. Basic EPS is calculated by dividing the income or loss available to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. "Fully diluted" EPS is replaced by "diluted" EPS and is computed similarly to fully diluted EPS under the provisions of Accounting Principles Board Opinion No. 15 "Earnings per Share". Basic EPS and diluted EPS for the year ended June 27, 1998, calculated in accordance with SFAS No. 128, are the same as net income per common share computed using the prior rules.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income." SFAS No. 130 requires that all items recognized under accounting standards as components of comprehensive earnings be reported in an annual financial statement that is displayed with the same prominence as other annual financial statements. SFAS No. 130 also requires that an entity classify items other comprehensive earnings by their nature in an annual financial statement. Effective June 28, 1998, Truevision adopted SFAS No.
130. As Truevision had no items of other comprehensive income during the period, adoption of SFAS No. 130 did not have a material effect on the Company's financial statements.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires public companies to disclose certain operating and financial information by business segment in their annual and interim financial statements. SFAS No. 131 is effective for financial statements issued for periods beginning after December 15, 1997. The business segment disclosures of Truevision determined in accordance with SFAS No. 131 are the same as those determined using the prior rules and, therefore, adoption of SFAS No. 131 is not anticipated to have a material impact on Truevision's financial statements.

    In June 1998, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 addresses the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under SFAS No. 133, entities are required to carry all derivative instruments in the balance sheet at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, the reason for holding it. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. As Truevision had no derivative instruments at December 26, 1998, adoption of SFAS No. 133 is not expected to have a material effect on Truevision's financial statements.

IMPACT OF CURRENCY AND INFLATION

    Truevision purchases materials and services primarily in U.S. dollars and sales are primarily in U.S. dollars. Accordingly, Truevision has not been subject to significant currency fluctuations. There can be no assurance that this trend will continue in the future. The impact of inflation has not been material on Truevision's operations or liquidity to date.

IMPACT OF YEAR 2000

    Like many other companies, year 2000 computer issues create certain risks for Truevision. If Truevision's internal management information systems do not correctly recognize and process date information beyond the year 1999, there could be an adverse impact on Truevision's operations. To address these year 2000 issues with its internal systems, Truevision has initiated a program to evaluate its internal systems. Assessment and remediation are proceeding in parallel and Truevision currently plans to have changes to these information systems completed and tested by June 1999. These activities are intended to encompass all major categories of internal systems used by Truevision, including manufacturing, sales and financial systems. An initial assessment indicates that certain internal systems should be upgraded or replaced as part of a solution to the year 2000 problem. Certain of the costs related to upgrades of such hardware and software systems are covered by ongoing maintenance agreements. Additional costs of purchasing, installing, modifying and testing the internal systems are not expected to exceed $250,000.

    To assist customers in evaluating their year 2000 issues, Truevision has completed a program to assess the capability of its current products to handle the year 2000. Truevision believes that all current products shipping, which run under Microsoft Windows NT, Windows 95/98 or Apple Macintosh OS, are "year 2000 compliant." Testing of older products, which are no longer shipping, will not be performed. Truevision is also working with key suppliers of products and services to determine that their operations and products are year 2000 compliant or to monitor their progress toward year 2000 compliance, as appropriate. In addition, Truevision has begun internal discussions concerning contingency planning to address potential problem areas with internal systems and with suppliers and other third parties. It is expected that assessment, remediation and contingency planning activities will be on-going throughout calendar year 1999 with the goal of appropriately resolving all material internal systems and third party issues.

    Except as implied in any limited product warranty, Truevision does not believe it is legally responsible for costs incurred by customers related to ensuring year 2000 compliance. Nevertheless, Truevision is incurring various costs to provide customer support and customer satisfaction services regarding year 2000 issues. As used by Truevision, "year 2000 compliant" means that when used properly and in conformity with the product information provided by Truevision, and when used with "year 2000 compliant" computer systems, the product will accurately store, display, process, provide, and/or receive data from, into, and between the twentieth and twenty-first centuries, including leap year calculations, provided that all other technology used in combination with the Truevision product properly exchanges date data with the Truevision product. There can be no assurance that (i) third party technologies used in combination with Truevision products will be year 2000 compliant and (ii) Truevision products will not be adversely affected when used with such third party technologies, nor can Truevision represent that any modifications to its products made by a party other than Truevision will be year 2000 compliant. The costs incurred to date related to these programs have not been material. The cost which will be incurred by Truevision regarding the testing of current products for year 2000 compliance, and answering and responding to customer requests related to year 2000 issues, including both incremental spending and redeployed resources, is currently not expected to exceed $100,000. The total cost estimate does not include potential costs related to any customer or other claims or the cost of internal software and hardware replaced in the normal course of business. In some instances, the installation schedule of new software and hardware in the normal course of business is being accelerated to also afford a solution to year 2000 compliance issues. The total cost estimate is based on the current assessment of the projects and is subject to change as the project progresses. Based on currently available information, Truevision does not believe that the year 2000 matters discussed above related to products sold to customers will have a material adverse impact on its financial condition or overall trends in results of operations; however, it is still uncertain to what extent Truevision may be affected by such matters. In addition, customers may delay purchase decisions because of uncertainty about year 2000 issues. There also can be no assurance that the failure to ensure year 2000 compliance by a supplier or another third party would not have a material adverse effect on Truevision.

          UNAUDITED PRO FORMA FINANCIAL INFORMATION AND NOTES THERETO

    The following unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results or financial position that actually would have been realized had Pinnacle Systems and Truevision been a combined company during the specified periods. The pro forma combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Pinnacle Systems and Truevision, including the notes thereto, incorporated herein by reference or included elsewhere herein. See "Where You Can Find More Information" on page 1.

    The following unaudited pro forma combined financial statements give effect to the proposed merger of Pinnacle Systems and Truevision using the purchase method of accounting. The pro forma combined financial statements are based on the respective historical audited and unaudited consolidated financial statements and the notes thereto of Pinnacle Systems and Truevision, which are incorporated herein by reference or included elsewhere herein. The pro forma adjustments are preliminary and based on management's estimates of the value of the tangible and intangible assets acquired. In addition, management is in the process of assessing and formulating its integration plans, which may include employee separations, employee relocations and other restructuring actions. While the exact costs of such integration plans is not known, management believes that the costs could range between $1 and $3 million.

    Based on the timing of the closing of the transaction, the finalization of the integration plans and other factors, the pro forma adjustments may differ materially from those presented in these pro forma financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to the long-term tangible and intangible assets. The income statement effect of these changes will depend on the nature and amount of the assets or liabilities adjusted (see note 2 to the pro forma financial statements).

    The unaudited pro forma condensed combined balance sheet assumes that the merger took place December 31, 1998 and combines Pinnacle Systems' audited December 31, 1998 consolidated balance sheet and Truevision's December 26, 1998 consolidated balance sheet. The pro forma condensed combined statements of operations assume the merger took place as of the beginning of each period presented and combines Pinnacle Systems' consolidated statement of income for the unaudited six-month period ended December 31, 1998 and the audited fiscal year ended June 30, 1998 and Truevision's consolidated statement of income for the unaudited six-month period ended December 26, 1998 and the audited fiscal year ended June 27, 1998, respectively.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                                  HISTORICAL                PRO FORMA
                                                                             --------------------   --------------------------
                                                                             PINNACLE  TRUEVISION   ADJUSTMENTS       COMBINED
                                                                             --------  ----------   -----------       --------
                                                            ASSETS

Current assets:
  Cash and cash equivalents................................................  $ 24,451   $   1,938                     $ 26,389
  Marketable securities....................................................    64,666      --                           64,666
  Accounts receivable......................................................    23,790       2,843    $    987(a)        27,620
  Inventories..............................................................    18,260       5,433        (630)(a)       23,663
                                                                                                          600(b)
  Prepaid expenses and other current assets................................     2,854       2,063                        4,917
                                                                             --------  ----------   -----------       --------

      Total current assets.................................................   134,021      12,277         957          147,255
Marketable securities......................................................     7,239      --                            7,239
Property and equipment, net................................................     7,198       1,486                        8,684
Intangibles................................................................    10,391      --           6,431(b)        13,822
                                                                                                       (3,000)(c)
Other assets...............................................................       638         115                          753
                                                                             --------  ----------   -----------       --------

      Total assets.........................................................  $159,487   $  13,878    $  4,388         $177,753
                                                                             --------  ----------   -----------       --------
                                                                             --------  ----------   -----------       --------

                                             LIABILITIES AND SHAREHOLDER' EQUITY

Current liabilities:
  Accounts payable.........................................................  $ 11,704   $   2,825                     $ 14,529
  Accrued expenses and other...............................................    13,253       3,114                       16,367
                                                                             --------  ----------   -----------       --------

      Total current liabilities............................................    24,957       5,939                       30,896

Long-term obligations......................................................     --             27                           27
                                                                             --------  ----------   -----------       --------

      Total liabilities....................................................    24,957       5,966                       30,923
                                                                             --------  ----------   -----------       --------
Shareholders' equity:
  Common stock.............................................................   143,631      53,746    $(38,446)(b)      158,931
  Retained earnings (deficit)..............................................    (9,777)    (45,834)        357(a)       (12,777)
                                                                                                       45,477(b)
                                                                                                       (3,000)(c)
  Other cumulative comprehensive loss......................................       676      --                              676
                                                                             --------  ----------   -----------       --------
      Total shareholders' equity...........................................   134,530       7,912       4,388          146,830
                                                                             --------  ----------   -----------       --------
      Total liabilities and shareholders equity............................  $159,487   $  13,878    $  4,388         $177,753
                                                                             --------  ----------   -----------       --------
                                                                             --------  ----------   -----------       --------

   See accompanying notes to unaudited pro forma combined condensed financial statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                       Six months ended December 31, 1998
                     (In thousands, except per share data)

                                                                                  HISTORICAL                 PRO FORMA
                                                                             ---------------------   --------------------------
                                                                             PINNACLE   TRUEVISION   ADJUSTMENTS       COMBINED
                                                                             --------   ----------   -----------       --------
Net sales..................................................................  $ 71,445    $13,873        $ (73)(e)      $85,245
Cost of sales..............................................................    33,210      8,849           47(e)        42,106
                                                                             --------   ----------      -----          --------
    Gross profit...........................................................    38,235      5,024         (120)          43,139
                                                                             --------   ----------      -----          --------

Operating expenses:
  Sales, marketing, and administration.....................................    22,543      4,543          350(d)        27,436
  Engineering and product development......................................     6,653      2,492                         9,145
                                                                             --------   ----------      -----          --------
      Total operating loss.................................................    29,196      7,035          350           36,581
                                                                             --------   ----------      -----          --------
      Operating income (loss)..............................................     9,039     (2,011)        (470)           6,558
Other income (loss)........................................................     2,275        (28)                        2,247
                                                                             --------   ----------      -----          --------
      Income before taxes..................................................    11,314     (2,039)        (470)           8,805
Income tax expense.........................................................     2,266      --            (502)(f)        1,764
                                                                             --------   ----------      -----          --------
      Net income (loss)....................................................  $  9,048    $(2,039)       $  32          $ 7,041
                                                                             --------   ----------      -----          --------
                                                                             --------   ----------      -----          --------

Net income (loss) per share:
  Basic....................................................................  $   0.87    $ (0.16)                      $  0.65
                                                                             --------   ----------                     --------
                                                                             --------   ----------                     --------
  Diluted..................................................................  $   0.80    $ (0.16)                      $  0.60
                                                                             --------   ----------                     --------
                                                                             --------   ----------                     --------

Shares used to compute net income (loss) per share:
  Basic....................................................................    10,363     13,093                        10,773
                                                                             --------   ----------                     --------
                                                                             --------   ----------                     --------
  Diluted..................................................................    11,302     13,093                        11,712
                                                                             --------   ----------                     --------
                                                                             --------   ----------                     --------

  See accompanying notes to unaudited pro forma combined financial statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                            Year ended June 30, 1998
                     (In thousands, except per share data)

                                                                                  HISTORICAL                  PRO FORMA
                                                                             --------------------   -----------------------------
                                                                             PINNACLE  TRUEVISION   ADJUSTMENTS        COMBINED
                                                                             --------  ----------   -----------       -----------
Net sales..................................................................  $105,296   $36,789        $(531)(e)      $   141,554
Cost of sales..............................................................    48,715    20,597         (232)(e)           69,080
                                                                             --------  ----------      -----          -----------
    Gross profit...........................................................    56,581    16,192         (299)              72,474
                                                                             --------  ----------      -----          -----------
Operating expenses:
  Sales, marketing, and administration.....................................    34,643     9,729          700(d)            45,072
  Engineering and product development......................................    11,652     4,976                            16,628
  In-process research and development......................................    16,960     --                               16,960
                                                                             --------  ----------      -----          -----------
      Total operating expenses.............................................    63,255    14,705          700               78,660
                                                                             --------  ----------      -----          -----------
      Operating income (loss)..............................................    (6,674)    1,487         (999)              (6,186)
Other income (loss)........................................................     3,139      (101)                            3,038
                                                                             --------  ----------      -----          -----------
      Income before taxes..................................................    (3,535)    1,386         (999)              (3,148)
Income tax expense.........................................................     2,685        42          (20)(f)            2,707
                                                                             --------  ----------      -----          -----------
      Net income (loss)....................................................  $ (6,220)  $ 1,344        $(979)         $    (5,855)
                                                                             --------  ----------      -----          -----------
                                                                             --------  ----------      -----          -----------
Net income (loss) per share:
  Basic....................................................................  $  (0.70)  $  0.10                       $     (0.63)
                                                                             --------  ----------                     -----------
                                                                             --------  ----------                     -----------
  Diluted..................................................................  $  (0.70)  $  0.10                       $     (0.63)
                                                                             --------  ----------                     -----------
                                                                             --------  ----------                     -----------
Shares used to compute net income (loss) per share
  Basic....................................................................     8,907    12,893                       $     9,317
                                                                             --------  ----------                     -----------
                                                                             --------  ----------                     -----------
  Diluted..................................................................     8,907    13,246                       $     9,317
                                                                             --------  ----------                     -----------
                                                                             --------  ----------                     -----------

  See accompanying notes to unaudited pro forma combined financial statements.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION AND SUMMARY OF TRANSACTIONS

    In December 1998, Pinnacle Systems entered into a merger agreement with Truevision dated as of December 16, 1998 (the Agreement). Under the terms of the Agreement, Pinnacle Systems will issue approximately 410,000 shares of common stock valued at $11.5 million based on the closing price of Pinnacle common stock on December 16, 1998. The Pinnacle Systems statement of operations for the year ended June 30, 1998 and the six months ended December 31, 1998, has been combined with the Truevision statement of operations for the year ended June 27, 1998 and the six months ended December 26, 1998, respectively, giving effect to the business combination as if it had occurred at the beginning of their respective periods. The pro forma combined condensed balance sheet as of December 31, 1998, gives effect to the business combination as if it had occurred on December 31, 1998.

    Under purchase accounting, the total purchase price will be allocated to Truevision's assets and liabilities based on their relative fair values. Allocations are subject to valuations as of the date of the purchase transaction. The amount and components of the estimated purchase price to assets purchased are as follows (in millions):

Common stock issued for outstanding shares of Truevision.............  $    11.5
Fair value of Truevision stock options and warrants assumed..........        1.8
Transaction costs....................................................        2.0
                                                                       ---------
      Total purchase price...........................................  $    15.3
                                                                       ---------
                                                                       ---------
Cash.................................................................  $     1.9
Receivables..........................................................        3.8
Inventory............................................................        5.4
Prepaid expenses and other current assets............................        2.2
Property, plant, and equipment.......................................        1.5
Goodwill and other intangibles.......................................        3.5
In-process research and development..................................        3.0
Assumed liabilities..................................................       (6.0)
                                                                       ---------
      Net assets acquired............................................  $    15.3
                                                                       ---------
                                                                       ---------

    Pinnacle Systems expects to record a charge of approximately $3.0 million in the quarter in which the merger closes for the fair value of acquired in-process research and development related to the acquisition of Truevision. Pinnacle Systems also expects to take additional charges associated with combining the operations of the two companies of approximately $1.0 million to $3.0 million. Such charges have not been included in the unaudited pro forma combined condensed statement of operations.

(2) PRO FORMA ADJUSTMENTS

(a) To adjust Truevision's accounts receivable and inventory to comply with Pinnacle Systems' revenue recognition policy. Truevision recognizes revenue upon shipment of products from its distributors whereas Pinnacle Systems recognizes revenue upon shipment of products to its distributors with an allowance for returns and price protection.

(b) To record the allocation of purchase price to the various assets and liabilities of Truevision.

(c) To record the anticipated nonrecurring charge for in-process research and development arising from the acquisition. This charge has not been included in the pro forma statements of operations.

(d) This adjustment is to record the amortization of goodwill and intangible assets resulting from the allocation of the Truevision purchase price. The pro forma assumes intangible assets will be amortized on a straight-line basis potentially ranging from three to nine years. For purposes of this calculation a composite life of approximately five years was used. The ultimate lives assigned will be determined at the date of the acquisition based on facts and circumstances existing at that date.

(e) Truevision recognizes distributor revenue based upon shipment by the distributor, whereas Pinnacle recognizes revenue based upon shipment to the distributor. This adjustment is to revise revenue recorded by Truevision to comply with Pinnacle Systems' revenue recognition policy.

(f) To record the tax effect of the various pro forma adjustments and to adjust income taxes for Truevision based upon Pinnacle Systems' effective rate.

                      COMPARISON OF RIGHTS OF SHAREHOLDERS

    After consummation of the merger, the holders of Truevision common stock who receive Pinnacle common stock under the terms of the Merger Agreement will become shareholders of Pinnacle Systems. As stockholders of Truevision, their rights are presently governed by Delaware law and by the Truevision certificate of incorporation and the Truevision bylaws. Pinnacle Systems is currently incorporated in California. After consummation of the merger, the rights of the former Truevision stockholders will be governed by California law and by Pinnacle Systems' restated articles of incorporation and Pinnacle Systems' bylaws. The following discussion summarizes the material differences between the rights of holders of Truevision common stock and the rights of holders of Pinnacle common stock and differences between the charters and bylaws of Truevision and Pinnacle Systems. This summary does not purport to be complete and is qualified in its entirety by reference to the Truevision certificate and Truevision bylaws, the Pinnacle Systems articles and Pinnacle Systems bylaws, and the relevant provisions of Delaware and California law.

SIZE OF THE BOARD OF DIRECTORS

    In accordance with Delaware law, the Truevision bylaws authorize the Truevision Board to change the number of directors by resolution without stockholder approval. The number of directors of Truevision is currently fixed at five. Under California law, although changes in the number of directors must in general be approved by a majority of the outstanding shares, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if that stated range has been approved by the shareholders. The Pinnacle Systems bylaws provide the Pinnacle Systems Board with the authority to set the exact number of directors within the range of five to seven. The number of directors of Pinnacle Systems is currently fixed at seven.

LOANS TO OFFICERS AND EMPLOYEES

    Under Delaware law, a corporation may make loans to, guarantee the obligations of or otherwise assist its officers or other employees and those of its subsidiaries (including directors who are also officers or employees) when such action, in the judgment of the directors, may reasonably be expected to benefit the corporation. Under California law, any loan or guaranty to or for the benefit of a director or officer of the corporation or its parent requires approval of the shareholders unless such loan or guaranty is provided under a plan approved by shareholders owning a majority of the outstanding shares of the corporation. In addition, under California law, shareholders of any corporation with 100 or more shareholders of record may approve a bylaw authorizing the board of directors alone to approve loans or guaranties to or on behalf of officers (whether or not such officers are directors) if the board of directors determines that any such loan or guaranty may reasonably be expected to benefit the corporation. Both the Pinnacle Systems and Truevision bylaws provide that upon the approval of the board of directors, the Company may make loans to, guarantee the obligations of or otherwise assist any officer of the Company or its parent or subsidiary, whether or not a director.

VOTING BY BALLOT

    Under Delaware law, the restriction on a corporation's stockholders to vote for directors exclusively by written ballot may be lifted if so provided in the corporation's certificate of incorporation. California law provides that elections for directors need not be by written ballot unless a shareholder demands election by ballot at the meeting and before voting begins or unless a corporation's bylaws so require. The Truevision certificate provides that the elections for directors need not be by written ballot unless a stockholder at a meeting of stockholders demands before voting begins that the election of directors be by written ballot. The Pinnacle Systems bylaws provide that, upon the demand of any shareholder made at a meeting before the voting begins, the election of directors shall be by written ballot.

CUMULATIVE VOTING

    In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A shareholder may then cast all his or her votes for a single candidate or may instead allocate his or her votes among as many candidates as the shareholder chooses. Under Delaware law, cumulative voting in the election of directors is not available unless specifically provided for in the certificate of incorporation. By contrast, California law provides that any shareholder is entitled to cumulate his or her votes in the election of directors upon proper notice of his or her intention to do so. However, under California law, a "listed" corporation (as defined below in the section entitled "Classified Board of Directors") may eliminate shareholders' cumulative voting rights. The Truevision certificate provides that, at the discretion of the Truevision Board of Directors, Truevision stockholders are entitled to cumulate their votes for the election of directors. Pinnacle Systems has not eliminated the right of cumulative voting; therefore, cumulative voting is available to Pinnacle Systems' shareholders.

CLASSIFIED BOARD OF DIRECTORS

    A classified board is one on which a certain number of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors, and thus a potential change in control of a corporation, a lengthier and more difficult process. Delaware law permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively. Under California law, directors generally must be elected annually; however, a "listed" corporation is permitted to adopt a classified board. A listed corporation is defined under California law as a corporation with (1) outstanding shares listed on the New York Stock Exchange or American Stock Exchange, or (2) outstanding securities designated as qualified for trading as a national market system security on the National Association Quotation System (or any successor national market system). The Truevision certificate does not provide for a classified board of directors. The Pinnacle Systems articles also do not provide for a classified board of directors.

POWER TO CALL SPECIAL SHAREHOLDERS' MEETINGS; ADVANCE NOTICE OF SHAREHOLDER
  BUSINESS AND NOMINEES

    Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Under California law, a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president, the holders of shares entitled to cast not less than 10% percent of the votes at such meeting and such additional persons as are authorized by the articles of incorporation or the bylaws. The Truevision bylaws authorize the board of directors, the chairman of the board of directors, the president or one or more stockholders holding shares in the aggregated entitled to cast not less than 10% of the votes of all shares of stock owned by stockholders entitled to vote at the meeting to call a special meeting of stockholders. If a special meeting is called by any person or persons other than the board of directors, the president or the chairman of the board, the Truevision bylaws require that the request shall be in writing and shall specify the time of the meeting and the general nature of the business proposed to be transacted. The Pinnacle Systems bylaws allow the board of directors, the chairman of the board of directors, the president, or one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at the meeting to call a special meeting of shareholders. If a special meeting is called by any person or persons other than the board of directors, the Pinnacle Systems bylaws require that the request shall be in writing and shall specify the time of the meeting and the general nature of the business proposed to be transacted.

ACTIONS BY WRITTEN CONSENT OF SHAREHOLDERS

    Under California and Delaware law, shareholders may take action by written consent in lieu of voting at a shareholders meeting. Both California law and Delaware law permit a corporation, pursuant

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
to a provision in such corporation's articles or certificate of incorporation, as the case may be, to eliminate the ability of shareholders to act by written consent. Elimination of the ability of shareholders to act by written consent could lengthen the amount of time required to take shareholder actions because certain actions by written consent are not subject to the minimum notice requirements of a shareholders' meeting, and could deter hostile takeover attempts. If the ability of shareholders to act by written consent is eliminated, a holder or group of holders controlling a majority interest of a corporation's capital stock, for example, would not be able to amend such corporation's bylaws or remove its directors pursuant to a shareholders' written consent. Both the Pinnacle Systems and Truevision bylaws provide for shareholder action by written consent.

SHAREHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

    In the last several years, a number of states (but not California) have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult. Under Section 203 of the Delaware General Corporation Law, certain "business combinations" by Delaware corporations with "interested stockholders" are subject to a three-year moratorium unless specified conditions are met. Although under Section 1203 of the California Corporations Code certain business combinations with interested shareholders are subject to specified conditions, including a requirement that a fairness opinion must be obtained and delivered to the corporation's shareholders, there is no equivalent provision to Section 203.

    However, under California law holders of nonredeemable common stock must receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or common stock of an affiliate unless all of the holders of such common stock consent to the transaction. This provision of California law may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish.

REMOVAL OF DIRECTORS

    Under Delaware law, except as otherwise provided in a corporation's certificate of incorporation, a director of a corporation that has a classified board may only be removed by the stockholders for cause. Under Delaware law, a director of a corporation that has cumulative voting may not be removed without cause if less than the entire board of directors is to be removed and the votes cast against such director's removal would be sufficient to elect the director if then cumulatively voted at an election of the entire board of directors. A director of a corporation that does not have a classified board of directors or cumulative voting may be removed with the approval of a majority of the outstanding shares entitled to vote with or without cause. Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed--unless the entire board is removed--if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. In addition, when, by the provisions of the articles of incorporation, the holders of shares of a class or series, voting as a class or series, are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of holders of shares of that class or series. The Truevision certificate provides for cumulative voting but does not provide for a classified board of directors. As a result, Truevision directors may not be removed without cause if less than the entire board of directors is being removed and the votes cast against such director's removal would be sufficient to elect the director under cumulative voting. Similarly, Pinnacle Systems directors also may not be removed without cause if less than the entire board of directors is being removed and the votes cast against such director's removal would be sufficient to elect the director under cumulative voting.

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
FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Under Delaware law, unless otherwise provided in the corporation's certificate of incorporation or bylaws, vacancies and newly created directorships may be filled by a majority of the directors then in office. Under California law, any vacancy on the board of directors (other than one created by removal of a director) may be filled by the board of directors. Unless otherwise specified in a corporation's articles of incorporation or bylaws, if the number of directors in office at the time a vacancy occurs is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice or by a sole remaining director. A vacancy created by removal of a director may be filled by the board of directors only if the board of directors is so authorized by the corporation's articles of incorporation or bylaws. The Truevision bylaws allow any newly created directorship on the Board or any vacancy in the board of directors to be filled by a majority of the directors then in office, even though less than a quorum, unless the vacancy was created by the removal of a director by the vote of the stockholders or by court order. In this case, the vacancy must be filled by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present. The Pinnacle Systems bylaws provide that vacancies on the board of directors shall be filled in the same manner provided by the Truevision bylaws.

INDEMNIFICATION AND LIMITATION OF LIABILITY

    California and Delaware have similar laws relating to indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states also permit corporations to adopt a provision in their charters eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care. There are nonetheless certain differences between the laws of the two states with respect to indemnification and limitation of liability.

    Under Delaware law, a corporation may not eliminate the liability of a director to a corporation or its stockholders for monetary damages where such liability is based on (1) breaches of the director's duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (3) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (4) transactions in which the director received an improper personal benefit. Such limitation of liability provisions do not affect the availability of non-monetary remedies such as injunctive relief or rescission. The Truevision certificate contains a provision limiting the liability of directors to the fullest extent permitted by Delaware law.

    Under California law, a corporation may not eliminate the liability of a director to a corporation or its shareholders for monetary damages where such liability is based on (1) intentional misconduct or knowing and culpable violation of law; (2) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director; (3) receipt of an improper personal benefit; (4) acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders; (5) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders; (6) interested transactions between the corporation and a director in which a director has a material financial interest; and (7) liability for improper distributions, loans or guarantees. The Pinnacle Systems articles contain a provision limiting the liability of its directors for monetary damages to the fullest extent of the California law.

    Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Truevision certificate includes a provision providing that Truevision shall indemnify its directors to the maximum extent permissible under Delaware law and the Truevision bylaws include provisions providing that Truevision shall indemnify its officers and directors to the fullest extent permitted by Delaware law.

    California corporations may include in their articles of incorporation a provision that extends the scope of indemnification through agreements, bylaws or other corporate action beyond that specifically authorized by statute. The Pinnacle Systems articles include a provision providing that Pinnacle Systems is authorized to indemnify its directors and officers to the maximum extent permitted by California law. The Pinnacle Systems bylaws include a provision providing that Pinnacle Systems shall indemnify its officers and directors to the maximum extent permitted by California law.

INSPECTION OF SHAREHOLDERS LIST

    Both California and Delaware law allow any shareholder to inspect and copy the shareholder list for a purpose reasonably related to such person's interest as a shareholder. California law provides, in addition, an absolute right to inspect and copy the corporation's shareholders list by persons holding an aggregate of 5% or more of a corporation's voting shares, or, under certain other circumstances, shareholders holding an aggregate of 1% or more of such shares. Delaware law does not provide for any such absolute right of inspection. The Truevision bylaws provide that any stockholder has the right to inspect the list of stockholders for a purpose reasonably related to the stockholder's interests as a stockholder, and the Pinnacle Systems bylaws provide the same. In addition, the Pinnacle Systems bylaws provide that any shareholder or shareholders who hold at least 5% in the aggregate of the outstanding shares entitled to vote or who holds at least 1% of such voting shares and has filed a
Schedule 14B with the SEC relating to the election of directors may inspect the list of shareholders without giving a reason.

DIVIDENDS AND REPURCHASES OF SHARES

    While the concepts of par value, capital and surplus are retained under Delaware law, California law dispenses with the concepts of par value of shares for most purposes as well as statutory definitions of capital, surplus and the like.

    Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the corporation. Notwithstanding the foregoing, a Delaware corporation may redeem or repurchase shares having a preference upon the distribution of any of its assets (or shares of common stock, if there are no such shares of preferred stock) if such shares will be retired upon acquisition (and provided that, after the reduction in capital made in connection with such retirement of shares, the corporation's remaining assets are sufficient to pay any debts for which no other provisions have been made).

    Under California law, a corporation may not make any distribution (including dividends, whether in cash or other property, or repurchases of its shares) unless either the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution or, immediately after giving effect to such distribution, the corporation's assets (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (not including deferred taxes, deferred income and other deferred credits) and the corporation's current assets would be at least equal to its current liabilities (or 1 1/4 times its current liabilities if the average of the earnings of the corporation (before taxes on income and interest expense) for the two preceding fiscal years was less than the average interest expense of the corporation for those fiscal years). Such tests are applied to California corporations on a consolidated basis.

SHAREHOLDER VOTING ON MERGERS AND SIMILAR TRANSACTIONS

    Both California and Delaware law generally require that the holders of a majority of the outstanding voting shares of the acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if (1) the merger agreement does not amend the existing certificate of incorporation; (2) each share of the surviving corporation outstanding before the merger is equal to an identical outstanding or treasury share after the merger; and (3) the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger. California law contains a similar exception to its voting requirements for reorganizations in which shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

    Both Delaware and California law also require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

    With certain exceptions, California law also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding. By contrast, Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class of shares, increases or decreases the number of authorized shares of a class of shares or increases or decreases the par value of the shares of a class of shares.

INTERESTED DIRECTOR TRANSACTIONS

    Under both California and Delaware law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met.

    Under Delaware law, the conditions under which a contract or transaction with an interested director would not be void or voidable are (1) the stockholders or disinterested directors approve of the contract or transaction after the material facts as to the director's relationship or interest and as to the contract or transaction are disclosed or (2) the contract or transaction is fair as to the corporation at the time it is approved. Under Delaware law, if board approval is sought, the contract or transaction can be approved by a majority of the disinterested directors even though they comprise less than a quorum.

    Under California law, the conditions under which a contract or transaction with an interested director would not be void or voidable are (1) the shareholders approved the contract or transaction after full disclosure of the material facts as to the contract or transaction and as to the director's interest or (2) the disinterested directors approved the contract or transaction after full disclosure of material facts and the contract or transaction was also "just and reasonable" as to the corporation at the time the contract or transaction is approved. With respect to whether a contract or transaction was just or reasonable as to the corporation at the time the contract or transaction was approved, California law explicitly places the burden of proof on the interested director. Under California law, if shareholder approval is sought, the interested director is not entitled to vote his shares with respect to any action regarding such contract or transaction. If board approval is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum) and the contract or transaction must be just or reasonable to the corporation.

DISSENTERS' RIGHTS

    Under both California and Delaware law, a shareholder of a corporation participating in certain major corporate transactions may be entitled, under varying circumstances, to dissenters' or appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Under Delaware law, such rights are not available (1) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation (unless otherwise provided in the corporation's certificate of incorporation); (2) with respect to a merger or consolidation by a corporation if the shares of the corporation are either (a) listed on a national securities exchange or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (b) are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation, shares of any other corporation which are either listed on a national securities exchange or held of record by more than 2,000 holders, cash in lieu of fractional shares or a combination of the foregoing; or
(3) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and certain other conditions are met.

    Under California law, shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have dissenters' rights unless the holders of at least 5% of the class of outstanding shares claims the right or unless the corporation or any law restricts the transfer of such shares. In addition, dissenters' rights are unavailable if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

    With respect to the proposed Merger, appraisal rights are not available to stockholders of Truevision with respect to the merger, nor are appraisal rights available to shareholders of Pinnacle Systems.

SHAREHOLDER DERIVATIVE SUITS

    Under Delaware law, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law. California law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement.

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
DISSOLUTION

    Under Delaware law, unless the board of directors approves a proposal to dissolve, a dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. Only if a dissolution is initially approved by the board of directors may it be approved by a simple majority of the corporation's outstanding shares of capital stock entitled to vote. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors. The Truevision Certificate contains no such supermajority voting requirement. Under California law, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation. Thus, shareholders holding 50% or more of the voting power may authorize Pinnacle Systems' dissolution.

                 DESCRIPTION OF PINNACLE SYSTEMS CAPITAL STOCK

GENERAL

    Pinnacle Systems is authorized to issue 15,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value, of which 25,000 are designated Series A Participating Preferred Stock, none of which is issued or outstanding.

COMMON STOCK

    As of February 4, 1999, there were 10,698,943 shares of Pinnacle common stock outstanding held of record by approximately 59 shareholders. As of February 4, 1999, options to purchase an aggregate of 2,235,434 shares of Pinnacle common stock were also outstanding and 354,098 shares of Pinnacle common stock were reserved for issuance pursuant to Pinnacle Systems' Employee Stock Purchase Plan.

    The holders of Pinnacle common stock are entitled to one vote per share on all matters to be voted on by shareholders and have cumulative voting rights with respect to the election of directors. Subject to the prior rights of holders of Pinnacle Systems preferred stock, if any, the holders of Pinnacle common stock are entitled to receive such dividends, if any, as may be declared from time to time by the Pinnacle Systems Board in its discretion from funds legally available therefor. Upon liquidation or dissolution of Pinnacle Systems, the remainder of the assets of Pinnacle Systems will be distributed ratably among the holders of Pinnacle common stock after payment of liabilities and the liquidation preferences of any outstanding shares of Pinnacle Systems preferred stock. The Pinnacle common stock has no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Pinnacle common stock are, and the shares to be sold in this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority to issue the Pinnacle Systems preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by Pinnacle Systems' shareholders. The issuance of Pinnacle Systems preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of Pinnacle Systems without further action by the shareholders and may adversely affect the market price of, and the voting and other rights of, the holders of Pinnacle common stock. Pinnacle Systems has no current plans to issue any shares of Pinnacle Systems preferred stock.

SHAREHOLDERS RIGHTS PLAN

    The Pinnacle Systems Board has declared a dividend of one purchase right (for purposes of this subsection, a "Right") under a Rights Agreement dated December 12, 1996 (the "Pinnacle Rights Agreement") for each share of Pinnacle common stock outstanding on December 27, 1996 or thereafter issued. Each Right entitles the holder to purchase for $65.00 a fraction of a share of Pinnacle Systems preferred stock with economic terms similar to one share of Pinnacle Systems' common stock. The Rights become exercisable on the earlier of: (i) the tenth day (or such later date as may be determined by a majority of Pinnacle Systems' Directors not affiliated with the acquiring person or group (the "Continuing Directors")) after a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% of more of Pinnacle Systems' outstanding common stock or (ii) the tenth business day (or such later date as may be determined by a majority of the Continuing

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
Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in beneficial ownership by a person or group of 15% or more of Pinnacle Systems' outstanding common stock. If an acquiror obtains 15% or more of Pinnacle Systems' outstanding common stock (other than in certain permitted transactions) and unless the Rights are earlier redeemed, the holder of each unexercised Right will have the right to receive shares of Pinnacle Systems' common stock having a value equal to two times the purchase price. Similarly, unless the Rights are earlier redeemed, after the tenth day following certain acquisition transactions, proper provision must be made so that holders of Rights (other than those beneficially owned by an acquiring person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the purchase price. Prior to the time the Rights become exercisable, the Pinnacle Systems Board may redeem the Rights for a nominal amount per share ($0.001). However, if a majority of the Pinnacle Systems Board is elected by shareholder action by written consent, then for a period of 180 days following such election the Rights Agreement cannot be amended in any manner reasonable likely to have the purpose or effect of facilitating an acquisition of Pinnacle Systems by a person or entity who proposed, nominated or supported a director of Pinnacle Systems so elected by written consent. The Rights expire on December 12, 2006 or on their earlier exchange, redemption or expiration in connection with certain permitted transactions.

                    DESCRIPTION OF TRUEVISION CAPITAL STOCK

    The authorized capital stock of Truevision consists of 25,000,000 shares of common stock, $0.001 par value per share, and 2,000,000 shares of preferred stock, no par value per share.

TRUEVISION COMMON STOCK

    The holders of Truevision common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Truevision common stock are entitled to receive ratably such dividends as may be declared by the Truevision Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Truevision, holders of Truevision common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Truevision common stock have no preemptive rights and no right to convert their Truevision stock into any other securities. There are no redemption or sinking fund provisions applicable to the Truevision common stock. All outstanding shares of Truevision common stock are fully paid and nonassessable.

TRUEVISION PREFERRED STOCK

    The Truevision Board has the authority, without further action by the stockholders, to issue up to 2,000,000 shares of Truevision preferred stock, in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of Truevision preferred stock could adversely affect the voting power of holders of Truevision common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation, and it could also have the effect of delaying, deferring or preventing a change in control of Truevision. Truevision has no present plan to issue any shares of Truevision preferred stock.

WARRANTS

    As of December 31, 1998, Truevision has outstanding warrants to purchase an aggregate of 500,000 shares of Truevision common stock. The warrants are exercisable at a price of $5.22 per share and are exercisable after May 19, 1999 and expire on June 19, 1999. In addition, as of December 31, 1998, Truevision has outstanding to one officer of the company a warrant to purchase 360,000 shares of Truevision common stock at an exercise price of $0.75 per share expiring November 9, 2004.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Truevision common stock is ChaseMellon Shareholder Services, LLC. Its telephone number is (415) 743-1444.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Pinnacle Systems, as of June 30, 1998 and 1997, and for each of the years in the three-year period ending June 30, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Truevision as of June 27, 1998 and June 28, 1997 and for each of the three years in the period ended June 27, 1998 included in this Proxy Statement/Prospectus

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
have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for Pinnacle Systems by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                         INDEX TO FINANCIAL STATEMENTS

                        TRUEVISION INC. AND SUBSIDIARIES

Report of Independent Accountants........................................................................         F-2
Consolidated Financial Statements
  Consolidated Balance Sheets--June 27, 1998 and June 28, 1997...........................................         F-3
  Consolidated Statements of Operations--Three years ended June 27, 1998.................................         F-4
  Consolidated Statements of Stockholders' Equity--Three years ended June 27, 1998.......................         F-5
  Consolidated Statements of Cash Flows--Three years ended June 27, 1998.................................         F-6
  Notes to Consolidated Financial Statements.............................................................         F-7
Consolidated Interim Financial Statements
  Consolidated Balance Sheets--December 26, 1998 (unaudited) and June 27, 1998...........................        F-20
  Consolidated Interim Statements of Operations--
  Six months ended December 26, 1998 and December 27, 1997 (unaudited)...................................        F-21
  Consolidated Interim Statements of Cash Flows--
  Six months ended December 26, 1998 and December 27, 1997 (unaudited)...................................        F-22
  Notes to Consolidated Interim Financial Statements (unaudited).........................................        F-23

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Truevision, Inc.

    In our opinion, the Consolidated Financial Statements listed in the accompanying index present fairly, in all material respects, the financial position of Truevision, Inc. and its subsidiaries at June 27, 1998 and June 28, 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 27, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    As discussed in Note 4 to the Consolidated Financial Statements, during the year ended June 28, 1997, the Company changed its method of recognizing revenue.

PRICEWATERHOUSECOOPERS LLP

San Jose, California
August 13, 1998

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                                             JUNE 27,    JUNE 28,
                                                                                               1998        1997
                                                                                            ----------  ----------
Current assets:
  Cash and cash equivalents...............................................................  $    4,973  $    4,549
  Accounts receivable, less allowance for doubtful accounts
    of $141 and $338 (Note 4).............................................................       3,911       4,630
  Inventory (Note 2)......................................................................       4,551       7,746
  Prepaid expenses and other assets.......................................................       2,754         555
  Income taxes receivable.................................................................          32          73
                                                                                            ----------  ----------
      Total current assets................................................................      16,221      17,553
Property and equipment, net (Note 3)......................................................       1,721       2,757
Other assets..............................................................................         112         178
                                                                                            ----------  ----------
      Total assets........................................................................  $   18,054  $   20,488
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit (Note 6).................................................................  $       --  $    3,738
  Accounts payable........................................................................       4,285       2,475
  Accrued employee compensation...........................................................       1,334       1,492
  Accrued restructuring and other costs (Note 5)..........................................         403       1,531
  Advances on inventory held by distributors (Note 4).....................................          49         644
  Other accrued liabilities...............................................................       2,004       2,581
  Current portion of long-term obligations (Note 10)......................................          46          65
                                                                                            ----------  ----------
      Total current liabilities...........................................................       8,121      12,526
Long-term obligations (Note 10)...........................................................          44          86
                                                                                            ----------  ----------
      Total liabilities...................................................................       8,165      12,612
                                                                                            ----------  ----------
Commitments and contingencies (Note 10)
Stockholders' equity (Note 8):
  Preferred Stock, no par value: 2,000,000 shares authorized; none issued or
    outstanding...........................................................................      --          --
  Common Stock, $0.001 par value: 25,000,000 shares authorized; 13,038,000 and 12,728,000
    shares issued and outstanding.........................................................      53,684      53,015
  Accumulated deficit.....................................................................     (43,795)    (45,139)
                                                                                            ----------  ----------
Total stockholders' equity................................................................       9,889       7,876
                                                                                            ----------  ----------
      Total liabilities and stockholders' equity..........................................  $   18,054  $   20,488
                                                                                            ----------  ----------
                                                                                            ----------  ----------

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                             YEAR ENDED
                                                                                  --------------------------------
                                                                                  JUNE 27,    JUNE 28,   JUNE 29,
                                                                                    1998        1997       1996
                                                                                  ---------  ----------  ---------
Net sales (Note 4)..............................................................  $  36,789  $   43,620  $  71,536
Cost of sales...................................................................     20,597      30,412     43,323
                                                                                  ---------  ----------  ---------
Gross profit....................................................................     16,192      13,208     28,213
Operating expenses:
  Research and development......................................................      4,976       6,899      7,247
  Selling, general and administrative...........................................      9,729      17,399     16,761
  Restructuring and other costs (Note 5)........................................     --           1,680     --
                                                                                  ---------  ----------  ---------
  Total operating expenses......................................................     14,705      25,978     24,008
                                                                                  ---------  ----------  ---------
Income (loss) from operations...................................................      1,487     (12,770)     4,205
Other expense, net..............................................................        (25)       (471)      (324)
Interest expense................................................................       (208)       (297)      (229)
Interest income.................................................................        132         119         84
                                                                                  ---------  ----------  ---------
Income (loss) before provision for income taxes and cumulative effect of change
  in accounting principle.......................................................      1,386     (13,419)     3,736
Provision for income taxes (Note 7).............................................         42       1,510        110
                                                                                  ---------  ----------  ---------
Income (loss) before cumulative effect of change in accounting
  principle.....................................................................      1,344     (14,929)     3,626
Cumulative effect of change in accounting principle (Note 4)....................     --          (4,858)    --
                                                                                  ---------  ----------  ---------
Net income (loss)...............................................................  $   1,344  $  (19,787) $   3,626
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------
Basic earnings per share:
  Income (loss) before cumulative effect of change in accounting principle......  $    0.10  $    (1.18) $    0.29
  Cumulative effect of change in accounting principle...........................  $  --      $    (0.38) $  --
  Net income (loss) per share...................................................  $    0.10  $    (1.56) $    0.29
Diluted earnings per share:
  Income (loss) before cumulative effect of change in accounting principle......  $    0.10  $    (1.18) $    0.27
  Cumulative effect of change in accounting principle...........................  $  --      $    (0.38) $  --
  Net income (loss) per share...................................................  $    0.10  $    (1.56) $    0.27
Weighted average common shares and equivalents:
  Basic.........................................................................     12,893      12,694     12,403
  Diluted.......................................................................     13,246      12,694     13,535

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                        THREE YEARS ENDED JUNE 27, 1998
                                 (IN THOUSANDS)

                                                        COMMON STOCK                     CUMULATIVE       TOTAL
                                                    --------------------  ACCUMULATED    TRANSLATION   STOCKHOLDERS'
                                                     SHARES     AMOUNT      DEFICIT      ADJUSTMENT       EQUITY
                                                    ---------  ---------  ------------  -------------  ------------
BALANCES AT JULY 1, 1995..........................     11,587  $  47,657   $  (28,978)    $    (152)    $   18,527
Issuance of Common Stock to investors, net........        650      3,504       --            --              3,504
Exercise of Common Stock options..................        329      1,283       --            --              1,283
Issuance of Common Stock in connection with
  Employee Stock Purchase Plan....................         63        236       --            --                236
Currency translation adjustment...................     --         --           --               (73)           (73)
Net income........................................     --         --            3,626        --              3,626
                                                    ---------  ---------  ------------        -----    ------------
BALANCES AT JUNE 29, 1996.........................     12,629     52,680      (25,352)         (225)        27,103
Exercise of Common Stock options..................         25         68       --            --                 68
Issuance of Common Stock in connection with
  Employee Stock Purchase Plan....................         74        267       --            --                267
Currency translation adjustment...................     --         --           --               225            225
Net loss..........................................     --         --          (19,787)       --            (19,787)
                                                    ---------  ---------  ------------        -----    ------------
BALANCES AT JUNE 28, 1997.........................     12,728     53,015      (45,139)       --              7,876
Exercise of Common Stock options..................        211        493       --            --                493
Issuance of Common Stock in connection with
  Employee Stock Purchase Plan....................         99        176       --            --                176
Currency translation adjustment...................     --         --           --            --             --
Net income........................................     --         --            1,344        --              1,344
                                                    ---------  ---------  ------------        -----    ------------
BALANCES AT JUNE 27, 1998.........................     13,038  $  53,684   $  (43,795)    $  --         $    9,889
                                                    ---------  ---------  ------------        -----    ------------
                                                    ---------  ---------  ------------        -----    ------------

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                             YEAR ENDED
                                                                                  --------------------------------
                                                                                  JUNE 27,    JUNE 28,   JUNE 29,
                                                                                    1998        1997       1996
                                                                                  ---------  ----------  ---------
OPERATING CASH FLOWS:
Net income (loss)...............................................................  $   1,344  $  (19,787) $   3,626
Adjustments to reconcile net income (loss) to net cash provided (used) in operating activities:
  Cumulative effect of change in accounting principle...........................     --           4,858     --
  Provision for doubtful accounts...............................................        100         182        402
  Depreciation and amortization.................................................      1,431       2,382      1,755
  Loss on disposal of fixed assets..............................................         39          92        108
  Deferred income taxes.........................................................     --           1,513     --
  Other.........................................................................     --             225        (73)
Changes in assets and liabilities:
  Accounts receivable...........................................................        619       2,530     (7,089)
  Inventory.....................................................................      3,166       6,724        555
  Prepaid expenses and other assets.............................................     (2,195)        707      2,633
  Income taxes receivable.......................................................         41         157         69
  Accounts payable..............................................................      1,810      (3,813)    (2,868)
  Accrued employee compensation.................................................       (158)        951       (137)
  Accrued restructuring and other costs.........................................     (1,128)      1,531     --
  Advances on inventory held by distributors....................................       (595)        644     --
  Other accrued liabilities.....................................................       (577)        416     (1,671)
  Accrued litigation settlement.................................................     --          --         (6,600)
                                                                                  ---------  ----------  ---------
Net cash provided (used) in operating activities................................      3,897        (688)    (9,290)
                                                                                  ---------  ----------  ---------
INVESTING CASH FLOWS:
Acquisitions of property and equipment..........................................       (316)     (1,007)    (1,268)
Acquisitions of other assets....................................................     --            (250)       (30)
                                                                                  ---------  ----------  ---------
Net cash used in investing activities...........................................       (316)     (1,257)    (1,298)
                                                                                  ---------  ----------  ---------
FINANCING CASH FLOWS:
Borrowings (payments) on line of credit, net....................................     (3,738)        301      1,753
Payments on debt obligations....................................................        (88)       (243)      (464)
Issuance of common stock, net...................................................        669         335      5,023
                                                                                  ---------  ----------  ---------
Net cash provided (used) by financing activities................................     (3,157)        393      6,312
                                                                                  ---------  ----------  ---------
Net increase (decrease) in cash and cash equivalents............................        424      (1,552)    (4,276)
Cash and cash equivalents, beginning of year....................................      4,549       6,101     10,377
                                                                                  ---------  ----------  ---------
Cash and cash equivalents, end of year..........................................  $   4,973  $    4,549  $   6,101
                                                                                  ---------  ----------  ---------
                                                                                  ---------  ----------  ---------
SUPPLEMENTAL DISCLOSURES:
Cash paid during the year:
  Interest......................................................................  $     223  $      297  $     229
  Income taxes..................................................................  $       3  $       82  $      17
Noncash investing and financing activities:
  Property and equipment acquired under capital leases..........................  $      27  $   --      $     613
  Property and equipment transferred from inventory.............................  $      29  $      370  $     431

  The accompanying notes are an integral part of these Consolidated Financial
                                  Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS

    Truevision designs, develops, manufactures and markets professional quality digital video products for Windows and Macintosh compatible computers and operating systems. The Company's products are sold throughout the United States as well as internationally, primarily in Europe and the Pacific Rim. Truevision's principal facilities are located in Santa Clara, California and Indianapolis, Indiana, and the Company maintains its headquarters in Santa Clara, California.

    BASIS OF PRESENTATION

    The consolidated financial statements of the Company include the financial statements of Truevision and its wholly-owned subsidiaries, after elimination of the intercompany accounts and transactions. The Company's fiscal calendar and its operating year ends on the Saturday closest to June 30.

    LIQUIDITY AND FUTURE CAPITAL NEEDS.

    The Company's cumulative operating losses in prior years, combined with declining revenues, result in uncertainty about the Company's future viability. Truevision has implemented various actions and plans to improve liquidity including cost reductions (during the quarter ended June 28, 1997, the Company recorded a charge for restructuring of $1,680,000, see Note 5--Restructuring and Other Costs). The implementation of these production, sales and financing plans, and the introduction of new products resulted in profitability for fiscal 1998. Management believes that these plans, when coupled with recently renewed credit facilities (see Note 6--Line of Credit), will enable Truevision to continue as a going concern at least through June 26, 1999.

    MANAGEMENT'S USE OF ESTIMATES AND ASSUMPTIONS

    The Company's preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

    CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

    INVENTORY

    Inventory is stated at the lower of cost or market; cost is determined on a first-in, first-out basis, and includes materials, labor and overhead.

    TRANSFER TO CONTRACT MANUFACTURER

    In connection with outsourcing manufacturing activities, the company transferred $1.5 million of component parts inventories to one of its contract manufacturers. Revenue was not recognized upon the transfer of component parts inventory to the contractor; the amount receivable for the transferred inventory is included in prepaid and other assets in the balance sheet. The company maintains a security interest in the inventory and has agreed to reimburse the contractor for parts which become obsolete. Based on the Company's projected usage of the inventory, the Company expects to receive payment for substantially all of the inventory by June 30, 1999.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method based upon the shorter of the estimated useful lives of the assets, generally three to five years, or the lease term of the respective assets, if applicable.

    INCOME TAXES

    The Company accounts for income taxes under the asset and liability method in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes."

    REVENUE RECOGNITION

    Revenue from product sales to dealers, OEMs, VARs and end users is recognized upon shipment, provided no significant obligations remain and collectibility is probable. The Company grants limited rights of return based on negotiations with individual customers, and generally such rights are based on volume purchases. Reserves for sales returns and warranty obligations are based on historical information and other related factors, and are provided at the time revenue is recognized. Revenue from shipments to distributors is not recognized until the product is shipped by the distributors. Revenues from license fees under product license agreements is recognized when earned. Revenue from nonrecurring engineering services is recognized using the percentage of completion method based on costs incurred to date as a percentage of total estimated costs at completion.

    RESEARCH AND DEVELOPMENT EXPENSES

    The Company charges research and development expenditures to operations as incurred. Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs after technological feasibility has been established. Based upon the Company's product development process, technological feasibility of software is established upon the completion of beta testing. Development costs incurred by the Company following completion of beta testing and prior to commercial release have been insignificant, and to date all software development costs have been expensed as incurred.

    CONCENTRATIONS OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

    Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents, primarily checking and money market accounts, with high credit-quality financial institutions and does not believe that any significant credit risk is associated with these financial instruments at June 27, 1998. The Company has net accounts receivable from customers located primarily in the United States, Europe, and Asia/Pacific and other geographic areas of $2,762,000, $371,000 and $778,000, respectively. The Company performs various evaluations of its customers' financial condition and credit worthiness, and maintains an allowance for uncollectable accounts receivable based upon expected collectibility of all accounts receivable. The Company believes the recorded value of financial instruments approximate fair value at each balance sheet date.

    STOCK BASED COMPENSATION

    The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock options grants to employees using the intrinsic value method described in accordance with Accounting Principles Board Opinion No. 25 (APB No. 25), "Accounting for Stock Issued to Employees." Accordingly, no compensation expense has been recognized in the Company's consolidated statements of operations.

    In October 1995, the Financial Accounting Standard Boards issued Statement of Financial Accounting Standards No. 123 (SFAS No. 123), "Accounting for Stock-Based Compensation." SFAS No. 123 requires the measurement of the fair value of stock-based compensation to be included in the statement of operations or disclosed in the notes to financial statements. The Company has elected the disclosure-only alternative under SFAS No. 123 and will continue to account for stock-based compensation for employees under APB Opinion No. 25.

    NET INCOME (LOSS) PER SHARE

    Net income (loss) per share is computed on the basis of the weighted average number of common shares outstanding plus common stock equivalents, when dilutive.

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS No. 128), "Earnings per Share." The Company has presented earnings per share for all periods in accordance with the new standard. SFAS 128 requires the presentation of basic and diluted earnings per share. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share includes the effect of dilutive potential common shares (options) issued during the period (using the treasury stock method). The following data is presented in thousands, except per share data:

                                                                         YEAR ENDED
                                                              --------------------------------
                                                               JUNE 27    JUNE 28    JUNE 29,
                                                                1998        1997       1996
                                                              ---------  ----------  ---------
Net income (loss)...........................................  $   1,344  $  (19,787) $   3,626
                                                              ---------  ----------  ---------
                                                              ---------  ----------  ---------
Weighted average shares outstanding--basic..................     12,893      12,694     12,403
Dilutive options............................................        353      --          1,132
                                                              ---------  ----------  ---------
Weighted average shares outstanding--diluted................     13,246      12,694     13,535
                                                              ---------  ----------  ---------
                                                              ---------  ----------  ---------
Earnings per share
  Basic.....................................................  $    0.10  $    (1.56) $    0.29
  Dilutive effect of outstanding options....................       0.00        0.00      (0.02)
                                                              ---------  ----------  ---------
  Diluted...................................................  $    0.10  $    (1.56) $    0.27
                                                              ---------  ----------  ---------
                                                              ---------  ----------  ---------

    Options and warrants to purchase 277,550, 808,324 and 939,500 shares of common stock were outstanding at the end of fiscal 1998, 1997 and 1996, respectively, but were not included in the computations of Diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares, or because the Company's net loss per share would have decreased.

    COMPREHENSIVE INCOME

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (SFAS No. 130), "Reporting Comprehensive Income." SFAS No. 130 establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS No. 130 is effective for financial statements issued for periods beginning after December 15, 1997. Adoption of SFAS No. 130 is not anticipated to have a material effect on the Company's financial statements.

    SEGMENT INFORMATION

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS No. 131), "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 requires public companies to disclose certain operating and financial information by business segment in their annual and interim financial statements. SFAS No. 131 is effective for financial statements issued for periods beginning after December 15, 1997. The business segment disclosures of the Company determined in accordance with SFAS No. 131 are the same as those determined using the prior rules and, therefore, adoption of SFAS No. 131 is not anticipated to have a material impact on the Company's financial statements.

NOTE 2. INVENTORY

    A summary of inventory follows (in thousands):

                                                                           JUNE 27,   JUNE 28,
                                                                             1998       1997
                                                                           ---------  ---------
Purchased parts and subassemblies........................................  $     398  $   2,675
Work-in-progress.........................................................      2,398      2,039
Finished goods...........................................................      1,125      2,031
Finished goods held by distributors......................................        630      1,001
                                                                           ---------  ---------
  Total..................................................................  $   4,551  $   7,746
                                                                           ---------  ---------
                                                                           ---------  ---------

NOTE 3. PROPERTY AND EQUIPMENT

    A summary of property and equipment follows (in thousands):

                                                                           JUNE 27,   JUNE 28,
                                                                             1998       1997
                                                                           ---------  ---------
Computer equipment and machinery.........................................  $   8,298  $   9,535
Furniture and fixtures...................................................        688        775
Leasehold improvements...................................................        111        111
                                                                           ---------  ---------
Subtotal.................................................................      9,097     10,421
Less: accumulated depreciation...........................................     (7,376)    (7,664)
                                                                           ---------  ---------
  Total..................................................................  $   1,721  $   2,757
                                                                           ---------  ---------
                                                                           ---------  ---------

NOTE 4. ACCOUNTING CHANGE--RECOGNITION OF DISTRIBUTOR REVENUE

    In the quarter ended September 28, 1996, the Company changed its accounting method for recognizing distributor revenue, whereby the Company defers recognizing revenue, and does not relieve inventory on shipments to distributors, until shipment by the distributor. Previously, the Company recognized revenue, after recording appropriate reserves for sales returns from distributors and allowances granted to them, at the time of shipment to the distributor. Distributor agreements allow certain rights of return and price protection on products held by distributors. The Company believes that deferral of distributor sales and related gross margins until the product is shipped by the distributors results in a more meaningful measurement of operations and is a preferable method of accounting for distributor revenue. Cash received in advance of recognizing distributor revenue is recorded as advances on inventory held by distributors.

    The cumulative effect on prior years of changing the accounting method was $4.9 million, or $0.38 per share. This amount was reflected in the quarter ended September 28, 1996. The estimated pro forma amounts for the year ended June 29, 1996 assuming the new method of accounting had been applied retroactively would be net sales of $65.9 million and net income of $1.0 million, or $0.08 per share.

NOTE 5. RESTRUCTURING AND OTHER COSTS

    During the quarter ended June 28, 1997, the Company recorded a charge for restructuring of $1.7 million. This charge primarily consisted of costs associated with downsizing facilities and reduction in headcount. Also, as a result of the Company's decision to close its European offices, the restructuring charge included costs associated with lease terminations and write-off of fixed assets for the sales offices located in France and the United Kingdom, and the write-off of the cumulative translation adjustment.

    At June 28, 1997, the accrued restructuring and other costs reserve balance was $1.5 million. In fiscal 1998, these reserves were used to offset severance payments of $0.4 million, non-utilized facilities costs of $0.6 million and European office closure costs of $0.1 million. The remaining balance of $0.4 million at June 27, 1998 is expected to be utilized during fiscal 1999.

NOTE 6. LINE OF CREDIT

    In September 1998, the Company received a commitment for a new one year bank revolving line of credit ("the Credit Agreement") which consists of a $5,000,000 revolving line of credit facility ("Facility A") and a $2,000,000 EXIM backed revolving line of credit facility ("Facility B"). This Credit Agreement replaced the Company's previous $7,000,000 bank revolving line of credit agreement. Under Facility A, borrowings are available up to $5,000,000 based on domestic eligible invoiced receivables. Under Facility B, borrowings are available up to $2,000,000 based on foreign eligible invoiced receivables and export finished goods and channel inventory (borrowings on inventory are capped at a maximum of $1,000,000). This Credit Agreement provides for interest based on the bank's prime rate plus 0.50% and 0.25% for borrowings under Facility A and Facility B, respectively. The Credit Agreement contains various financial covenants including maintaining certain financial ratios and tests. The primary financial ratios include quick ratio, debt to tangible net worth and profitability covenants. Borrowings under the Credit Agreement are collateralized by the Company's assets.

    At June 27, 1998, the Company had no borrowings under the existing revolving line of credit agreement, and was in compliance with the financial covenant regarding tangible net worth. Interest on borrowings was based on the banks prime rate plus 2.00% per annum.

NOTE 7. INCOME TAXES

    The components of the provision for income taxes are as follows (in thousands):

                                                                   JUNE 27,     JUNE 28,     JUNE 29,
                                                                     1998         1997         1996
                                                                  -----------  -----------  -----------
Current tax expense:
  Federal.......................................................   $      37    $      --    $      80
  State.........................................................           5       --               30
  Foreign.......................................................      --               (3)      --
                                                                         ---   -----------       -----
    Subtotal....................................................          42           (3)         110
                                                                         ---   -----------       -----
Deferred tax expense:
  Federal.......................................................      --            1,513       --
  State.........................................................      --           --           --
                                                                         ---   -----------       -----
    Subtotal....................................................      --            1,513       --
                                                                         ---   -----------       -----
      Total.....................................................   $      42    $   1,510    $     110
                                                                         ---   -----------       -----
                                                                         ---   -----------       -----

    Deferred tax assets consist of the following (in thousands):

                                                             JUNE 27,    JUNE 28,    JUNE 29,
                                                               1998        1997        1996
                                                            ----------  ----------  ----------
Reserves and nondeductible expenses.......................  $    3,500  $    4,658  $    1,800
Credit carryovers.........................................       1,400       1,451       1,468
Net operating loss carryforwards..........................      16,250      16,400      14,200
                                                            ----------  ----------  ----------
  Gross deferred tax assets...............................      21,150      22,509      17,468
Valuation allowance.......................................     (21,150)    (22,509)    (15,955)
                                                            ----------  ----------  ----------
    Total net deferred tax assets.........................  $        0  $        0  $    1,513
                                                            ----------  ----------  ----------
                                                            ----------  ----------  ----------

    At June 27, 1998, the Company had gross deferred tax assets of $21,150,000 relating primarily to net operating loss carryforwards. These deferred tax assets have been fully reserved due to the uncertainty of future realization of the net operating loss carryforwards. In the fourth quarter of fiscal 1997, the Company recorded a provision for income taxes of $1,513,000 to fully reserve for deferred tax assets.

    The Company has approximately $44,000,000 of net operating loss and credit carryforwards that expire beginning in 2009. Utilization of operating losses may be limited due to changes in ownership under Section 382 of the Internal Revenue Code of 1986, as amended.

    The difference between the effective income tax rate and the applicable U.S. statutory rate is as follows:

                                                                          1998       1997       1996
                                                                        ---------  ---------  ---------
Federal statutory rate................................................       34.0%      34.0%      34.0%
State income taxes, net of federal tax benefit........................        6.1        6.1        6.1
Decrease in valuation allowance.......................................      (37.0)     (40.1)     (37.2)
                                                                        ---------  ---------  ---------
    Total.............................................................        3.1%         0%       2.9%
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

NOTE 8. STOCKHOLDERS' EQUITY

    COMMON STOCK

    In June 1995 the Company issued 2,000,000 shares of Common Stock in a private placement to investors in exchange for cash of $4.43 per share; the net proceeds from the sale were approximately $8,428,000. As part of the sale of shares to the investors, the Company issued warrants to the investors for the purchase of 500,000 additional shares of Common Stock and also issued a warrant to the placement agent of the private placement for the purchase of 135,824 shares of Common Stock. The purchase price of each share issuable upon exercise of each warrant is $5.22. The expiration date of the warrants was June 19, 1998, however, the Board of Directors has approved a one year extension, subject to certain conditions. Additionally, on August 8, 1995 the Company issued an additional 650,000 shares of its Common Stock in a private placement to investors for $6.26 per share; the net proceeds from the sale were approximately $3,500,000. The proceeds were used primarily to fund the settlement of the Company's stockholder class action lawsuit.

    In October 1994, the Company issued a warrant to the Company's president and chief executive officer for the purchase of 400,000 shares of Common Stock. 25% of the warrant vested in January, 1995, and 6,666.67 shares per month vests thereafter. The purchase price of each share issuable upon exercise of the warrant is $2.75 and, as of June 27, 1998, a total of 380,000 shares of the Company's Common Stock may be purchased under the warrant.

    In June 1993, the Company, as part of the sale of shares to an investor, issued a warrant to the investor for the purchase of up to such number of additional shares of Common Stock such that the aggregate investor holding of Common Stock, acquired directly from the Company as of the date of any such purchase, will not exceed 19.99% of the then issued and outstanding Common Stock of the Company. The purchase price of each share issuable upon exercise of the rights under the warrant was $9. The warrant expired on June 7, 1996.

    AMENDED 1988 INCENTIVE STOCK PLAN

    The Company's Amended 1988 Incentive Stock Plan (the "Old Option Plan") was approved by the Board of Directors and ratified by the stockholders in 1988. Under the Old Option Plan, shares of Common Stock have been reserved for issuance to employees and consultants of the Company, as approved by the Board of Directors. Amendments increasing the number of shares reserved for issuance under the Old Option Plan were adopted by the Board of Directors and ratified by the stockholders in each year thereafter for an aggregate of 4,241,300 shares reserved for issuance under the Old Option Plan. The Old Option Plan, which expired in February 1998, provided for incentive as well as non-statutory stock options and stock purchase rights.

    Options and stock purchase rights under the Old Option Plan are granted at prices determined by the Board, subject to certain conditions more fully described in the Option Plan. Generally, these conditions specify floor prices for the grants ranging from 85% to 110% of the fair market value of the stock at the date of the grant, as determined by the Board, based upon the type of the award and the number of shares of Common Stock held by the grantees at the date of the award. No options have been granted at exercise prices less than 100% of such fair market value at the date of grant. Options granted under the Old Option Plan expire over ten years.

    Options granted generally vest 25% one year after issuance and 1/48th each month thereafter for 36 months. Options are adjusted pro rata for any changes in the capitalization of the Company, such as stock splits and stock dividends. In addition, the outstanding options issued under the Old Option Plan will terminate within a period set by the Board after termination of employment.

    In April 1997, the Company offered employees the opportunity to participate in an option repricing program. Under the program, each employee could elect on or before April 30 that 90% of his or her existing option issued under the Old Option Plan be converted into a repriced option, subject to final approval by the Compensation Committee of the Company's Board of Directors. The per share exercise price of each repriced option would be equal to the fair market value of the Company's Common Stock on the conversion date (on or about May 2, 1997). All repriced options have a vesting start date identical to that of the converted option, but the vesting schedule of the repriced option would be forty-two months instead of the forty-eight months vesting schedule of the converted option. On May 2, 1997, the option repricing program and the options selected for conversion under the program were approved by the Compensation Committee. On such date, the fair market value of the Company's Common Stock was $2.16 and options to purchase 2,302,179 shares at a weighted average exercise price of $4.99 per share were converted into repriced options to purchase 2,059,460 shares.

    As of June 27, 1998, no new options can be issued and options to purchase 1,807,489 shares of Common Stock are outstanding under the Old Plan, 848,444 of which are exercisable.

    AMENDED AND RESTATED 1991 DIRECTOR OPTION PLAN

    The Company's Amended and Restated 1991 Director Option Plan (the "Plan") was adopted by the Board of Directors in July 1991 and was subsequently amended by the Board in October 1991, July 1992 and September 1995. The Plan provides for the granting of non-statutory stock options to non-employee directors of the Company. A total of 150,000 shares of Common Stock were originally reserved for issuance under the Plan. An amendment increased the number of shares to 250,000 shares. Under the terms of the Plan, (i) non-employee directors who were members of the Board on July 25, 1991 received an option to purchase 10,000 shares of Common Stock, which options became exercisable at the rate of 25% per year for four years following July 1, 1991, (ii) each non-employee director who becomes a member of the Board after July 25, 1991, will receive an option on the date that such director first becomes a member of the Board to purchase 10,000 shares of Common Stock, which option shall become exercisable at the rate of 25% per year for four years following the date of grant and (iii) each non-employee director who is a member of the Board immediately before the Company's Annual Meeting and remains a member of the Board immediately after such Annual Meeting, shall receive on the date of the Annual Meeting, for so long as such non-employee director remains a member of the Board, an additional option to purchase 2,500 shares of Common Stock subject to four year vesting from the date of grant similar to the vesting provisions set forth above. Options granted under the Plan have a term of ten years. As of June 27, 1998, options to purchase 110,000 shares of Common Stock are outstanding under the Plan, 74,375 of which are exercisable.

    1997 EQUITY INCENTIVE PLAN

    The Company's 1997 Equity Incentive Plan (the "Incentive Plan") was approved by the Board of Directors in December 1997 and ratified by the stockholders in April 1998. Under the Incentive Plan, 600,000 shares of Common Stock have been reserved for issuance to employees, directors, and consultants of the Company, as approved by the Board of Directors. The Incentive Plan, which expires in December 2007, provides for incentive as well as non-statutory stock options and stock purchase rights.

    Options and stock purchase rights under the Incentive Plan are granted at prices determined by the Board, subject to certain conditions more fully described in the Incentive Plan. Generally, these conditions specify floor prices for the grants ranging from 85% to 110% of the fair market value of the stock at the date of the grant, as determined by the Board, based upon the type of the award and the number of shares of Common Stock held by the grantees at the date of the award. No options have been granted at exercise prices less than 100% of such fair market value at the date of grant. Options granted under the Incentive Plan expire over ten years.

    Options granted generally vest 25% one year after issuance and 1/48th each month thereafter for 36 months. Options are adjusted pro rata for any changes in the capitalization of the Company, such as stock splits and stock dividends. In addition, the outstanding options issued under the Incentive Plan will terminate within a period set by the Board after termination of employment.

    As of June 27, 1998, options to purchase 186,400 shares of Common Stock were outstanding under the Incentive Plan, none of which were exercisable.

    The activity under the option plans, combined, was as follows:

                                                                       SHARES
                                                                      AVAILABLE   STOCK OPTIONS   EXERCISE PRICE
                                                                      FOR GRANT    OUTSTANDING      PER SHARE
                                                                     -----------  -------------  ----------------
BALANCES AT JULY 1, 1995...........................................      474,518     1,749,471
Increase in number of shares authorized............................      615,000       --
Options granted....................................................   (1,039,250)    1,039,250     $4.12 - $ 9.25
Options exercised..................................................      --           (329,706)    $1.87 - $ 7.75
Options canceled...................................................      236,654      (236,654)    $2.75 - $11.25
                                                                     -----------  -------------
BALANCES AT JUNE 29, 1996..........................................      286,922     2,222,361
Increase in number of shares authorized............................      600,000       --
Options granted....................................................   (2,880,706)    2,880,706     $1.94 - $ 6.75
Options exercised..................................................      --            (24,508)    $0.22 - $ 4.89
Options canceled...................................................    2,615,341    (2,615,341)    $2.16 - $10.00
                                                                     -----------  -------------
BALANCES AT JUNE 28, 1997..........................................      621,557     2,463,218
Increase in number of shares authorized............................    1,200,000       --
Shares unavailable due to cancellation of Old Option Plan..........   (1,383,960)      --
Options granted....................................................     (880,275)      880,275     $1.75 - $ 4.00
Options exercised..................................................      --           (210,937)    $0.22 - $ 2.75
Options canceled...................................................      996,278    (1,028,667)    $1.75 - $ 7.88
                                                                     -----------  -------------
BALANCES AT JUNE 27, 1998..........................................      553,600     2,103,889
                                                                     -----------  -------------
                                                                     -----------  -------------
SHARES EXERCISABLE AT JUNE 27, 1998................................                    922,819
                                                                                  -------------
                                                                                  -------------

    Information relating to stock options outstanding under the option plans, combined, at June 27, 1998 is as follows:

                                          OPTIONS OUTSTANDING
                              -------------------------------------------     OPTIONS EXERCISABLE
                                              WEIGHTED                     --------------------------
                                               AVERAGE        WEIGHTED                    WEIGHTED
                                              REMAINING        AVERAGE                     AVERAGE
                                NUMBER       CONTRACTUAL      EXERCISE       NUMBER       EXERCISE
                              OUTSTANDING       LIFE            PRICE      EXERCISABLE      PRICE
                              -----------  ---------------  -------------  -----------  -------------
Range of exercise prices:
$1.75 - $ 2.56                 1,952,875       8.9 years      $    2.07       836,852     $    2.16
$2.75 - $ 4.00                   113,514       7.6 years      $    3.39        53,467     $    3.05
$6.00 - $ 7.75                    27,500       5.6 years      $    6.91        22,500     $    6.75
$11.25 - $11.25                   10,000       4.1 years      $   11.25        10,000     $   11.25
                              -----------                                  -----------
                               2,103,889                                      922,819
                              -----------                                  -----------
                              -----------                                  -----------

    The fair value of each option is estimated on the date of grant using the Black-Scholes model with the following assumptions used for grants during fiscal years 1998, 1997 and 1996: annual dividend yield of 0.0% for all periods; weighted average interest rates of 5.93%, 6.42% and 5.83% for options granted during the fiscal years 1998, 1997 and 1996, respectively; weighted average option terms of 4 years for all periods; and expected volatility factors of 90%, 65% and 65% for fiscal years 1998, 1997 and 1996, respectively. The weighted average fair value of options granted during fiscal years 1998, 1997 and 1996 was $0.83, $1.10 and $4.17, respectively, per share.

    1990 EMPLOYEE STOCK PURCHASE PLAN

    In August 1990, the Board of Directors adopted an Employee Stock Purchase Plan which enables substantially all employees in the United States to subscribe to shares of Common Stock on semi-annual offering dates at a purchase price of 85% of the fair market value of the stock on the offering date or, if lower, 85% of the fair market value of the stock on the semi-annual exercise date. A maximum of 500,000 shares are authorized for subscription over a 20 year period. During fiscal years 1998, 1997 and 1996, there were 99,240, 74,119 and 63,023 shares, respectively, issued under the 1990 Employee Stock Purchase Plan.

    The Company has reserved such number of shares of Common Stock as necessary to cover shares issuable under options, warrants and the 1990 Employee Stock Purchase Plan.

    The fair value of each stock award is estimated on the date of grant using the Black-Scholes model with the following assumptions used for grants during fiscal years 1998, 1997 and 1996: annual dividend yield of 0.0% for all periods; weighted average interest rates of 5.34%, 5.40 and 5.22% for stock awards granted during fiscal year 1998, 1997 and 1996, respectively; weighted average expected stock award terms of six months for all periods; and expected volatility factors of 75%, 65% and 65% for fiscal 1998, 1997 and 1996, respectively. The weighted average fair value of the stock awards granted during fiscal years 1998, 1997 and 1996 was $0.66, $1.47 and $1.89, respectively, per share.

    FAIR VALUE DISCLOSURES

    Had compensation cost for the Company's stock option and stock purchase plans been determined based on the fair value of the options at the grant dates using the Black-Scholes model as provided by SFAS No. 123, the Company's net income (loss) and net income (loss) per share for the fiscal years 1998, 1997 and 1996 would have been as follows (in thousands, except per share data):

                                                                             YEAR ENDED
                                                                ------------------------------------
                                                                 JUNE 27,     JUNE 28,    JUNE 29,
                                                                   1998         1997        1996
                                                                -----------  ----------  -----------
Net income (loss):
  As reported.................................................   $   1,344   $  (19,787)  $   3,626
  Pro forma...................................................   $     387   $  (21,896)  $   3,221
Basic net income (loss) per share:
  As reported.................................................   $    0.10   $    (1.56)  $    0.29
  Pro forma...................................................   $    0.03   $    (1.72)  $    0.26
Diluted net income (loss) per share:
  As reported.................................................   $    0.10   $    (1.56)  $    0.27
  Pro forma...................................................   $    0.03   $    (1.72)  $    0.24

    The pro forma amounts reflect compensation expenses related to fiscal 1998, 1997 and 1996 employee and director option grants and employee stock purchase plan awards only. In future years, the pro forma annual compensation expense may increase due to the additional expense associated with future grants combined with the expense associated with grants in prior years.

NOTE 9. INDUSTRY, GEOGRAPHIC AND CUSTOMER INFORMATION

    The Company operates in one industry segment, which is computer peripherals. The Company has no significant foreign assets or liabilities. Export sales by geographic area, as a percentage of net sales, for the years ended June 27, 1998, June 28, 1997 and June 29, 1996 consisted of the following:

                                                                               YEAR ENDED
                                                                  -------------------------------------
                                                                   JUNE 27,     JUNE 28,     JUNE 29,
                                                                     1998         1997         1996
                                                                  -----------  -----------  -----------
Europe..........................................................        17.7%        12.4%        15.5%
Asia/Pacific....................................................        13.4         16.1          8.8
Other...........................................................         0.1          0.9          0.9
                                                                         ---          ---          ---
  Total.........................................................        31.2%        29.4%        25.2%
                                                                         ---          ---          ---
                                                                         ---          ---          ---

    During fiscal 1995, the Company entered into a three-year OEM agreement with a major customer under which the customer had agreed to make minimum aggregate purchases of certain products of $40,000,000 during calendar years 1995 through 1997. In the fourth quarter of fiscal 1996, the customer and the Company negotiated a fully paid license fee in the amount of $1,450,000 for the customer to manufacture certain products used by the customer, rather than purchase them from the Company. The Company did not in fiscal 1998 and fiscal 1997 and does not in the future expect to receive any further revenues or royalties resulting from the customer's manufacture and use of such products. The Company has no further obligations to the customer. This customer accounted for 2.6%, 1.2% and 35.9% of the Company's net sales during fiscal 1998, 1997 and 1996, respectively. No customers accounted for more than 10% of the Company's net sales in fiscal 1998. In fiscal 1997, the Company's largest domestic distributor, Ingram Micro, accounted for 11.0% of the Company's net sales. No customers accounted for more than 10% of the Company's net sales in fiscal 1996.

NOTE 10. COMMITMENTS AND CONTINGENCIES

    In August 1997, the Company entered into an agreement with a major supplier to purchase $1.6 million of a certain component during fiscal 1998 and 1999. The component is used in the majority of the Company's products and is currently available only from this supplier. The supplier is discontinuing the component and the purchase commitment represents the Company's anticipated usage requirements for the next three years. The inability to obtain sufficient quantities of this key component as required, or to develop an alternative component, could result in delays or reductions in product shipments to the Company's customers. However, the Company's future generation products, which are expected to be released within the next two years, will not require this component. At June 27, 1998 the Company has purchased approximately $0.7 million under this agreement.

    The Company occupies its principal facilities under non-cancelable leases expiring in March 2001 and August 2003. The Company is required to pay taxes, insurance and maintenance expenses for these facilities. The Company also leases other facilities and equipment under operating leases. Rent expense under non-cancelable operating leases, principally for the rental of office space, for the years ended June 27, 1998, June 28, 1997 and June 29, 1996 was $895,000,
$1,101,000 and $1,070,000, respectively.

    Future minimum lease payments at June 27, 1998 under non-cancelable lease obligations are as follows (in thousands):

                                                                             CAPITAL     OPERATING
FISCAL YEAR ENDING                                                           LEASES       LEASES
-------------------------------------------------------------------------  -----------  -----------
1999.....................................................................   $      46    $     944
2000.....................................................................          31          946
2001.....................................................................          15          781
2002.....................................................................      --              286
2003.....................................................................      --              286
Years thereafter.........................................................      --               36
                                                                                  ---   -----------
Total minimum lease payments.............................................          92    $   3,279
                                                                                        -----------
                                                                                        -----------
Less: amount representing interest.......................................           2
                                                                                  ---
Present value of net minimum lease payments..............................          90
Less: current portion of capital lease obligations.......................          46
                                                                                  ---
  Capital lease obligations..............................................   $      44
                                                                                  ---
                                                                                  ---

    Capital leases are for manufacturing and office equipment. Capital lease property included in property, plant and equipment is as follows (in thousands):

                                                                             JUNE 27,     JUNE 28,
                                                                               1998         1997
                                                                            -----------  -----------
Computer equipment and machinery..........................................   $     254    $     338
Less: accumulated depreciation............................................        (116)        (106)
                                                                                 -----        -----
  Total...................................................................   $     138    $     232
                                                                                 -----        -----
                                                                                 -----        -----

    The Company, in the normal course of business, receives and makes inquiries with respect to possible patent infringements and other litigation. The Company believes that it is unlikely that the outcome of the patent infringement inquiries or other litigation will have a material adverse effect on the Company's financial position or results of operations.

NOTE 11. RELATED PARTY TRANSACTIONS

    During the quarter ended June 29, 1996, the Company's net sales included revenue of $957,000 from a 14.4% stockholder of the Company.

                                TRUEVISION, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                   DEC. 26, 1998     JUNE 27, 1998
                                                                                   --------------    --------------
                                                                                    (UNAUDITED)
                                                                                            (IN THOUSANDS)
                                                      ASSETS

Current assets:
  Cash and cash equivalents.....................................................     $  1,938          $  4,973
  Accounts receivable, net......................................................        2,843             3,911
  Inventory (Note 2)............................................................        5,433             4,551
  Prepaid expenses and other assets.............................................        2,063             2,754
  Income taxes receivable.......................................................       --                    32
                                                                                   --------------    --------------
    Total current assets........................................................       12,277            16,221
Property and equipment, net (Note 3)............................................        1,486             1,721
Other assets, net...............................................................          115               112
                                                                                   --------------    --------------
  Total assets..................................................................     $ 13,878          $ 18,054
                                                                                   --------------    --------------
                                                                                   --------------    --------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..............................................................     $  2,825          $  4,285
  Accrued employee compensation.................................................          831             1,334
  Accrued restructuring and other costs (Note 4)................................       --                   403
  Advances on inventory held by distributors....................................          254                49
  Other accrued liabilities.....................................................        1,993             2,004
  Current portion of long-term obligations......................................           36                46
                                                                                   --------------    --------------
    Total current liabilities...................................................        5,939             8,121
Long-term obligations...........................................................           27                44
                                                                                   --------------    --------------
  Total liabilities.............................................................        5,966             8,165
                                                                                   --------------    --------------
Stockholders' equity:
  Preferred stock...............................................................       --                --
  Common stock..................................................................       53,746            53,684
  Accumulated deficit...........................................................      (45,834)          (43,795)
                                                                                   --------------    --------------
Total stockholders' equity......................................................        7,912             9,889
                                                                                   --------------    --------------
  Total liabilities and stockholders' equity....................................     $ 13,878          $ 18,054
                                                                                   --------------    --------------
                                                                                   --------------    --------------

      See accompanying notes to Consolidated Interim Financial Statements.

                                TRUEVISION, INC.

                 CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                                                                            SIX MONTHS ENDED
                                                                                       --------------------------
                                                                                         DEC. 26,      DEC. 27,
                                                                                           1998          1997
                                                                                       ------------  ------------
                                                                                       (IN THOUSANDS, EXCEPT PER
                                                                                              SHARE DATA)
Net sales............................................................................   $   13,873    $   20,131
Cost of sales........................................................................        8,849        11,394
                                                                                       ------------  ------------
Gross profit.........................................................................        5,024         8,737
                                                                                       ------------  ------------
Operating expenses:
  Research and development...........................................................        2,492         2,624
  Selling, general and administrative................................................        4,543         4,908
                                                                                       ------------  ------------
    Total operating expenses.........................................................        7,035         7,532
                                                                                       ------------  ------------
Income (loss) from operations........................................................       (2,011)        1,205
Interest income......................................................................           26            38
Interest expense.....................................................................          (51)         (128)
Other income (expense), net..........................................................           (3)          (20)
                                                                                       ------------  ------------
Income (loss) before provision for income taxes......................................       (2,039)        1,095
                                                                                       ------------  ------------
Provision for income taxes...........................................................       --                33
                                                                                       ------------  ------------
Net income (loss)....................................................................   $   (2,039)   $    1,062
                                                                                       ------------  ------------
                                                                                       ------------  ------------
Basic earnings per share:
    Net income (loss) per share......................................................   $    (0.16)   $     0.08
Diluted earnings per share:
    Net income (loss) per share......................................................   $    (0.16)   $     0.08
Weighted average common shares and equivalents:
    Basic............................................................................       13,093        12,796
    Diluted..........................................................................       13,093        13,367

      See accompanying notes to Consolidated Interim Financial Statements.

                                TRUEVISION, INC.

                 CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                            SIX MONTHS ENDED
                                                                                       --------------------------
                                                                                         DEC. 26,      DEC. 27,
                                                                                           1998          1997
                                                                                       ------------  ------------
                                                                                             (IN THOUSANDS)
OPERATING CASH FLOWS:
Net income (loss)                                                                       $   (2,039)   $    1,062
Adjustments to reconcile net income (loss) to net cash provided by (used in)
  operating activities:
  Provision for doubtful accounts....................................................       --               100
  Depreciation and other amortization................................................          544           793
  Loss on disposal of fixed assets...................................................            5            16
  Changes in assets and liabilities:
    Accounts receivable..............................................................        1,068           374
    Inventory........................................................................         (893)        3,730
    Prepaid expenses and other assets................................................          687        (1,377)
    Income taxes receivable..........................................................           32            40
    Accounts payable.................................................................       (1,460)         (380)
    Accrued employee compensation....................................................         (503)           31
    Accrued restructuring and other costs............................................         (403)         (788)
    Advances on inventory held by distributors.......................................          205          (425)
    Other accrued liabilities........................................................          (11)          (68)
                                                                                       ------------  ------------
Net cash provided by (used in) operating activities..................................       (2,768)        3,108
                                                                                       ------------  ------------
INVESTING CASH FLOWS:
Acquisitions of property and equipment...............................................         (299)         (125)
Acquisitions of other assets.........................................................           (3)       --
                                                                                       ------------  ------------
Net cash used in investing activities................................................         (302)         (125)
                                                                                       ------------  ------------
FINANCING CASH FLOWS:
Payments on line of credit, net......................................................       --            (3,738)
Payments on debt obligations, net....................................................          (27)          (20)
Issuance of common stock, net........................................................           62           258
                                                                                       ------------  ------------
Net cash provided by (used in) financing activities..................................           35        (3,500)
                                                                                       ------------  ------------
Net decrease in cash and cash equivalents............................................       (3,035)         (517)
Cash and cash equivalents, beginning of period.......................................        4,973         4,549
                                                                                       ------------  ------------
Cash and cash equivalents, end of period.............................................   $    1,938    $    4,032
                                                                                       ------------  ------------
                                                                                       ------------  ------------
SUPPLEMENTAL DISCLOSURE:
Cash paid during the period for:
  Interest...........................................................................   $       54    $      143
  Income taxes.......................................................................   $        5    $        3
Noncash investing and financing activities:
  Property and equipment transferred from inventory..................................   $       11    $       21
  Property and equipment acquired under capital leases...............................   $   --        $       27

      See accompanying notes to Consolidated Interim Financial Statements.

                                TRUEVISION, INC.

               NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE 1. BASIS OF PRESENTATION

    The consolidated interim financial statements presented herein are unaudited. However, in the opinion of management, all adjustments have been made for a fair presentation of the interim periods presented. The consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended June 27, 1998.

    The results of operations for the three month and six month periods ended December 26, 1998 are not necessarily indicative of the results that may be expected for the fiscal year ending June 26, 1999.

    The Company's fiscal calendar and its operating year ends on the Saturday closest to June 30.

NOTE 2. INVENTORY

    A summary of inventory follows (in thousands):

                                                                           DEC. 26,   JUNE 27,
                                                                             1998       1998
                                                                           ---------  ---------
Purchased parts and subassemblies........................................  $   1,674  $     398
Work-in-progress.........................................................      1,176      2,398
Finished goods...........................................................      1,906      1,125
Finished goods held by distributors......................................        677        630
                                                                           ---------  ---------
Total....................................................................  $   5,433  $   4,551
                                                                           ---------  ---------
                                                                           ---------  ---------

NOTE 3. PROPERTY AND EQUIPMENT

    A summary of property and equipment follows (in thousands):

                                                                           DEC. 26,   JUNE 27,
                                                                             1998       1998
                                                                           ---------  ---------
Computer equipment and machinery.........................................  $   8,543  $   8,298
Furniture and fixtures...................................................        684        688
Leasehold improvements...................................................        161        111
                                                                           ---------  ---------
    Subtotal.............................................................      9,388      9,097
Less: Accumulated depreciation...........................................     (7,902)    (7,376)
                                                                           ---------  ---------
Total....................................................................  $   1,486  $   1,721
                                                                           ---------  ---------
                                                                           ---------  ---------

NOTE 4. RESTRUCTURING AND OTHER COSTS

    During the quarter ended June 28, 1997, the Company recorded a charge for restructuring and other costs of $1,680,000. This charge primarily consisted of costs associated with downsizing facilities and reduction in headcount. Also, as a result of the Company's decision to close its European offices, the restructuring charge included costs associated with lease terminations and write-off of fixed assets for the sales offices located in France and the United Kingdom, and the write-off of the cumulative translation adjustment.

                                TRUEVISION, INC.

                                  (UNAUDITED)

NOTE 4. RESTRUCTURING AND OTHER COSTS (CONTINUED)
    During the six months ended December 26, 1998, the Company utilized the final $403,000 of restructuring reserves remaining at June 27, 1998. A summary of restructuring activities during the six months ended December 26, 1998 follows (in thousands):

                                                                                         RESERVE
                                                        RESERVE BALANCE               BALANCE DEC.
                                                         JUNE 27, 1998    PAYMENTS      26, 1998
                                                        ---------------  -----------  -------------
Downsizing facilities.................................     $     356      $    (356)    $  --
Other.................................................            47            (47)       --
                                                               -----     -----------       ------
Total.................................................     $     403      $    (403)    $  --
                                                               -----     -----------       ------
                                                               -----     -----------       ------

NOTE 5. EARNINGS PER SHARE

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS 128), EARNINGS PER SHARE. The Company has presented earnings per share for all periods in accordance with the new standard. SFAS 128 requires the presentation of basic and diluted earnings per share. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share includes the effect of dilutive potential common shares (options) issued during the period (using the treasury stock method). The following data is presented in thousands, except per share data:

                                                                        SIX MONTHS ENDED
                                                                   --------------------------
                                                                     DEC. 26,      DEC. 27,
                                                                       1998          1997
                                                                   ------------  ------------
Net income (loss)................................................   $   (2,039)   $    1,062
                                                                   ------------  ------------
Weighted average shares outstanding--basic.......................       13,093        12,796
Dilutive options.................................................       --               571
                                                                   ------------  ------------
Weighted average shares outstanding--diluted.....................       13,093        13,367
                                                                   ------------  ------------
Earnings per share
    Basic........................................................   $    (0.16)   $     0.08
    Dilutive effect of outstanding options.......................       --            --
                                                                   ------------  ------------
    Diluted......................................................   $    (0.16)   $     0.08
                                                                   ------------  ------------

    Options and warrants to purchase 2,953,790 and 722,590 shares of common stock were outstanding at December 26, 1998 and December 27, 1997, respectively, but were not included in the computations of diluted earnings per share because the options' exercise prices were greater than the average market price of the common shares, or because inclusion would have been antidilutive to the Company's net loss per share.

NOTE 6. STOCK OPTIONS AND WARRANTS

    On December 7, 1998, the Company offered to all individuals holding outstanding stock options and to one individual holding an outstanding warrant (the "Outstanding Awards") the opportunity to amend such Outstanding Awards to lower the exercise price to $0.75 per share, the fair market value

                                TRUEVISION, INC.

                                  (UNAUDITED)

NOTE 6. STOCK OPTIONS AND WARRANTS (CONTINUED) on December 7, 1998. In consideration of the lower exercise price, holders electing to reprice have agreed to cancellation of 10% of the total number of shares originally granted. Of the 3,233,473 shares under Outstanding Awards at December 7, 1998, options representing 2,253,023 shares and warrants representing 400,000 shares were repriced. After the repricing options totaling 2,093,790 shares and warrants totaling 860,000 shares were outstanding.

NOTE 7. COMPREHENSIVE INCOME

    Effective June 28, 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (SFAS 130), REPORTING COMPREHENSIVE INCOME. SFAS 130 requires that all items recognized under accounting standards as components of comprehensive earnings be reported in an annual financial statement that is displayed with the same prominence as other annual financial statements. SFAS 130 also requires that an entity classify items of other comprehensive earnings by their nature in an annual financial statement. As the Company had no elements of other comprehensive income during the period, adoption of SFAS 130 did not have a material effect on the Company's financial statements.

NOTE 8. MERGER AGREEMENT

    On December 16, 1998, the Company entered into a definitive agreement to be acquired by Pinnacle Systems, Inc. (Pinnacle), Mountain View, California. Pinnacle is a leading supplier of digital video solutions to the broadcast, professional and consumer markets.

    The transaction is a stock-for-stock, taxable purchase transaction valued at approximately $14.0 million as of the date of the agreement, and is expected to close in March 1999 subject to various conditions including customary regulatory approvals and the approval by the stockholders of the Company.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                             PINNACLE SYSTEMS, INC.

                          BERNARDO MERGER CORPORATION

                            WALSH MERGER CORPORATION

                                      AND

                                TRUEVISION, INC.

                         DATED AS OF DECEMBER 16, 1998

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                              ---------
ARTICLE I             THE MERGER............................................................................        A-1
        1.1           The Merger............................................................................        A-1
        1.2           Effective Time; Closing...............................................................        A-1
        1.3           Effect of the Merger..................................................................        A-2
        1.4           Certificate of Incorporation; Bylaws..................................................        A-2
        1.5           Directors and Officers................................................................        A-2
        1.6           Effect on Capital Stock...............................................................        A-2
        1.7           Surrender of Certificates.............................................................        A-3
        1.8           No Further Ownership Rights in Company Common Stock...................................        A-5
        1.9           Lost, Stolen or Destroyed Certificates................................................        A-5
        1.10          Tax and Accounting Consequences.......................................................        A-5
        1.11          Taking of Necessary Action; Further Action............................................        A-5

ARTICLE II            REPRESENTATIONS AND WARRANTIES OF COMPANY.............................................        A-5
        2.1           Organization and Qualification; Subsidiaries..........................................        A-5
        2.2           Certificate of Incorporation and Bylaws...............................................        A-6
        2.3           Capitalization........................................................................        A-6
        2.4           Authority Relative to this Agreement..................................................        A-7
        2.5           No Conflict; Required Filings and Consents............................................        A-7
        2.6           Compliance; Permits; Restrictions.....................................................        A-8
        2.7           SEC Filings; Company Financial Statements.............................................        A-9
        2.8           No Undisclosed Liabilities............................................................        A-9
        2.9           Absence of Certain Changes or Events..................................................        A-9
        2.10          Absence of Litigation.................................................................       A-10
        2.11          Employee Benefit Plans................................................................       A-10
        2.12          Labor Matters.........................................................................       A-13
        2.13          S-4; Proxy Statement..................................................................       A-13
        2.14          Restrictions on Business Activities...................................................       A-13
        2.15          Title to Property.....................................................................       A-14
        2.16          Taxes.................................................................................       A-14
        2.17          Environmental Matters.................................................................       A-15
        2.18          Brokers...............................................................................       A-16
        2.19          Intellectual Property.................................................................       A-16
        2.20          Agreements, Contracts and Commitments.................................................       A-17
        2.21          Insurance.............................................................................       A-18
        2.22          Opinion of Financial Advisor..........................................................       A-18
        2.23          Board Approval........................................................................       A-18
        2.24          Vote Required.........................................................................       A-18
        2.25          State Takeover Statutes...............................................................       A-18
        2.26          Year 2000 Compliance..................................................................       A-19

ARTICLE III           REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS..............................       A-19
        3.1           Organization and Qualification; Subsidiaries..........................................       A-19
        3.2           Articles and Certificates of Incorporation and Bylaws.................................       A-20
        3.3           Capitalization........................................................................       A-20
        3.4           Authority Relative to this Agreement..................................................       A-20
        3.5           No Conflict; Required Filings and Consents............................................       A-20
        3.6           SEC Filings; Parent Financial Statements..............................................       A-21
        3.7           S-4; Proxy Statement..................................................................       A-22

                                                                                                                PAGE
                                                                                                              ---------
        3.8           Board Approval........................................................................       A-22
        3.9           Interim Operations of Merger Subs.....................................................       A-22
        3.10          No Ownership of Company Common Stock..................................................       A-22
        3.11          No Undisclosed Liabilities............................................................       A-22
        3.12          Absence of Certain Changes or Events..................................................       A-22
        3.13          Absence of Litigation.................................................................       A-22

ARTICLE IV            CONDUCT PRIOR TO THE EFFECTIVE TIME...................................................       A-23
        4.1           Conduct of Business by Company........................................................       A-23
        4.2           Conduct of Business by Parent.........................................................       A-25

ARTICLE V             ADDITIONAL AGREEMENTS.................................................................       A-25
        5.1           Proxy Statement/Prospectus; S-4; Other Filings........................................       A-25
        5.2           Meeting of Company Stockholders.......................................................       A-26
        5.3           Confidentiality; Access to Information................................................       A-27
        5.4           No Solicitation.......................................................................       A-27
        5.5           Public Disclosure.....................................................................       A-29
        5.6           Reasonable Efforts; Notification......................................................       A-29
        5.7           Third Party Consents..................................................................       A-30
        5.8           Stock Options and ESPP................................................................       A-30
        5.9           Form S-8..............................................................................       A-31
        5.10          Indemnification.......................................................................       A-31
        5.11          Nasdaq Listing........................................................................       A-31
        5.12          Company Affiliate Agreement...........................................................       A-32
        5.13          Regulatory Filings; Reasonable Efforts................................................       A-32
        5.14          Noncompetition Agreements.............................................................       A-32
        5.15          Executive Employment Agreements.......................................................       A-32
        5.16          Open Market Purchases by Level One Merger Sub.........................................       A-32
        5.17          Company 401(k) Plan...................................................................       A-33
        5.18          Options and Doctor Warrant............................................................       A-33
        5.19          Scitex Voting Agreement...............................................................       A-33

ARTICLE VI            CONDITIONS TO THE MERGER..............................................................       A-33
        6.1           Conditions to Obligations of Each Party to Effect the Merger..........................       A-33
        6.2           Additional Conditions to Obligations of Company.......................................       A-34
        6.3           Additional Conditions to the Obligations of Parent and Merger Subs....................       A-34

ARTICLE VII           TERMINATION, AMENDMENT AND WAIVER.....................................................       A-35
        7.1           Termination...........................................................................       A-35
        7.2           Notice of Termination; Effect of Termination..........................................       A-37
        7.3           Fees and Expenses.....................................................................       A-37
        7.4           Amendment.............................................................................       A-37
        7.5           Extension; Waiver.....................................................................       A-38

    ARTICLE VIII      GENERAL PROVISIONS....................................................................       A-38
        8.1           Non-Survival of Representations and Warranties........................................       A-38
        8.2           Notices...............................................................................       A-38
        8.3           Interpretation; Knowledge.............................................................       A-39
        8.4           Counterparts..........................................................................       A-39
        8.5           Entire Agreement; Third Party Beneficiaries...........................................       A-39
        8.6           Severability..........................................................................       A-40
        8.7           Other Remedies; Specific Performance..................................................       A-40

                                                                                                                PAGE
                                                                                                              ---------
        8.8           Governing Law.........................................................................       A-40
        8.9           Rules of Construction.................................................................       A-40
        8.10          Assignment............................................................................       A-40
        8.11          Waiver of Jury Trial..................................................................       A-40

                               INDEX OF EXHIBITS

Exhibit A     Persons Entering Into Voting Agreements

Exhibit A-1   Form of Voting Agreement

Exhibit B     Form of Affiliate Agreement

Exhibit C     Form of Noncompetition Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

    This AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made and entered into as of December 16, 1998, among Pinnacle Systems, Inc., a California corporation ("PARENT"), Bernardo Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("LEVEL ONE MERGER SUB"), Walsh Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Level One Merger Sub ("MERGER SUB" and together with Level One Merger Sub, "MERGER SUBS") and Truevision, Inc., a Delaware corporation ("COMPANY").

                                    RECITALS

    A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2 below) and in accordance with the Delaware General Corporation Law ("DELAWARE LAW"), Parent and Company intend to enter into a business combination transaction.

    B. The Board of Directors of Company (i) has determined that the Merger (as defined in Section 1.1) is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Company adopt and approve this Agreement and approve the Merger.

    C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of Company, who are identified on EXHIBIT A hereto, are entering into Voting Agreements in substantially the form attached hereto as EXHIBIT A-1 (the "COMPANY VOTING AGREEMENTS").

    D. The parties intend that the Merger shall constitute a taxable transaction and not a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

    1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation (the "SURVIVING CORPORATION").

    1.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER") (the time of such filing (or such later time as may be agreed in writing by Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

    1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4  CERTIFICATE OF INCORPORATION; BYLAWS.

        (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation of the Surviving Corporation; PROVIDED, HOWEVER, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Truevision, Inc."

        (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

    1.5 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

    1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities:

        (a) CONVERSION OF COMPANY COMMON STOCK. Each share of Common Stock, $0.001 par value per share, of Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b), will be canceled and extinguished and automatically converted (subject to Sections 1.6(f) and (g)) into the right to receive the number of shares of Common Stock of Parent, together with the associated rights issued pursuant to a Preferred Shares Rights Agreement between Parent and ChaseMellon Shareholder Services, L.L.C., dated December 12, 1996, as amended (the "PARENT COMMON STOCK") equal to 0.0313 (the "EXCHANGE RATIO") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9).

        (b) CANCELLATION OF PARENT-OWNED AND COMPANY-HELD STOCK. Each share of Company Common Stock held by Company or owned by Merger Sub, Level One Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

        (c) STOCK OPTIONS; EMPLOYEE STOCK PURCHASE PLANS. At the Effective Time, all options to purchase Company Common Stock then outstanding under Company's Amended and Restated 1991 Director Option Plan (the "DIRECTORS' PLAN") and Company's 1997 Equity Incentive Plan (the "1997 OPTION PLAN" shall be assumed by Parent in accordance with Section 5.8 hereof. At the Effective Time, Parent, as sole stockholder of Company, shall execute a stockholder's consent approving all amendments made by Company's Board of Directors to the 1988 Incentive Stock Plan (the "1988 OPTION PLAN" and together with the 1997 Option Plan and the Directors' Plan, the

    "COMPANY STOCK OPTION PLANS") and to the options granted thereunder to Company's directors and to Mr. Louis J. Doctor and Mr. R. John Curson, if any such stock options are outstanding at that time. Immediately after Parent's execution of the stockholder's consent referenced in the preceding sentence, Parent shall assume all options to purchase Company Common Stock then outstanding under the 1988 Option Plan, including those granted to Company's directors and to Mr. Louis J. Doctor and Mr. R. John Curson, if any such options are outstanding at that time, in accordance with Section
    5.8 hereof. Rights outstanding under Company's 1990 Employee Stock Purchase Plan (the "1990 ESPP") and under the 1998 Employee Stock Purchase Plan (the "1998 ESPP" and together with the 1990 ESPP, the "ESPP") shall be treated as set forth in Section 5.8.

        (d) WARRANTS. At the Effective Time, warrants to purchase 500,000 shares of Common Stock, (the "FINANCING WARRANTS") and a warrant to purchase 400,000 shares of Common Stock (the "DOCTOR WARRANT" and together with the Financing Warrants, the "COMPANY WARRANTS"), all of which are fully exercisable, shall be assumed by Parent in accordance with the terms thereof. In this regard, Company agrees to provide the holders of Company Warrants with any and all notices required as a result of the Merger and the transactions contemplated thereby.

        (e) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock, $0.001 par value per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

        (f) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

        (g) FRACTIONAL SHARES. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average closing price of one share of Parent Common Stock for the five (5) most recent days that Parent Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market ("NASDAQ") or, if Parent Common Stock is not authorized for trading on Nasdaq at such time, then on the primary exchange or quotation system on which Parent Common Stock is then quoted or traded.

    1.7  SURRENDER OF CERTIFICATES.

        (a) EXCHANGE AGENT. Parent shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

        (b) PARENT TO PROVIDE COMMON STOCK. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to
    Section 1.6 in exchange for outstanding shares of Company Common Stock, and cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(g) and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to
    Section 1.7(d).

        (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "CERTIFICATES"), which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into shares of Parent Common Stock pursuant to Section 1.6, cash in lieu of any fractional shares pursuant to Section 1.6(g) and any dividends or other distributions pursuant to Section 1.7(d), (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock, cash in lieu of any fractional shares pursuant to
    Section 1.6(g) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock into which their shares of Company Common Stock were converted at the Effective Time, payment in lieu of fractional shares which such holders have the right to receive pursuant to Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 1.7(d) as to the payment of dividends, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.7(d).

        (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(g) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

        (e) TRANSFERS OF OWNERSHIP. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

        (f)  NO LIABILITY.  Notwithstanding anything to the contrary in this
    Section 1.7, neither the Exchange Agent, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

    1.8 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(g) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    1.9 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Company Common Stock represented by such Certificates were converted pursuant to Section 1.6, cash for fractional shares, if any, as may be required pursuant to Section 1.6(g) and any dividends or distributions payable pursuant to Section 1.7(d); PROVIDED, HOWEVER, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    1.10  TAX AND ACCOUNTING CONSEQUENCES.

        (a) It is intended by the parties hereto that the Merger shall constitute a taxable transaction for federal income tax purposes and not a reorganization within the meaning of Section 368 of the Code.

        (b) It is intended by the parties hereto that the Merger shall be treated as a purchase for accounting purposes.

    1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub will take all such lawful and necessary action. Parent shall cause Merger Sub to perform all of its obligations relating to this Agreement and the transactions contemplated thereby.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    Company represents and warrants to Parent and Merger Subs, subject to such exceptions as are specifically disclosed in writing in the disclosure letter (referencing the appropriate section and paragraph numbers) delivered by Company to Parent on or prior to the date of this Agreement and certified by a duly authorized officer of Company (the "COMPANY DISCLOSURE LETTER"), as follows:

    2.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Company has delivered to Parent a complete and correct list of all of Company's direct and indirect subsidiaries as of the date of this Agreement, indicating the jurisdiction of organization of each subsidiary and Company's equity interest therein. Each of Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3(c)) on Company. Each of Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Company. Other than wholly-owned subsidiaries, Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

    2.2 CERTIFICATE OF INCORPORATION AND BYLAWS. Company has previously furnished to Parent a complete and correct copy of the Certificate of Incorporation and Bylaws of Company and equivalent organizational documents of each of its subsidiaries, as amended to date. Such Certificate of Incorporation, Bylaws and equivalent organizational documents of each of its subsidiaries are in full force and effect. Neither Company nor any of its subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

    2.3 CAPITALIZATION. The authorized capital stock of Company consists of 25,000,000 shares of Company Common Stock, $0.001 par value per share, and 2,000,000 shares of Preferred Stock, no par value per share ("COMPANY PREFERRED STOCK"). At the close of business on November 21, 1998, (i) 13,104,398 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in treasury by Company or by subsidiaries of Company,
(iii) 215,908 shares of Company Common Stock were available for future issuance pursuant to the ESPP, (iv) 1,688,203 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the 1988 Option Plan, (v) no shares of Company Common Stock were available for future grant under the 1988 Option Plan, (vi) 529,400 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options to purchase Company Common Stock under the 1997 Option Plan,
(vii) 520,600 shares of Company Common Stock were available for future grant under the 1997 Option Plan; (viii) 120,000 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Directors' Plan, (ix) 130,000 shares of Company Common Stock were available for future grant under the Directors' Plan and (x) 900,000 shares of Company Common Stock were reserved for issuance upon conversion of Company Warrants (as described in Section 1.6(d)). As of the date hereof, no shares of Company Preferred Stock were issued or outstanding. No change in such capitalization has occurred between November 21, 1998 and the date hereof except (x) the issuance of shares of Company Common Stock pursuant to the exercise of outstanding options or warrants or (y) the cancellation of unvested options for Common Stock held by, or the repurchase of unvested shares of Common Stock from, directors, employees, consultants or other service providers of Company pursuant to the terms of their stock option, stock purchase or stock restriction agreements. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of Company or any agreement or document to which Company is a party or by which it is bound. Except as set forth in this Section 2.3, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Company or any of its subsidiaries that obligate Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant or other right, agreement, arrangement or commitment. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary, except the repurchase of unvested shares of Company Common Stock from directors, employees, consultants or other service providers of Company pursuant to the terms of their stock option, stock purchase or stock restriction agreements, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity. All of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by Company or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Company's voting rights, charges or other encumbrances of any nature whatsoever. The Company Disclosure Letter lists for each person who held options or warrants to acquire shares of Company Common Stock as of November 21, 1998, the name of the holder of such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant had vested as of November 21, 1998 for such option or warrant and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of acceleration, if any. Except as contemplated by this Agreement, there are no registration rights and, to the knowledge of Company, there are no voting trusts, proxies, rights plans, antitakeover plans or other agreements or understandings to which Company is a party or by which it is bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Company will not be entitled to dissenters' rights under applicable state law in connection with the Merger. The Doctor Warrant is treated by the Company as a nonstatutory stock option for tax and accounting purposes.

    2.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the stockholders of Company of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement and the approval of the Merger by holders of a majority of the outstanding shares of Company Common Stock in accordance with Delaware Law and Company's Certificate of Incorporation and Bylaws). This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Subs, constitutes a legal and binding obligation of Company, enforceable against Company in accordance with its terms.

    2.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Certificate of Incorporation, Bylaws or equivalent organizational documents of Company or any of its subsidiaries, (ii) subject to obtaining the approval and adoption of Company's stockholders of this Agreement and the approval of Company's stockholders of the Merger and compliance with the requirements set forth in Section 2.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company's or any such subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii) above as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Company. The Company Disclosure Letter lists all material consents, waivers and approvals under any of Company's or any of its subsidiaries' material agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

    (b) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "GOVERNMENTAL ENTITY"), except (A) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements (the "HSR APPROVAL") of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and of foreign Governmental Entities and the rules and regulations thereunder, the rules and regulations of Nasdaq, and the filing and recordation of the Certificate of Merger as required by Delaware Law and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (i) would not prevent consummation of the Merger or otherwise prevent Company from performing its obligations under this Agreement or (ii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

    2.6  COMPLIANCE; PERMITS; RESTRICTIONS.

    (a) Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. To the knowledge of Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened against Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated an intention to conduct the same.

    (b) Company and its subsidiaries hold all permits, licenses, variances, exemp-tions, orders and approvals from governmental authorities which are necessary for the operation of the business of Company and its subsidiaries taken as a whole (collectively, the "COMPANY PERMITS"), except for those Company Permits, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Company. Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in compliance with the terms of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on Company.

    2.7  SEC FILINGS; COMPANY FINANCIAL STATEMENTS.

    (a) Company has made available to Parent a correct and complete copy of each material form, report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission ("SEC") since January 1, 1995 (the "COMPANY SEC REPORTS"), which are all the material forms, reports and documents required to be filed by Company with the SEC since January 1, 1995 and prior to the date of this Agreement. The Company SEC Reports
(A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Company and its subsidiaries as of the respective dates thereof and the consolidated results of Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of Company contained in Company SEC Reports as of September 26, 1998 is hereinafter referred to as the "COMPANY BALANCE SHEET."

    (c) Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

    2.8 NO UNDISCLOSED LIABILITIES. Neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except (i) liabilities provided for in Company Balance Sheet, (ii) liabilities incurred since September 26, 1998 in the ordinary course of business consistent with past practices or (iii) banking, accounting, legal and printing fees and expenses associated with the Merger.

    2.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 26, 1998, there has not been: (i) any Material Adverse Effect on Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or issuances of any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock, (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby, (v) entry by Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property (as defined in Section 2.19) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Company with the SEC, (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

    2.10 ABSENCE OF LITIGATION. There are no claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened against Company or any of its subsidiaries or any properties or rights of Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign. No Governmental Entity has at any time since January 1, 1997 challenged or questioned in a writing delivered to Company the legal right of Company to design, manufacture, offer or sell any of its products in the present manner or style thereof.

    2.11  EMPLOYEE BENEFIT PLANS.

    (a) DEFINITIONS. With the exception of the definition of "AFFILIATE" set forth in Section 2.11(a)(i) below (which definition shall apply only to this Section 2.11), for purposes of this Agreement, the following terms shall have the meanings set forth below:

            (i) "AFFILIATE" shall mean any other person or entity under common control with Company within the meaning of Section 414(b), (c), (m) or
       (o) of the Code and the regulations issued thereunder;

            (ii) "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "EMPLOYEE BENEFIT PLAN," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Company or any Affiliate for the benefit of any Employee;

           (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

            (iv) "DOL" shall mean the Department of Labor;

            (v) "EMPLOYEE" shall mean any current, former, or retired employee, officer, or director of Company or any Affiliate;

            (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar written agreement or contract between Company or any Affiliate and any Employee or consultant;

           (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

          (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

            (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan that has been adopted or maintained by Company, whether informally or formally, for the benefit of Employees outside the United States;

            (x) "IRS" shall mean the Internal Revenue Service;

            (xi) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

           (xii) "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

    (b) DISCLOSURE LETTER. The Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Company does not have any plan or commitment to establish any new Company Employee Plan, to materially modify any Company Employee Plan or Employee Agree-ment (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or material Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

    (c)  DOCUMENTS.  Company has provided or made reasonably available to
Parent: (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each written Employee Agreement including all amendments thereto which are currently effective and written interpretations thereof; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan; (vi) all material written agreements and contracts relating to each currently effective Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Company; (viii) all standard COBRA forms and related notices; and (ix) all registration statements prepared in connection with each Company Employee Plan and all documents comprising a prospectus prepared since January 1, 1995 in connection with each Company Employee Plan.

    (d) EMPLOYEE PLAN COMPLIANCE. (i) Company has performed in all material respects all obligations required to be performed by it under, is not in material default or material violation of, and has no knowledge of any material default or material violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination letter, or comparable letter, from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for or receive such a determination letter, or comparable letter, and make any amendments necessary to obtain a favorable determination; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no material actions, suits or claims pending, or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither Company nor any Affiliate is subject to any material penalty or material tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

    (e) PENSION PLANS. Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

    (f) MULTIEMPLOYER PLANS. At no time has Company contributed to or been requested to contribute to any Multiemployer Plan.

    (g) NO POST-EMPLOYMENT OBLIGATIONS. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

    (h) Neither Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

    (i)  EFFECT OF TRANSACTION

        (i) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

        (ii) No payment or benefit which will or may be made by Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code.

    (j) EMPLOYMENT MATTERS. Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees, except for amounts that are not material individually or in the aggregate; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or to Company's knowledge threatened or reasonably anticipated claims or actions against Company under any worker's compensation policy or long-term disability policy. To Company's knowledge, no employee of Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by Company and disclosing to Company or using trade secrets or proprietary information of any other person or entity.

    (k) INTERNATIONAL EMPLOYEE PLAN. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

    2.12 LABOR MATTERS. (i) There is no litigation pending or, to the knowledge of each of Company and its respective subsidiaries, threatened, between Company or any of its subsidiaries and any of their respective employees; (ii) as of the date of this Agreement, neither Company nor any of subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or its subsidiaries nor does Company or its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) as of the date of this Agreement, neither Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Company or any of its subsidiaries. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.

    2.13 S-4; PROXY STATEMENT. None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus (the "PROXY STATEMENT/PROSPECTUS") to be filed with the SEC by Company pursuant to Section 5.1 hereof will, at the dates mailed to the stockholders of Company, at the times of the stockholder meeting of Company (the "COMPANY STOCKHOLDERS' MEETING") in connection with the transactions contemplated hereby and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, Exchange Act and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Effective Time any event relating to Company or any of its affiliates, officers or directors should be discovered by Company which is required to be set forth in an amendment to the S-4 or a supplement to the Proxy Statement/Prospectus, Company shall promptly inform Parent. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Subs which is contained in any of the foregoing documents.

    2.14 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted.

    2.15 TITLE TO PROPERTY. Company owns no material real property. Company and each of its subsidiaries have good and defensible title to all of their material properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby. The Company Disclosure Letter lists all material real property leases to which Company or any of its subsidiaries is a party as of the date of this Agreement and each amendment thereto that is in effect as of the date of this Agreement. All material real or personal property leases pursuant to which Company or any of its subsidiaries lease from others are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default). All the plants, structures and equipment of Company and its subsidiaries, except such as may be under construction, are in good operating condition and repair, in all material respects.

    2.16  TAXES.

    (a) DEFINITION OF TAXES. For the purposes of this Agreement, "TAX" or "TAXES" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

    (b)  TAX RETURNS AND AUDITS.

        (i) Company and each of its subsidiaries have timely filed (taking into account applicable extensions) all federal and state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by Company and each of its subsidiaries with any Tax authority and are true and correct in all material respects on such Returns.

        (ii) Company and each of its subsidiaries as of the Effective Time will have withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

       (iii) There is no Tax deficiency outstanding which has been proposed or assessed in writing against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax other than the automatic extension arising from the filing of a Return after its due date.

        (iv) No audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination.

        (v) No adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof.

        (vi) Neither Company nor any of its subsidiaries has any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since the date of the Company Balance Sheet in connection with the operation of the business of Company and its subsidiaries in the ordinary course of business.

       (vii) There is no contract, agreement, plan or arrangement to which Company is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of Company or any of its subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

      (viii) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company.

        (ix) Except for any such agreement or arrangement solely between Company and its subsidiaries, neither Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

        (x) Company and its subsidiaries have not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or Section 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

        (xi) None of Company's or its subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

       (xii) The Company Disclosure Letter lists (A) any foreign Tax holidays,
    (B) any intercompany transfer pricing agreements, or other arrangements that have been established by Company or any of its subsidiaries with any Tax authority and (C) any expatriate programs or policies affecting Company or any of its subsidiaries.

    2.17  ENVIRONMENTAL MATTERS.

    (a) HAZARDOUS MATERIAL. Except as would not be reasonably expected to have a Material Adverse Effect on Company (in any individual case or in the aggregate), no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies, (a "HAZARDOUS MATERIAL") are present, as a result of the actions of Company or any of its subsidiaries or any affiliate of Company, or, to Company's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

    (b) HAZARDOUS MATERIALS ACTIVITIES. Except as would not be reasonably expected to have a Material Adverse Effect on Company (in any individual case or in the aggregate) (i) neither Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

    (c) PERMITS. Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "COMPANY ENVIRONMENTAL PERMITS") necessary for the conduct of Company's and its subsidiaries' Hazardous Material Activities and other businesses of Company and its subsidiaries as such activities and businesses are currently being conducted, except for those Company Environmental Permits the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Company.

    (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to Company's knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against Company or any of its subsidiaries in a writing delivered to Company concerning any Company Environmental Permit Hazardous Material or any Hazardous Materials Activity of Company or any of its subsidiaries. Company is not aware of any fact or circumstance which could involve Company or any of its subsidiaries in any environmental litigation or impose upon Company any material environmental liability.

    2.18 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

    2.19  INTELLECTUAL PROPERTY.

    (a) Each of Company and its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications for such patents, trademarks, trade names, service marks and copyrights, and all patent rights, trade secrets, schematics, technology, know-how, computer software and tangible or intangible proprietary information or material or other intellectual property or proprietary rights that are used to conduct its business as currently conducted (collectively, "INTELLECTUAL PROPERTY") except where the failure to own, license or possess legally enforceable rights to use such Intellectual Property would not, individually or in the aggregate, be expected to result in a material loss of benefits or material loss to Company's business. Each of Company and its subsidiaries has taken reasonable measures to protect the proprietary nature of each material item of Intellectual Property that it considers confidential, and to maintain in confidence all material trade secrets and confidential information that it presently owns or uses.

    (b) With respect to each material item of Intellectual Property that Company or any of its subsidiaries owns: (i) other than common law trademarks, and subject to such rights as have been granted by Company or any of its subsidiaries under non-exclusive license agreements and joint development agreements entered into by Company or any of its subsidiaries (copies of which have previously been made available or disclosed in writing to Parent), Company or its subsidiaries possesses all right, title, interest in and to such item; and (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction that materially interferes with the conduct of Company's or any of its subsidiaries' business as currently conducted. With respect to each item of third party Intellectual Property used by Company or any of its subsidiaries or incorporated in any existing product or service of Company or any of its subsidiaries ("THIRD PARTY INTELLECTUAL PROPERTY RIGHTS") that is material to the business of Company or any of its subsidiaries: (i) the license, sublicense or other agreement covering such item is legal, valid, binding, enforceable and in full force and effect with respect to Company or its subsidiaries, and, to Company's knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto; (ii) neither Company nor any of its subsidiaries is in material breach or default thereunder, and to Company's knowledge no other party to such license, sublicense or other agreement is in material breach or default thereunder, and no event has occurred which with notice or lapse of time would constitute a material breach or default by Company or any of its subsidiaries or permit termination, modification or acceleration thereunder by the other party thereto; and (iii) the underlying item of Third Party Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction to which Company or any of its subsidiaries is a party or has been specifically named that materially interferes with the conduct of Company's or any of its subsidiaries' business as currently conducted.

    (c) Neither Company nor any of its subsidiaries (i) has received notice that it has been named in any suit, action or proceeding which involves a claim of infringement or misappropriation of any Intellectual Property right of any third party or (ii) has received any written notice alleging any such claim of infringement or misappropriation. To Company's knowledge, the manufacturing, marketing, licensing or sale of the products or performance of the service offerings of Company and its subsidiaries do not currently infringe, and have not infringed, any Intellectual Property right of any third party or to Company's knowledge any patent rights of third parties; and to the knowledge of Company, the Intellectual Property rights of Company and its subsidiaries are not being infringed by activities, products or services of any third party.

    (d) The execution and delivery of this Agreement by Company, and the consummation of the transactions contemplated hereby, will neither cause Company nor any of its subsidiaries to be in violation or default under any material license, sublicense or agreement, nor terminate nor modify nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement, nor limit in any way Company's or any of its subsidiaries' ability to conduct its business or use or provide the use of the Intellectual Property or Third Party Intellectual Property Rights.

    (e) All officers, employees and consultants of Company or any of its subsidiaries who have access to Intellectual Property have executed and delivered to Company or any of its subsidiaries an agreement regarding the protection of Intellectual Property and the assignment to Company or any of its subsidiaries of all Intellectual Property arising from the services performed for Company or any of its subsidiaries by such persons. To the knowledge of Company, no current or prior officers, employees or consultants of Company or any of its subsidiaries claim any ownership interest in any Intellectual Property as a result of having been involved in the development of such property while employed by or consulting to Company or any of its subsidiaries, or otherwise. All of the Intellectual Property developed by Company employees has been developed by such employees of Company or any of its subsidiaries within the scope of their employment.

    2.20 AGREEMENTS, CONTRACTS AND COMMITMENTS. Neither Company nor any of its subsidiaries is a party to or is bound by:

        (a) any employment or consulting agreement, contract or commitment with any officer, director or member of Company's Board of Directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty days notice and which do so with no express (whether by contract or by policy) liability or financial obligation to Company;

        (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

        (c) any agreement of indemnification or any guaranty currently in force other than any agreement of indemnification entered into in connection with the sale or license or distribution or marketing of products or services in the ordinary course of business;

        (d) any agreement, contract or commitment containing any covenant limiting in any respect the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

        (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

        (f) any material joint marketing or development agreement currently in force under which Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of 90 days or less, or any material agreement pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of 90 days or less;

        (g) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole; or

        (h) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company product, service or technology except as a distributor in the normal course of business.

    Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Disclosure Letter pursuant to this Section 2.20 (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate).

    2.21  INSURANCE.   Company maintains insurance policies and fidelity bonds
covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries (collectively, the "INSURANCE POLICIES") which are of the type and in amounts customarily carried by persons conducting businesses similar to those of Company and its subsidiaries. There is no material claim by Company or any of its subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

    2.22 OPINION OF FINANCIAL ADVISOR. Company has been advised in writing by its financial advisor, BancBoston Robertson Stephens, that in its opinion, as of the date of this Agreement, the aggregate merger consideration is fair to the stockholders of Company from a financial point of view.

    2.23 BOARD APPROVAL. The Board of Directors of Company has, as of the date of this Agreement, (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Company and is on terms that are fair to such stockholders and
(iii) recommended that the stockholders of Company approve this Agreement and the Merger.

    2.24 VOTE REQUIRED. The affirmative vote of a majority of the votes that holders of the outstanding shares of Company Common Stock are entitled to vote thereon is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contem-plated hereby.

    2.25 STATE TAKEOVER STATUTES. The Board of Directors of Company has approved the Merger, this Agreement, the Company Affiliate Agreements (as defined in Section 5.12) and the Company Voting

Agreements, and such approval is sufficient to render inapplicable to the Merger, this Agreement, the Company Affiliate Agreements and the Company Voting Agreements and the transactions contemplated hereby and thereby, the provisions of Section 203 of Delaware Law to the extent, if any, such Section is applicable to the Merger, this Agreement, the Company Affiliate Agreements and the Company Voting Agreements and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement, the Company Affiliate Agreements and the Company Voting Agreements or the transactions contemplated hereby and thereby.

    2.26 YEAR 2000 COMPLIANCE. All of Company's products (including products currently under development) (i) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "YEAR 2000 COMPLIANT"), (ii) will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000, and (iii) will be interoperable with other products used and distributed by Parent (as long as such products are Year 2000 Compliant) that may reasonably deliver records to Company's products or receive records from Company's products, or interact with Company's products, including but not limited to back-up and archived data. Except as would not reasonably be expected to have a Material Adverse Effect on Company, all of Company's Information Technology (as defined below) is Year 2000 Compliant, and will not cause an interruption in the ongoing operations of Company's business on or after January 1, 2000. For purposes of the foregoing, the term "INFORMATION TECHNOLOGY" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services that are owned or used by Company in the conduct of its business, or purchased by Company from third party suppliers.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

    Parent and Merger Subs jointly and severally represent and warrant to Company, subject to such exceptions as are specifically disclosed in writing in the disclosure letter (referencing the appropriate section and paragraph number) delivered by Parent and Merger Subs to Company on or prior to the date of this Agreement and certified by a duly authorized officer of Parent and Merger Subs (the "PARENT DISCLOSURE LETTER"), as follows:

    3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Parent.

    3.2 ARTICLES AND CERTIFICATES OF INCORPORATION AND BYLAWS. Parent has previously furnished to Company a complete and correct copy of its Articles of Incorporation and Bylaws as amended to date and each of Merger Subs has previously furnished to Company a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date. Such Articles of Incorporation and Bylaws are in full force and effect. Neither Parent nor any of its subsidiaries is in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

    3.3 CAPITALIZATION. The authorized capital stock of Parent consists of (i) 15,000,000 shares of Parent Common Stock , no par value, and of (ii) 5,000,000 shares of Preferred Stock, no par value per share ("PARENT PREFERRED STOCK"), 25,000 of which have been designated as Series A Participating Preferred Stock. At the close of business on November 30, 1998, (i) 10,565,332 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in treasury by Parent or by subsidiaries of Parent, (iii) 354,098 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's employee stock purchase plan, (iv) 2,251,929 shares of Parent Common Stock were reserved for issuance upon the exercise of outstanding options ("PARENT OPTIONS") to purchase Parent Common Stock and (v) 576,553 shares of Parent Common Stock were available for future grant under Parent's stock option plans. As of the date hereof, no shares of Parent Preferred Stock were issued or outstanding. The Parent Common Stock has certain associated rights issued pursuant to a Preferred Shares Rights Agreement between Parent and ChaseMellon Shareholder Services, L.L.C., dated December 12, 1996, as amended, which rights will not become detached from the Parent Common Stock or exercisable or otherwise be affected by the Merger, this Agreement or the other transactions contemplated by this Agreement. The authorized capital stock of each Level One Merger Sub and Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Merger Subs' respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Parent Common Stock to be issued pursuant to the Merger will be, duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock (other than directors' qualifying shares) of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares (other than directors' qualifying shares) are owned by Parent or another of Parent's subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever. Except as set forth above, there are no other options, warrants or other rights to purchase any of the Parent's authorized and unissued capital stock.

    3.4 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Subs has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Subs and the consummation by Parent and Merger Subs of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Subs and no other corporate proceedings on the part of Parent or Merger Subs are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Parent and Merger Subs and, assuming the due authorization, execution and delivery by Company, constitutes a legal and binding obligation of Parent and Merger Subs, enforceable against Parent and Merger Subs in accordance with its terms.

    3.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) The execution and delivery of this Agreement by Parent and Merger Subs do not, and the performance of this Agreement by Parent and Merger Subs will not, (i) conflict with or violate the

Articles of Incorporation, Bylaws or equivalent organizational documents of Parent or any of its subsidiaries, (ii) subject to compliance with the requirements set forth in Section 3.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which Parent or any of its subsidiaries or any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's or any such subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of clauses (ii) and (iii) above as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on Parent.

    (b) The execution and delivery of this Agreement by Parent and Merger Subs do not, and the performance of this Agreement by Parent and Merger Subs will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (A) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the pre-merger notification requirements of the HSR Act and of foreign Governmental Entities and the rules and regulations thereunder, the rules and regulations of Nasdaq, and the filing and recordation of the Certificate or Merger as required by Delaware Law and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (i) would not prevent consummation of the Merger or otherwise prevent Parent or Merger Subs from performing their respective obligations under this Agreement or (ii) could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

    3.6  SEC FILINGS; PARENT FINANCIAL STATEMENTS.

    (a) Parent has made available to Company a correct and complete copy of each material form, report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC on or after January 1, 1997 (the "PARENT SEC REPORTS"), which are all the material forms, reports and documents required to be filed by Parent with the SEC since January 1, 1997 and prior to the date of this Agreement. The Parent SEC Reports (A) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (B) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet contained in the Parent SEC Reports as of September 30, 1998 is hereinafter referred to as the "Parent Balance Sheet."

    (c) Parent has previously furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

    3.7 S-4; PROXY STATEMENT. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or neces-sary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the dates mailed to the stockholders of Company, at the time of the Company Stockholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. If at any time prior to the Effective Time any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in an amendment to the S-4 or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

    3.8 BOARD APPROVAL. The Board of Directors of Parent has, as of the date hereof, (i) approved this Agreement and the transactions contemplated hereby and
(ii) determined that the Merger is in the best interests of the stockholders of Parent and is on terms that are fair to such stockholders.

    3.9 INTERIM OPERATIONS OF MERGER SUBS. Merger Subs were formed solely for the purpose of engaging in the transactions contemplated hereby, have engaged in no other business activities and have conducted their respective operations only as contemplated hereby.

    3.10 NO OWNERSHIP OF COMPANY COMMON STOCK. As of the date hereof, Parent does not own, beneficially or of record, any shares of Company Common Stock.

    3.11 NO UNDISCLOSED LIABILITIES. As of the date hereof, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except (i) liabilities provided for in Parent Balance Sheet,
(ii) liabilities incurred since September 30, 1998 in the ordinary course of business consistent with past practices or (iii) banking, accounting, legal and printing fees and expenses associated with the Merger.

    3.12 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1998, there has not been any Material Adverse Effect on Parent.

    3.13 ABSENCE OF LITIGATION. As of the date hereof, there are no material claims, actions, suits or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign.

                                   ARTICLE IV
                      CONDUCT PRIOR TO THE EFFECTIVE TIME

    4.1 CONDUCT OF BUSINESS BY COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has business dealings. In addition, unless otherwise required by law or contract, Company will promptly notify Parent of any material event involving its business or operations.

    In addition, except as permitted by the terms of this Agreement, and except as provided in Section 4.1 of the Company Disclosure Letter, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

        (a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, except for completion of the option repricing program authorized by the Board of Directors of Company prior to the date hereof;

        (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements outstanding, or policies existing, on the date hereof and as previously disclosed in writing or made available to Parent, or adopt any new severance plan;

        (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

        (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

        (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the service relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date hereof;

        (f) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing of, any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance, delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date of this Agreement, and (ii) shares of

    Company Common Stock issuable to participants in the ESPP consistent with the terms thereof and (y) the granting of stock options (and the issuance of Common Stock upon exercise thereof), in the ordinary course and consistent with past practices, in an amount not to exceed options to purchase (and the issuance of Common Stock upon exercise thereof) 50,000 shares in the aggregate;

        (g) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other charter documents (or similar governing instruments of any of its subsidiaries);

        (h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company or enter into any material joint ventures, strategic partnerships or alliances;

        (i) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of Company, except sales or licenses of product or inventory in the ordinary course of business consistent with past practice;

        (j) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) pursuant to existing credit facilities in the ordinary course of business;

        (k) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will,"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

        (l) Make any individual or series of related payments outside of the ordinary course of business in excess of $100,000;

        (m) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

        (n) enter into any contracts, agreements or obligations relating to the distribution, sale, license or marketing by third parties of Company's products or products licensed by Company other than non-exclusive contracts, agreements or obligations entered into in the ordinary course of business consistent with past practice;

        (o) materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

        (p) Subject to Section 5.2(c) and Section 5.4, engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement; or

        (q) Agree in writing or otherwise to take any of the actions described in Section 4.1 (a) through (p) above.

    4.2 CONDUCT OF BUSINESS BY PARENT. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as permitted by the terms of this Agreement and except as provided in Section 4.2 of the Parent Disclosure Letter, without the prior written consent of Company, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not do any of the following:

        (a) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

        (b) Engage in any action with the intent to directly or indirectly adversely impact any of the transactions contemplated by this Agreement;

        (c) Except as contemplated by this Agreement (including Section 5.16 hereof), make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of Company or any of its subsidiaries, (ii) any acquisition of any assets of Company or any of its subsidiaries, (iii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction involving Company or any of its securities, assets or subsidiaries, or (iv) any "solicitation" of "proxies" (as those terms are used in the proxy rules of the SEC) with respect to any securities of Company; or

        (d) Agree in writing or otherwise to take any of the actions described in Section 4.2 (a) through 4.2 (c) above.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    5.1 PROXY STATEMENT/PROSPECTUS; S-4; OTHER FILINGS. As promptly as practicable after the execution of this Agreement, Company and Parent will prepare and file with the SEC the Proxy Statement/ Prospectus and Parent will prepare and file with the SEC the S-4 in which the Proxy Statement/ Prospectus will be included as a prospectus. Each of Company and Parent will respond to any comments of the SEC, will use its respective commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and Company will cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the S-4 is declared effective by the SEC. As promptly as practicable after the date of this Agreement, each of Company and Parent will prepare and file any other filings required to be filed by it under the Exchange Act, the Securities Act or any other Federal, foreign or Blue Sky or related laws relating to the Merger and the transactions contemplated by this Agreement (the "OTHER FILINGS"). Each of Company and Parent will notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the S-4, the Proxy Statement/Prospectus or any Other Filing or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the S-4, the Proxy Statement/Prospectus, the Merger or any Other Filing. Each of Company and Parent will cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 5.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus, the S-4 or any Other Filing, Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of Company, such amendment or supplement.

    5.2  MEETING OF COMPANY STOCKHOLDERS.

    (a) Promptly after the date hereof, Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to convene the Company Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law and Company's Certificate of Incorporation and Bylaws) within 45 days after the declaration of effectiveness of the S-4, for the purpose of voting upon this Agreement and the Merger. Subject to Section 5.2(c), Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of Nasdaq or Delaware Law to obtain such approvals ("COMPANY STOCKHOLDER VOTE"). Notwithstanding the anything to the contrary contained in this Agreement, Company may adjourn or postpone the Company Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to Company's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Company Stockholders' Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company's Stockholders' Meeting. Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and subject to Section 5.2(c) that all proxies solicited by Company in connection with the Company Stockholders' Meeting are solicited, in compliance with Delaware Law, its Certificate of Incorporation and Bylaws, the rules of Nasdaq and all other applicable legal requirements. Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this
Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Company of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Company with respect to the Merger.

    (b) Subject to Section 5.2(c): (i) the Board of Directors of Company shall unanimously recommend that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of Company has unanimously recommended that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of Company that Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger. For purposes of this Agreement, said recommendation of the Board of Directors shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

    (c) Nothing in this Agreement shall prevent the Board of Directors of Company from withholding, withdrawing, amending or modifying its unanimous recommendation in favor of the Merger, ceasing to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, or from endorsing or recommending to its stockholders a Superior Offer (as defined below) if (i) a Superior Offer is made to Company and is not withdrawn, (ii) neither Company nor any of its representatives shall have violated any of the restrictions set forth in Section 5.4 with respect to such Superior Offer or the party making such offer (or any affiliate or associate of such party), and (iii) the Board of Directors of Company or any committee thereof concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation, the ceasing to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and the endorsement or recommendation of such Superior Offer, is required in order for the Board of Directors of Company or any committee thereof to comply with its fiduciary obligations to Company's stockholders under applicable law; PROVIDED, that the Board of Directors of Company may withhold, withdraw, amend or modify its recommendation in favor of the Merger or cease to solicit from its stockholders proxies in favor of adoption and approval of this Agreement and the approval of the Merger if failure to do so would violate applicable Delaware law. Subject to applicable laws, nothing contained in this Section 5.2 shall limit Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the unanimous recommendation of the Board of Directors of Company shall have been withdrawn, amended or modified). For purposes of this Agreement "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the fair market value of Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of Company, on terms that the Board of Directors of Company determines, in its reasonable judgment, after consultation with its financial advisor, to be more favorable to Company stockholders than the terms of the Merger; PROVIDED, HOWEVER, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed or is not likely in the judgment of Company's Board of Directors to be obtained by such third party on a timely basis.

    5.3  CONFIDENTIALITY; ACCESS TO INFORMATION.

    (a) The parties acknowledge that Company and Parent have previously executed a Confidentiality Agreement, dated as of June 9, 1998 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

    (b) ACCESS TO INFORMATION. Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    5.4  NO SOLICITATION.

    (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VII, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition

Proposal, (iii) subject to Section 5.2(c), approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction; PROVIDED, HOWEVER, that prior to the approval of this Agreement by the required Company Stockholder Vote, this Agreement shall not prohibit Company from (A) furnishing nonpublic information regarding Company and its subsidiaries to, entering into a confidentiality agreement with or entering into discussions or negotiations with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn) if (1) neither Company nor any representative of Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 5.4 with respect to such person or group making such Superior Offer (or any affiliate or associate of such person or group), (2) the Board of Directors of Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of Company to comply with its fiduciary obligations to Company's stockholders under applicable law,
(3) prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, Company gives Parent written notice of the identity of such person or group and of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person or group by or on behalf of Company, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by Company to Parent) or (B) complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act or other applicable law with regard to an Acquisition Proposal. Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative (excluding non-officer employees) of Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.4 by Company. In addition to the foregoing, Company shall provide Parent with at least 24 hours prior notice (or such lesser prior notice as provided to the members of Company's Board of Directors but in no event less than eight hours) of any meeting of Company's Board of Directors at which Company's Board of Directors is reasonably expected to consider a Superior Offer.

    For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal by Parent) relating to any Acquisition Transaction. For the purposes of this Agreement, "ACQUISITION TRANSACTION" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 50% of the assets of Company; or (C) any liquidation or dissolution of Company.

    (b) In addition to the obligations of Company set forth in paragraph (a) of this Section 5.4, Company as promptly as practicable shall advise Parent orally and in writing of any request for non-public information which Company reasonably believes would lead to an Acquisition Proposal or of any

Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Parent informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

    5.5 PUBLIC DISCLOSURE. Parent and Company will consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or Nasdaq. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

    5.6  REASONABLE EFFORTS; NOTIFICATION.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

    (b) Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) could not be satisfied, PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    (c) Parent shall give prompt notice to Company of any representation or warranty made by it or Merger Subs contained in this Agreement becoming untrue or inaccurate in any material respect, or any failure of Parent or Merger Subs to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) could not be satisfied, PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    5.7 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, Parent and Company will each use all reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby or necessary to enable the surviving corporation to conduct and operate the business of Company and its subsidiaries substantially as presently conducted and as contemplated to be conducted.

    5.8  STOCK OPTIONS AND ESPP.

    (a) At the Effective Time, Parent, as sole stockholder of Company, shall execute a stockholder's consent approving all amendments made by Company's Board of Directors to the 1988 Option Plan and options granted thereunder to Company's directors and to Mr. Louis J. Doctor and Mr. R. John Curson, if any such stock options are then outstanding. At the Effective Time, each outstanding option to purchase shares of Company Common Stock under Company's Directors' Plan and 1997 Option Plan, whether or not exercisable and whether or not vested, shall by virtue of the Merger and without any further action on the part of Company or the holder thereof, be assumed by Parent, and immediately after Parent's execution of the stockholder's consent, all options under the 1988 Option Plan (together with the options under the Directors' Plan and 1997 Option Plan each, a "Company Stock Option"), whether or not exercisable and whether or not vested, shall by virtue of the execution of the stockholder's consent by Parent, and without any further action on the part of the Company or the holder thereof, be assumed by Parent, in such manner (with respect to all such option assumptions) that Parent (i) is "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code, or (ii) to the extent that Section 424 of the Code does not apply to any such Company Stock Options, would be a transaction within Section 424 of the Code. Each Company Stock Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that
(1) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for the number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (2) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent, and (3) except as necessary to give effect to amendments made to the 1988 Option Plan prior to the Effective Time, but approved by Company's stockholders at the Effective Time. In addition, each Restricted Stock Purchase Agreement between Company or an Affiliate and an employee of such entity shall be assumed by Parent, and the number of shares subject to such Restricted Stock Purchase Agreement will be adjusted as described above.

    (b) It is intended that Company Stock Options assumed by Parent shall qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent such

Company Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 5.8 shall be applied consistent with such intent.

    (c) Company shall take actions as are necessary to cause the "Purchase Date" (as such term is used in the ESPP) applicable to the then current Offering (as such term is used in the ESPP) to be the last trading day on which the Company Common Stock is traded on Nasdaq immediately prior to the Effective Time (the "FINAL COMPANY PURCHASE DATE"); provided, that such change in the Purchase Date shall be conditioned upon the consummation of the Merger. On the Final Company Purchase Date, Company shall apply the funds credited as of such date under the ESPP within each participant's payroll withholdings account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP. Any such shares purchased under the ESPP shall be automatically converted on the same basis as all other shares of Company Common Stock (other than shares canceled pursuant to Section 1.6 (b), except that such shares shall be converted automatically into shares of Parent Common Stock without the issuance of certificates representing issued and outstanding shares of Company Common Stock to ESPP participants.

    (d) Notwithstanding anything to the contrary contained herein, Company shall not incur any obligations under the 1990 ESPP after February 1, 1999.

    5.9 FORM S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options and Doctor Warrant within five (5) business days of the Effective Time and to maintain the effectiveness of such registration statement thereafter for so long as any of such options or other rights remain outstanding.

    5.10  INDEMNIFICATION.

    (a) From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between Company and its present and former directors and officers in effect immediately prior to the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under Company's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law.

    (b) For a period of six years after the Effective Time, Parent will cause the Surviving Corporation to use all commercially reasonable efforts to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by Company's directors' and officers' liability insurance policy on terms substantially similar to those applicable to the current directors and officers of Company; PROVIDED, HOWEVER, that in no event will Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by Company for such coverage (or such coverage as is available for such 150% of such annual premium).

    (c) The provisions of this Section 5.10 are intended to be in addition to the rights otherwise available to the Indemnified Parties by law, charter, statute, bylaw, resolution of the Board of Directors of Company or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

    5.11 NASDAQ LISTING. Parent agrees to authorize for listing on Nasdaq the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

    5.12 COMPANY AFFILIATE AGREEMENT. Set forth in the Company Disclosure Letter is a list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each a "COMPANY AFFILIATE"). Company will provide Parent with such information and documents as Parent reasonably requests for purposes of reviewing and validating such list. Company will use its commercially reasonable efforts to deliver or cause to be delivered to Parent, as promptly as practicable on or following the date hereof, from each Company Affiliate an executed affiliate agreement in substantially the form attached hereto as EXHIBIT B (the "Company Affiliate Agreement"), each of which will be in full force and effect as of the Effective Time. Parent will be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Agreement.

    5.13 REGULATORY FILINGS; REASONABLE EFFORTS. As soon as may be reasonably practicable, Company and Parent each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

    5.14 NONCOMPETITION AGREEMENTS. Company will use all reasonable efforts to ensure that Louis Doctor enters into a Noncompetition Agreement substantially in the form attached hereto as EXHIBIT C.

    5.15 EXECUTIVE EMPLOYMENT AGREEMENTS. Pursuant to those certain Employment Agreements between Company and Mr. Louis J. Doctor and between Company and Mr.
R. John Curson, both dated July 28, 1998 and effective August 4, 1998 (the "EXECUTIVE EMPLOYMENT AGREEMENTS") and on the Closing Date, Company shall provide written notice of termination of employment to Mr. Louis J. Doctor and Mr. R. John Curson, that is not for Cause or Disability (as those terms are defined in the Executive Employment Agreements), and that is effective on the Closing Date. Commencing on the day after the last day of full-time employment with Company of Mr. Louis J. Doctor and Mr. R. John Curson, respectively, Company shall retain each as a part-time employee of Company, and shall make the required payments of Base Compensation (as defined in the Executive Employment Agreements) for the required period, continue vesting of options for the required period, continue in effect for the required period one hundred percent Company-paid coverage under Company's health insurance and group term life insurance policies (including coverage of dependents already covered), and cause the last day of such Company-paid health insurance coverage to be a "qualifying event" under Section 4980B of the Code for purposes of commencing the continuation health insurance coverage election period, all as provided under the terms of the respective Executive Employment Agreements of Mr. Louis J. Doctor and Mr. R. John Curson. At the Closing, Company or Parent shall also pay, in cash (including by check), to Mr. Louis J. Doctor and to Mr. R. John Curson, the respective amounts of bonus provided for under the applicable provisions of the Executive Employment Agreements. Parent and Company shall take such additional steps (after giving effect to Section 1.3) as may be necessary to bind themselves under the Executive Employment Agreements.

    5.16 OPEN MARKET PURCHASES BY LEVEL ONE MERGER SUB. Between the date of execution of this Agreement and the Effective Time, Level One Merger Sub will purchase at least an aggregate of $10,000 but not more that $25,000 worth of shares of Company Common Stock in the open market.

    5.17 COMPANY 401(K) PLAN. At the request of Parent, Company shall take all necessary corporate action to terminate, or cause its subsidiaries to terminate, as the case may be, all 401(k) plans maintained by Company and any of its subsidiaries.

    5.18 OPTIONS AND DOCTOR WARRANT. In the event that holders of options to purchase Company Common Stock or the Doctor Warrant are required to pay federal income taxes as a result of the consummation of the Merger being treated as a taxable transaction for federal income tax purposes, Parent shall indemnify such holders for the amount of such tax; PROVIDED, HOWEVER, that Parent shall only be liable for the difference between the amount of the tax paid and the amount of tax that would have been payable if the Merger had been a tax-free reorganization within the meaning of Section 368 of the Code; and PROVIDED, FURTHER, that the indemnity contained in this section shall only apply to the extent that such options and Doctor Warrant are unexercised as of the Effective Time and are assumed by Parent as a result of and in connection with the Merger

    5.19 SCITEX VOTING AGREEMENT. Company shall use best efforts to have Scitex Corporation Ltd. enter into a Company Voting Agreement prior to the mailing of the Proxy Statement/Prospectus.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

    6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

        (a) COMPANY STOCKHOLDER APPROVAL. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Company.

        (b) S-4 EFFECTIVE; PROXY STATEMENT. The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

        (c) NO ORDER; HSR ACT. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

        (d) NASDAQ LISTING. The shares of Parent Common Stock issuable to stockholders of Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

    6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY. The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

        (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Parent and Merger Subs contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Parent and Merger Subs, (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on Parent and Merger Subs as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

        (b) AGREEMENTS AND COVENANTS. Parent and Merger Subs shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

        (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

    6.3  ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER
SUBS. The obligations of Parent and Merger Subs to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

        (a) REPRESENTATIONS AND WARRANTIES. Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as does not constitute a Material Adverse Effect on Company (B) for changes contemplated by this Agreement and (C) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except as does not constitute a Material Adverse Effect on Company as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

        (b) AGREEMENTS AND COVENANTS. Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

        (c) MATERIAL ADVERSE EFFECT. No Material Adverse Effect with respect to Company and its subsidiaries shall have occurred since the date of this Agreement.

        (d) AFFILIATE AGREEMENTS. Each of the Company Affiliates shall have entered into the Company Affiliate Agreement and each of such agreements will be in full force and effect as of the Effective Time.

        (e) NONCOMPETITION AGREEMENTS. Louis Doctor shall have entered into a Noncompetition Agreement substantially in the form attached hereto as EXHIBIT C and such agreement shall be in full force and effect.

        (f) CONSENTS. Company shall have obtained all consents, waivers and approvals contemplated by this Agreement or the Company Disclosure Letter in connection with the material agreements, contracts, licenses or leases of Company or its subsidiaries.

        (g) FEE LIMITATION. Company and its subsidiaries shall not have incurred in connection with the Merger or this Agreement expenses of more than $850,000 for fees and expenses of any investment banker, broker or finder.

        (h) TERMINATION OF AGREEMENT. Company and Scitex Corporation Ltd. shall have amended or terminated that certain Private Placement Agreement between RasterOps and Scitex Corporation Ltd. dated as of June 7, 1993; provided, that any amendment shall be reasonably satisfactory to Parent.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Company:

        (a) by mutual written consent duly authorized by the Boards of Directors of Parent and Company;

        (b) by either Company or Parent if the Merger shall not have been consummated by May 31, 1999 for any reason; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

        (c) by either Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

        (d) by either Company or Parent if the required approval of the stockholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefor or at any adjournment thereof (PROVIDED that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act of Company and such action or failure to act constitutes a breach by Company of this Agreement);

        (e) by Parent if a Triggering Event (as defined below) shall have occurred;

        (f) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Company) if a Termination Event (as defined below) shall have occurred;

        (g) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent through the exercise of its commercially reasonable efforts, then Company may not terminate this Agreement under this Section 7.1(g) for thirty days after delivery of written notice from Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that Company may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty day period); or

        (h) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, PROVIDED, that if such inaccuracy in Company's representations and warranties or breach by Company is curable by Company through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(h) for thirty days after delivery of written notice from Parent to Company of such breach, provided Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (h) if it shall have materially breached this Agreement or if such breach by Company is cured during such thirty day period).

    For the purposes of this Agreement, a "TERMINATION EVENT" shall be deemed to occur if Company shall not have used commercially reasonable efforts to hold the Company Stockholders' Meeting as promptly as practicable and in any event within sixty (60) days after the S-4 is declared effective under the Securities Act.

    For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if: (i) the Board of Directors of Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger; (ii) Company shall have failed to include in the Proxy Statement/Prospectus the unanimous recommendation of the Board of Directors of Company in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) Board of Directors of Company fails to reaffirm its unanimous recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within five (5) business days after Parent requests in writing that such recommendation be reaffirmed; (iv) the Board of Directors of Company or any committee thereof shall have approved or recommended any Acquisition Proposal; (v) Company or any of its officers, directors, or employees or any investment banker, attorney or other advisor or representative retained by any of them shall participate in any discussions or negotiations in breach of Section 5.4; (vi) Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vii) a tender or exchange offer relating to securities of Company shall have been commenced by a Person unaffiliated with Parent and Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that Company recommends rejection of such tender or exchange offer.

    7.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 7.2, Section 7.3 and Article 8, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

    7.3  FEES AND EXPENSES.

    (a) GENERAL. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; PROVIDED, HOWEVER, that Parent and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred in relation to the printing and filing (with the SEC) of the Proxy Statement/Prospectus (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto.

    (b) COMPANY PAYMENTS. Company shall pay Parent a cash termination fee of $500,000 (the "TERMINATION FEE") upon the earlier to occur of the following events:

        (i) the termination of this Agreement by Parent pursuant to Section 7.1(e);

        (ii) the termination of this Agreement by Parent pursuant to Section 7.1(d) as a result of the failure to receive the requisite vote for the approval of this Agreement and the Merger by the stockholders of Company at the Company Stockholders Meeting if, at the time of such failure, there shall have been announced or commenced an Acquisition Proposal or Company shall have executed an agreement to engage in the same and the Company Board of Directors shall not have affirmatively recommended against such Acquisition Proposal or, if the Company Board of Directors has recommended against such Acquisition Proposal, the Company Board of Directors shall have withdrawn such recommendation against such Acquisition Proposal or modified such recommendation in a manner adverse to Parent.

    (c) The Termination Fee shall be paid no later than three business days after the date of such termination. Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if Company fails promptly to pay the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against Company for the amounts set forth in this Section 7.3(b), Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Wells Fargo Bank N.A. in effect on the date such payment was required to be made.

    (d) Payment of the fee described in Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

    7.4 AMENDMENT. Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and Company.

    7.5 EXTENSION; WAIVER. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    8.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company, Parent and Merger Subs contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

    8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

       (a)  if to Parent or Merger Subs, to:
           Pinnacle Systems, Inc.
           280 North Bernardo Avenue
           Mountain View, CA 94043
           Attention: Chief Financial Officer
           Telephone No.: (650) 237-1600
           Telecopy No.: (650) 237-1601
           with a copy to:
           Wilson Sonsini Goodrich & Rosati
           Professional Corporation
           650 Page Mill Road
           Palo Alto, California 94304-1050
           Attention: Robert P. Latta, Esq./Chris F. Fennell, Esq. Telephone No.: (650) 493-9300
           Telecopy No.: (650) 845-5000

       (b)  if to Company, to:
           Truevision, Inc.
           2500 Walsh Avenue
           Santa Clara, CA 95051
           Attention: Chief Financial Officer
           Telephone No.: (408) 562-4200
           Telecopy No.: (408) 562-4066
       with a copy to:
       Cooley Godward LLP
           975 Page Mill Road
           Palo Alto, CA 94306-2155
           Attention: Lee F. Benton, Esq./Julia L. Davidson, Esq.
           Telephone No.: (650) 843-5000
           Telecopy No.: (650) 849-7400

    8.3  INTERPRETATION; KNOWLEDGE.

        (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "INCLUDE," "INCLUDES" and " INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

        (b) For purposes of this Agreement the term "KNOWLEDGE" means with respect to a party hereto, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer, General Counsel or Controller of such party, has actual knowledge of such matter.

        (c) For purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition, results of operations or prospects of such entity and its parent (if applicable) or subsidiaries taken as a whole (provided, however, that none of the following shall be deemed, in and of itself, to be a Material Adverse Effect: (A) a change that results from conditions affecting the U.S. economy or the world economy; (B) a change that results from conditions affecting the digital video editing industry; and (C) a delay in customer orders directly related to the announcement of the transactions contemplated by this Agreement).

        (d) For purposes of this Agreement, the term "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

    8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    8.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.10 and 5.15.

    8.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.7 OTHER REMEDIES; SPECIFIC PERFORMANCE. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the Northern District of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, other than issues involving the corporate governance of any of the parties hereto, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

    8.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    8.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

    8.11 WAIVER OF JURY TRIAL. EACH OF PARENT, COMPANY AND MERGER SUBS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUBS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                     *****

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

PINNACLE SYSTEMS, INC.

By:        /s/ MARK L. SANDERS
           --------------------------------------------
           Name: Mark L. Sanders
           Title: President and Chief Executive Officer

BERNARDO MERGER CORPORATION

By:        /s/ MARK L. SANDERS
           --------------------------------------------
           Name: Mark L. Sanders
           Title: President and Chief Executive Officer

WALSH MERGER CORPORATION

By:        /s/ MARK L. SANDERS
           --------------------------------------------
           Name: Mark L. Sanders
           Title: President and Chief Executive Officer

TRUEVISION, INC.

By:        /s/ LOUIS J. DOCTOR
           --------------------------------------------
           Name: Louis J. Doctor
           Title: President and Chief Executive Officer

                           **** MERGER AGREEMENT ****

                                   EXHIBIT A

                    Persons Entering Into Voting Agreements

DIRECTORS

    Walter W. Bregman
    Louis J. Doctor
    William H. McAleer
    Kieth E. Sorenson
    Conrad J. Wredberg

EXECUTIVE OFFICERS

    R. John Curson

OTHER AFFILIATES

    Scitex Corporation Ltd. (subject to Section 5.19)

                                                                      APPENDIX B

                            FORM OF VOTING AGREEMENT

                                VOTING AGREEMENT

    This Voting Agreement ("AGREEMENT") is made and entered into as of December 16, 1998 between Pinnacle Systems, Inc., a California corporation ("PARENT"), and the undersigned stockholder ("STOCKHOLDER") of Truevision, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

    A. Concurrently with the execution of this Agreement, Parent, the Company, Bernardo Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("LEVEL ONE MERGER SUB") and Walsh Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Level One Merger Sub ("MERGER SUB", and together with Level One Merger Sub, "MERGER SUBS") have entered into an Agreement and Plan of Reorganization of even date herewith (the "MERGER AGREEMENT") which provides for the merger (the "MERGER") of Merger Sub with and into the Company. Pursuant to the Merger, shares of Common Stock of the Company will be converted into Common Stock of Parent in the manner set forth in the Merger Agreement.

    B. The Stockholder is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) of such number of shares of the outstanding Common Stock of the Company as is indicated on the final page of this Agreement (the "SHARES").

    C. Parent desires the Stockholder to agree, and the Stockholder is willing to agree, not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock of the Company acquired hereafter and prior to the Expiration Date (as defined in Section 1.1 below, except as otherwise permitted hereby), and to vote the Shares and any other such shares of capital stock of the Company so as to facilitate consummation of the Merger.

    NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, the parties agree as follows:

    1.  AGREEMENT TO RETAIN SHARES.

        1.1 TRANSFER AND ENCUMBRANCE. Stockholder agrees not to transfer (except as may be specifically required by court order), sell, exchange, pledge or otherwise dispose of or encumber any of the Shares or any New Shares as defined in Section 1.2 below, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date. As used herein, the term "EXPIRATION DATE"shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) such date as the Merger Agreement shall be terminated pursuant to Article VII thereof.

        1.2 ADDITIONAL PURCHASES. Stockholder agrees that any shares of capital stock of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) after the execution of this Agreement and prior to the Expiration Date ("NEW SHARES") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

    2. AGREEMENT TO VOTE SHARES. At every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the Stockholders of the Company with respect to any of the following, Stockholder shall vote the Shares and any New Shares: (i) in favor of approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger; and (ii) against approval of any proposal made in opposition to or competition with consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization, with any party other than with Parent and its affiliates and against any liquidation or winding up of the Company (each of the foregoing is hereinafter referred to as an "OPPOSING PROPOSAL"). Stockholder agrees not to take any actions contrary to Stockholder's obligations under this Agreement.

    3. IRREVOCABLE PROXY. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy in the form attached hereto as EXHIBIT A (the "PROXY"), which shall be irrevocable, with the total number of shares of capital stock of the Company beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act) by Stockholder set forth therein.

    4.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
STOCKHOLDER. Stockholder hereby represents, warrants and covenants to Parent as follows:

        4.1 OWNERSHIP OF SHARES. Stockholder (i) is the beneficial owner of the Shares, which at the date hereof and at all times up until the Expiration Date will be free and clear of any liens, claims, options, charges or other encumbrances; (ii) does not beneficially own any shares of capital stock of the Company other than the Shares (excluding shares as to which Stockholder currently disclaims beneficial ownership in accordance with applicable law); and (iii) has full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy.

        4.2 NO PROXY SOLICITATIONS. Stockholder will not, and will not permit any entity under Stockholder's control to: (i) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Opposing Proposal or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, except as permitted in accordance with Article V of the Merger Agreement; (ii) initiate a Stockholders' vote or action by written consent of the Company Stockholders with respect to an Opposing Proposal; or (iii) become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal.

    5. ADDITIONAL DOCUMENTS. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent and Stockholder, as the case may be, to carry out the intent of this Agreement.

    6. TERMINATION. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

    7.  MISCELLANEOUS.

        7.1 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        7.2 BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, either this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other.

        7.3 AMENDMENTS AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

        7.4 SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

        7.5 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and sufficient if delivered in person, by cable, telegram or telex, fascimile, or sent by mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier (prepaid) to the respective parties as follows:

If to Parent:                            Pinnacle Systems, Inc.
                                         280 N. Bernardo Avenue
                                         Mountain View, CA 94043
                                         Attention: Chief Financial Officer
                                         Facsimile Number: (650) 237-1601

With a copy to:                          Wilson Sonsini Goodrich & Rosati
                                         650 Page Mill Road
                                         Palo Alto, California 94304
                                         Attn: Robert P. Latta, Esq./Chris F.
                                         Fennell, Esq.

If to the Stockholder:                   At the address provided on Signature
                                         Page

With a copy to:                          Cooley Godward LLP
                                         Five Palo Alto Square
                                         Palo Alto, CA 94306
                                         Attn: Lee F. Benton, Esq./Julia L.
                                         Davidson, Esq.

    or to such other address or facsimile numbers as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address or facsimile number shall only be effective upon receipt.

        7.6 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California.

        7.7 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

        7.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

        7.9 EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

                     [Balance of Page Left Intentionally Blank]

    IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the date and year first above written.

                                          PINNACLE SYSTEMS, INC.

                                                                             By:
                                          --------------------------------------

                                          Name: Mark L. Sanders
                                          Title: President and Chief Executive
                                          Officer

                                          STOCKHOLDER

                                          --------------------------------------

                                          Name:

                                          Stockholder's Address for Notice:

                                          --------------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                          Facsimile Number:

                                          Shares beneficially owned:

         ---------------------------------------------------------------  shares of Common Stock

                   ***SIGNATURE PAGE FOR VOTING AGREEMENT***

                                                                       EXHIBIT A

                               IRREVOCABLE PROXY

    The undersigned Stockholder of Truevision, Inc., a Delaware corporation ("COMPANY"), hereby irrevocably appoints the directors on the Board of Directors of Pinnacle Systems, Inc., a California corporation ("PARENT"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned's rights with respect to (i) the shares of capital stock of Company beneficially owned by the undersigned, which shares are listed on the final page of this Proxy, and (ii) any and all other shares or securities issued or issuable in respect thereof on or after the date hereof, until such time as that certain Agreement and Plan of Reorganization dated as of December 16, 1998 (the "MERGER AGREEMENT"), among Parent, Bernardo Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("LEVEL ONE MERGER SUB"), Walsh Merger Corporation, a Delaware corporation and a wholly-owned subisidary of Level One Merger Sub ("MERGER SUB" and together with Level One Merger Sub, "MERGER SUBS") and Company, shall be terminated in accordance with its terms or the Merger (as defined in the Merger Agreement) is effective. (The shares of capital stock of Company referred to in clauses (i) and (ii) above are collectively referred to as the "Shares"). Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares are hereby revoked and no subsequent proxies will be given.

    This Proxy is irrevocable, is granted pursuant to the Voting Agreement dated as of December 16, 1998 between Parent and the undersigned Stockholder (the "VOTING AGREEMENT"), and is granted in consideration of Parent entering into the Merger Agreement. The attorneys and proxies named above will be empowered at any time prior to termination of the Merger Agreement to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of Company stockholders, and in every written consent in lieu of such a meeting, or otherwise, in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger, and against any proposal made in opposition to or competition with the consummation of the Merger and against any merger, consolidation, sale of assets, reorganization or recapitalization of Company with any party other than Parent and its affiliates and against any liquidation or winding up of Company.

    The attorneys and proxies named above may only exercise this Proxy to vote the Shares subject hereto at any time prior to termination of the Merger Agreement at every annual, special or adjourned meeting of the Stockholders of Company and in every written consent in lieu of such meeting, in favor of approval of the Merger and the Merger Agreement and any matter that could reasonably be expected to facilitate the Merger, and against any merger, consolidation, sale of assets, reorganization or recapitalization of Company with any party other than Parent and its affiliates, and against any liquidation or winding up of Company, and may not exercise this Proxy on any other matter. The undersigned Stockholder may vote the Shares on all other matters.

    Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

    This Proxy is irrevocable.

Dated: December   , 1998

    Signature of Stockholder:
----------------------------

    Print Name of Stockholder:
----------------------------

    Shares beneficially owned:

---------------------------- shares of Common Stock

***PROXY***

                                                                      APPENDIX C

                          FORM OF AFFILIATE AGREEMENT

                                TRUEVISION, INC.
                              AFFILIATE AGREEMENT

    This AFFILIATE AGREEMENT (the "AGREEMENT") is made and entered into as of December 16,1998, between Pinnacle Systems, Inc., a California corporation (the "PARENT"), and the undersigned stockholder (the "AFFILIATE") of Truevision, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

    A. The Parent, the Company, Bernardo Merger Corporation, a Delaware corporation ("LEVEL ONE SUB") and Walsh Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Level One Merger Sub ("MERGER SUB", and together with Level One Merger Sub, "MERGER SUBS"), have entered into an Agreement and Plan of Reorganization (the "MERGER AGREEMENT") dated as of December 16, 1998 pursuant to which Merger Sub will merge with and into the Company (the "MERGER"), and the Company will become a subsidiary of Parent (capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement);

    B. Pursuant to the Merger, at the Effective Time, outstanding shares of Company Common Stock, including any shares owned by Affiliate, will be converted into the right to receive shares of Parent Common Stock;

    C. The execution and delivery of this Agreement by the Affiliate is a material inducement to Parent to enter into the Merger Agreement;

    D. The Affiliate has been advised that Affiliate may be deemed to be an "affiliate" of the Company, as the term "affiliate" is used for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "RULES AND REGULATIONS") of the Securities and Exchange Commission (the "COMMISSION"), as amended, although nothing contained herein shall be construed as an admission by Affiliate that Affiliate is in fact an "affiliate" of the Company.

                                   AGREEMENT

    NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

    1.  COMPLIANCE WITH RULE 145 AND THE SECURITIES ACT.

    (a) The Affiliate has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Merger is expected to be effected pursuant to a Registration Statement on Form S-4 to be filed with the Commission to register the shares of Parent Common Stock under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and as such will not be deemed "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act, and resale of such shares will not be subject to any restrictions other than as set forth in Rule 145 under the Securities Act (which will not apply if such shares are otherwise transferred pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration), and
(ii) the Affiliate may be deemed to be an "affiliate" of the Company within the meaning of the Securities Act and, in particular, Rule 145 promulgated thereunder. Affiliate accordingly agrees not to sell, transfer, or otherwise dispose of any Parent Common Stock issued to the Affiliate in the Merger unless
(i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act; (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act; or (iii) the Affiliate delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer, or other disposition is otherwise exempt from registration under the Securities Act. In connection with the obligations of the Affiliate hereunder, Parent agrees to file all reports required under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") to satisfy the requirements of Rule 144(c) as long as the Affiliate shall be subject to the requirements of Rule 145.

    (b) Parent will give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Affiliate pursuant to the Merger, and there will be placed on the certificates representing such Common Stock, or any substitutions therefor, a legend stating in substance:

       "The shares represented by this certificate were issued in a transaction to which Rule 145 applies and may only be transferred in conformity with Rule 145(d), pursuant to an effective registration statement under the Securities Act of 1933, as amended, or in accordance with a written opinion of counsel, reasonably acceptable to the issuer in form and substance, that such transfer is exempt from registration under the Securities Act of 1933, as amended."

    The foregoing legend shall be removed (by delivery of a substitute certificate without such legend) if the Affiliate delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate will be issued in the name of the transferee) or (ii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145.

    2. SHARE OWNERSHIP. The Affiliate is the beneficial owner of that number of shares of Company Common Stock (including shares issuable upon exercise of stock options and warrants) as set forth on the signature page hereto (the "COMPANY SECURITIES"). Except for the Company Securities, the Affiliate does not beneficially own any shares of Company Common Stock or any other equity securities of the Company or any options, warrants, or other rights to acquire any equity securities of the Company.

    3.  MISCELLANEOUS.

    (a) For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    (b) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

    (c) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of California.

    (d) If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

    (e) Counsel to the parties to the Merger Agreement shall be entitled to rely upon this Agreement as appropriate.

    (f) This Agreement shall not be modified or amended, or any right hereunder waived or any obligation excused, except by a written agreement signed by both parties.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

    IN WITNESS WHEREOF, the parties have executed this Affiliate Agreement as of the date set forth on the first page of this Affiliate Agreement.

                                          PINNACLE SYSTEMS, INC.

                                                                             By:
                                          --------------------------------------

                                          Name: Mark L. Sanders
                                          Title: President and Chief Executive
                                          Officer

                                          AFFILIATE

                                          --------------------------------------

                                          Name:
                                          Title:

                                          Company shares beneficially owned:

         ---------------------------------------------------------------  shares of Common Stock

                                          Company shares subject to outstanding
                                          options:

         ---------------------------------------------------------------  shares of Common Stock

                                          Company shares subject to outstanding
                                          warrants:

         ---------------------------------------------------------------  shares of Common Stock

                                     ***SIGNATURE PAGE TO AFFILIATE AGREEMENT***

                                                                      APPENDIX D

                            NONCOMPETITION AGREEMENT

                            NONCOMPETITION AGREEMENT

    This NONCOMPETITION AGREEMENT is being executed and delivered as of December 16, 1998 by Louis J. Doctor ("STOCKHOLDER") in favor of and for the benefit of Pinnacle Systems, Inc., a California corporation ("PARENT"), and Truevision, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

    A. As an employee and stockholder and/or optionholder of the Company, Stockholder has obtained and will obtain extensive and valuable knowledge and information concerning the business of the Company (including confidential information relating to the Company and its operations, assets, contracts, customers, personnel, plans and prospects).

    B. Contemporaneously with the execution and delivery of this Noncompetition Agreement, the Parent, the Company, Bernardo Merger Corporation, a Delaware corporation ("LEVEL ONE SUB") and Walsh Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Level One Merger Sub ("MERGER SUB", and together with Level One Merger Sub, "MERGER SUBS"), will enter into an Agreement and Plan of Reorganization (the "MERGER AGREEMENT") dated as of December 16, 1998 pursuant to which Merger Sub will merge with and into the Company (the "MERGER"), and the Company will become a subsidiary of Parent (capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement)

    C. In connection with the Merger (and as a condition to entering into the Reorganization Agreement and consummating the Merger), and to more fully secure unto Parent the benefits of the Merger, Parent has requested that Stockholder enter into this Noncompetition Agreement; and Stockholder is entering into this Noncompetition Agreement in order to induce Parent to enter into the Reorganization Agreement and consummate the Merger.

    D. The Company has conducted, is conducting and will continue to conduct its businesses on a worldwide basis.

                                   AGREEMENT

    In order to induce Parent to enter into the Reorganization Agreement and consummate the Merger, and in consideration of the issuance and delivery to Stockholder of shares of common stock of Parent pursuant to the Reorganization Agreement, Stockholder agrees as follows:

    1. ACKNOWLEDGMENTS BY STOCKHOLDER. Stockholder acknowledges that the promises and restrictive covenants that Stockholder is providing in this Noncompetition Agreement are reasonable and necessary to the protection of Parent's legitimate interests in its acquisition of the Company (including the Company's goodwill) pursuant to the Reorganization Agreement. Stockholder acknowledges that, in connection with the consummation of the Merger, all of the Stockholder's shares of stock of the Company will be exchanged for shares of common stock of Parent.

    2. NONCOMPETITION. During the Restriction Period (as defined below), Stockholder shall not (other than in connection with employment with the Company, Parent, their successors, or assigns):

        (a) engage in the development, design, manufacture or marketing in the market of computer-based digital video products for or on behalf of Avid Technology, Inc., Digital Processing Systems, Inc., Fast Multimedia, Inc., Matrox, Inc., Media 100 Inc., Radius Inc., Chyron Corporation, Matsushita Electric Industrial Co. Ltd., Quantel Ltd. (a division of Carlton Communications
Plc), Scitex Video (a division of Carlton Corporation Ltd.), Sony Corporation, and any entity that engages in the market of computer-based digital video products.

        (b) be or become an officer, director, stockholder, owner, affiliate, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, supplier, consultant, advisor or manager of or to, or otherwise acquire or hold any interest in, any person or entity that competes in the market for computer-based digital video products for or on behalf of Avid Technology, Inc., Digital Processing Systems, Inc., Fast Multimedia, Inc., Matrox, Inc., Media 100 Inc., Radius Inc., Chyron Corporation, Matsushita Electric Industrial Co. Ltd., Quantel Ltd. (a division of Carlton Communications Plc), Scitex Video (a division of Carlton Corporation Ltd.), Sony Corporation, and any entity that engages in the market of computer-based digital video products; or

        (c) provide any service (as an employee, consultant or otherwise), support, product or technology to any person or entity, if such service, support, product or technology involves or relates to computer-based digital video products for or on behalf of Avid Technology, Inc., Digital Processing Systems, Inc., Fast Multimedia, Inc., Matrox, Inc., Media 100 Inc., Radius Inc., Chyron Corporation, Matsushita Electric Industrial Co. Ltd., Quantel Ltd. (a division of Carlton Communications Plc), Scitex Video (a division of Carlton Corporation Ltd.), Sony Corporation and any entity that engages in the market of computer-based digital video products.

PROVIDED, HOWEVER, that nothing in this Section 2 shall prevent Stockholder from owning as a passive investment less than 1% of the outstanding shares of the capital stock of a publicly-held Company if (A) such shares are actively traded on an established national securities market in the United States and (B) Stockholder is not otherwise associated directly or indirectly with such corporation or any affiliate of such corporation.

    "RESTRICTION PERIOD" as used herein shall mean the period commencing on the Effective Date (as defined in Section 16 below) and ending on the date that is 12 months from the Effective Date.

    3.  NONSOLICITATION. Stockholder further agrees that Stockholder will not:

        (a) personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on Stockholder's own behalf or on behalf of any other person or entity) during the Restriction Period any employee of the Company, Parent or any of Parent's subsidiaries to leave his or her employment with the Company, Parent or any of Parent's subsidiaries;

        (b) employ, or permit any entity over which Stockholder exercises voting control to employ, during the Restriction Period any person who shall have voluntarily terminated his or her employment with the Company, Parent or any of Parent's subsidiaries; or

        (c) personally or through others, interfere or attempt to interfere with the relationship of the Company, Parent or any of Parent's subsidiaries with any person or entity that is a customer or client of the Company, Parent or any of Parent's subsidiaries.

    4. SPECIFIC PERFORMANCE. Stockholder agrees that in the event of any breach by Stockholder of any covenant, obligation or other provision contained in this Noncompetition Agreement, Parent and the Company shall be entitled (in addition to any other remedy that may be available to them including but not limited to a claim for damages based on the stock and cash consideration paid to Stockholder by Parent) to the extent permitted by applicable law (a) a decree or order of specific performance to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

    5. NON-EXCLUSIVITY. The rights and remedies of Parent and the Company hereunder are not exclusive of or limited by any other rights or remedies which Parent or the Company may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Parent and the Company hereunder, and the obligations and liabilities of Stockholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, misappropriation of trade secrets and the like.

    This Noncompetition Agreement does not limit Stockholder's obligations or the rights of Parent or the Company (or any affiliate or Parent or the Company) under the terms of any other agreement between Stockholder and Parent or the Company or any affiliate of Parent or the Company.

    6. NOTICES. Any notice or other communication required or permitted to be delivered to Stockholder, the Company or Parent under this Noncompetition Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice delivered in accordance with this Section 6):

IF TO PARENT:             Pinnacle Systems, Inc.
                          280 N. Bernardo Ave.
                          Mountain View, CA 94043
                          Attention: Chief Financial Officer
                          Facsimile No.: (650) 237-1601

WITH A COPY TO:           Wilson Sonsini Goodrich & Rosati
                          650 Page Mill Road
                          Palo Alto, California 94304
                          Attn: Robert P. Latta, Esq./Chris F. Fennell, Esq.

IF TO STOCKHOLDER:        At the address provided on Signature Page.

WITH A COPY TO:           Cooley Godward LLP
                          Five Palo Alto Square
                          Palo Alto, CA 94306
                          Attn: Lee F. Benton, Esq./Julia L. Davison, Esq.

    7. SEVERABILITY. If any provision of this Noncompetition Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) such invalidity of enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Noncompetition Agreement. Each provision of this Noncompetition Agreement is separable from every other provision of this Noncompetition Agreement, and each part of each provision of this Noncompetition Agreement is separable from every other part of such provision.

    8. GOVERNING LAW. This Noncompetition Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws).

    9. WAIVER. No failure on the part of Parent or the Company to exercise any power, right, privilege or remedy under this Noncompetition Agreement, and no delay on the part of Parent or the Company in exercising any power, right, privilege or remedy under this Noncompetition Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Parent nor the Company shall be deemed to have waived any claim arising out of this Noncompetition Agreement, or any power, right, privilege or remedy under this Noncompetition Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    10. CAPTIONS. The captions contained in this Noncompetition Agreement are for convenience of reference only, shall not be deemed to be a part of this Noncompetition Agreement and shall not be referred to in connection with the construction or interpretation of this Noncompetition Agreement.

    11. FURTHER ASSURANCES. Stockholder shall execute and/or cause to be delivered to the Company and Parent such instruments and other documents and shall take such other actions as Company and Parent may reasonably request to effectuate the intent and purposes of this Noncompetition Agreement.

    12. ENTIRE AGREEMENT. This Noncompetition Agreement, the Merger Agreement, and the other agreements referred to herein and therein set forth the entire understanding of Stockholder, the Company and Parent relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between any of such parties relating to the subject matter hereof and thereof.

    13. AMENDMENTS. This Noncompetition Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

    14. ASSIGNMENT. This Noncompetition Agreement and all obligations hereunder are personal to Stockholder and may not be transferred or assigned by Stockholder at any time. Parent may assign its rights under this Noncompetition Agreement to any entity in connection with any sale or transfer of all or substantially all of Parent's assets to such entity.

    15. BINDING NATURE. This Noncompetition Agreement will be binding upon Stockholder and Stockholder's representatives, executors, administrators, estate, heirs, successors and assigns, and will inure to the benefit of Parent and the Company and their respective successors and assigns.

    16. EFFECTIVENESS. This Noncompetition Agreement shall become effective upon the Closing, as defined in the Merger Agreement (the "Effective Date"), and, if the Closing does not occur prior to May 31, 1999, this Agreement shall immediately terminate and be of no further force or effect.

    IN WITNESS WHEREOF, the undersigned has executed this Noncompetition Agreement as of the date first above written.

                                              /s/ LOUIS J. DOCTOR
                                              ------------------------------------
                                              Louis J. Doctor
                                              Address:
                                              Facsimile Number:

                   SIGNATURE PAGE TO NONCOMPETITION AGREEMENT

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                                                                 [LOGO]

                                                                      APPENDIX E

                               December 14, 1998

Board of Directors
Truevision, Inc.
2500 Walsh Avenue
Santa Clara, CA 95051

Members of the Board:

    You have asked our opinion with respect to the fairness to the Truevision Stockholders (as defined below), from a financial point of view as of the date hereof, of the Aggregate Merger Consideration (as defined below) to be paid pursuant to the draft dated December 4, 1998 of the Agreement and Plan of Reorganization (the "Agreement"), by and among Pinnacle Systems, Inc. ("Pinnacle"), Bernardo Merger Corporation ("Level One Merger Sub"), Walsh Merger Corporation ("Merger Sub" and together with Level One Merger Sub, "Merger Subs") and Truevision, Inc. ("Truevision").

    As more fully described in the Agreement, pursuant to the terms and subject to the conditions set forth therein, (i) Merger Sub will be merged with and into Truevision (the "Merger") and (ii) the outstanding shares of common stock, par value $0.001 per share, of Truevision (the "Truevision Common Stock") will be converted into the common stock, no par value per share, of Pinnacle (the "Pinnacle Common Stock") pursuant to the exchange formula provided for in the Agreement (the "Exchange Ratio"). Pursuant to the Exchange Ratio, the outstanding Truevision Common Stock will be converted into 412,547 shares of Pinnacle Common Stock (the "Aggregate Merger Consideration"). Outstanding options and warrants to acquire Truevision Common Stock will be assumed and converted into options and warrants to acquire Pinnacle Common Stock pursuant to the terms of the Agreement. The "Truevision Stockholders" shall include all holders of Truevision Common Stock except for Pinnacle, Merger Sub or any affiliates of Pinnacle or Merger Sub. The terms and conditions of the Merger are set out more fully in the Agreement.

    For purposes of this opinion, we have: (i) reviewed financial information relating to Truevision and Pinnacle furnished to us by each company, including certain financial analyses and forecasts and other information and data prepared by the respective managements of Truevision and Pinnacle; (ii) reviewed publicly available information; (iii) held discussions with the managements of Truevision and Pinnacle concerning the business, past and current business operations, financial condition and future prospects of both companies, independently and combined; (iv) reviewed the Agreement; (v) reviewed the stock prices and trading histories of Truevision and Pinnacle; (vi) reviewed the valuations of publicly traded

     [LOGO]

         [LOGO]

2 of 3

companies which we deemed comparable to Truevision; (vii) compared the financial terms of the Merger with other transactions which we have deemed relevant;
(viii) analyzed the pro forma earnings per share of the combined company; (ix) prepared a discounted cash flow analysis of Truevision; and (x) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

    In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have neither attempted independently to verify nor assumed responsibility for verifying any of such information. We have relied upon the assurances of the managements of Truevision and Pinnacle that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume responsibility for obtaining or making, any independent evaluation or appraisal of any of the properties or assets and liabilities (contingent or otherwise) of Truevision or Pinnacle, nor were we furnished with any such evaluations or appraisals. We have not conducted any evaluation or analyses of the technology underlying the products of Truevision or Pinnacle. With respect to the financial and operating forecasts (and the assumptions and bases therefor) of each of Truevision and Pinnacle which we have reviewed, upon the advice of Truevision, we have assumed that such forecasts have been reasonably prepared in good faith on the basis of reasonable assumptions, reflect the best currently available estimates and judgments of the managements of Truevision and Pinnacle and that such forecasts (and the technological milestones necessary to achieve such results) will be realized in the amounts and in the time periods currently estimated by the managements of Truevision and Pinnacle. In this regard, we note that each of Truevision and Pinnacle face exposure to the Year 2000 problem and are currently undergoing Year 2000 projects. We have not undertaken any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of Truevision and Pinnacle with respect to the potential effect that the Year 2000 problem might have on their respective forecasts. Based on the advice of the management of Truevision, we have assumed that Truevision would not be awarded within the next six months any outstanding contract bids in the ordinary course of business in excess of $10,000,000. We have assumed that the Merger will be consummated upon the terms set forth in the Agreement without material alteration thereof. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

    This opinion is necessarily based upon market, economic, and other conditions as in effect on, and the information available to us as of, the date hereof. You should understand that subsequent developments may affect the conclusion expressed in this opinion, and that we disclaim any undertaking or obligation to advise you or any other person of any change in any fact or matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Truevision Stockholders of the Aggregate Merger Consideration to be paid in the Merger. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor do we express any opinion as to the price at which the shares of Pinnacle Common Stock that are issued pursuant to the Merger will be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that the Board of Directors of Truevision has considered or may be considering, nor does it address the Board of Directors' decision to proceed with the Merger.

     [LOGO]

         [LOGO]

3 of 3

    We are acting as financial advisor to Truevision in connection with the Merger and will receive (i) a fee upon the delivery of this opinion and (ii) an additional fee upon the consummation of the Merger. In addition, Truevision has agreed to indemnify us for certain liabilities arising out of our engagement. In the past, we have provided certain investment banking services to Truevision from time to time for which we have been paid fees, including acting as co-manager for its initial public offering, and we may provide additional investment banking services to Truevision in the future for which we would also be paid fees. We maintain a market in the shares of Truevision Common Stock. In the ordinary course of business, we may trade Truevision or Pinnacle securities for our own account and the account of our customers, and, accordingly, may at any time hold a long or short position in Truevision or Pinnacle securities.

    Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Truevision in its evaluation of the Merger, and this opinion is not intended to be and does not constitute a recommendation to any stockholder of Truevision as to how such stockholder should vote on, or take any other action with respect to, the Merger. This opinion may be included in the Joint Proxy Statement/Prospectus of Truevision and Pinnacle distributed in connection with the Merger, provided that this opinion is reproduced therein in full and any description of, or reference to, us or any summary of this opinion included therein is in form and substance acceptable to us and our legal counsel. Except as provided in the preceding sentence, this opinion shall not be reproduced, summarized, described or referred to, or furnished to any party, without our prior written consent.

    Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Aggregate Merger Consideration is fair to the Truevision Stockholders from a financial point of view.

                                          Very truly yours,
                                          BANCBOSTON ROBERTSON STEPHENS INC.
                                          /s/ BancBoston Robertson Stephens Inc.
                                          --------------------------------------

                                                   Authorized Signatory

     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by Section 204(a) of the California General Corporation Law, the Registrant's Articles of Incorporation eliminate a director's personal liability for monetary damages to the Registrant and its shareholders arising from a breach or alleged breach of the director's fiduciary duty, except for liability arising under Sections 310 and 316 of the California General Corporation Law or liability for (i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) interested transactions between the corporation and a director in which a director has a material financial interest, and (vii) liability for improper distributions to shareholders, loans or guarantees. This provision does not eliminate the directors' duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law.

    Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). The Registrant's Articles of Incorporation and Bylaws contain provisions covering indemnification to the maximum extent permitted by the California General Corporation Law of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers employees or agents, including proceedings under the Securities Act or the Securities Exchange Act of 1934, as amended. The Registrant has entered into Indemnification Agreements with its directors and executive officers.

    At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) The following exhibits are filed herewith or incorporated by reference herein:

EXHIBIT
NUMBER EXHIBIT TITLE
------ --------------------------------------------------------------------------
  2.1  Agreement and Plan of Reorganization by and between the Registrant,
         Truevision, Inc., Bernardo Merger Corporation and Walsh Merger
         Corporation, dated as of December 16, 1998 (included as Appendix A to the Prospectus/Proxy Statement included as part of this Registration
         Statement; the Disclosure Schedules relating to the Merger Agreement have been omitted but will be provided to the Commission upon its request pursuant to Item 601(b)(2) of Regulation S-K).

  3.1 The Registrant's Articles of Incorporation (incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1, File No. 33-83812).

  3.2 The Registrant's Bylaws (incorporated by reference to exhibits filed with the Registrant's Statement on Form S-1, File No. 33-83812).

  4.1  Form of Specimen Certificate for the Registrant's Common Stock
         (incorporated by reference to exhibits filed with the Registrant's
         Registration Statement on Form S-1, File No. 33-83812).

  4.2  Preferred Shares Rights Agreement, dated as of December 12, 1996 between
         Pinnacle Systems, Inc. and Chase Mellon Shareholder Services, L.L.C., including the form of Certificate of Determination, the form of Rights
         Certificate and the Summary of Rights (incorporated by reference to the Registrant's Registration Statement on Form 8-A filed on December 19,
         1996).

  4.3  Amendment No. 1 to Preferred Shares Rights Agreement dated as of April 30,
         1998 by and between Pinnacle Systems, Inc. and Chase Mellon Shareholder
         Services, L.L.C. (incorporated by reference to the Registrant's
         Registration Statement on Form 8A/A filed May 19, 1998).

  5.1 Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding the legality of the securities being issued.

 23.1  Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (included in Exhibit 5.1).

 23.2  Consent of KPMG, LLP, Independent Auditors.

 23.3  Consent of PricewaterhouseCoopers LLP, Independent Accountants.

 23.4  Consent of BancBoston Robertson Stephens (included in the opinion of
         BancBoston Robertson Stephens attached to Appendix E to the
         Prospectus/Proxy Statement included as part of this Registration
         Statement).

 24.1  Power of Attorney (see page II-4).

 99.1  Form of Truevision Proxy Card

ITEM 22.  UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

        (1) that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (2) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of the Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

        (3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of section 19(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request; and

        (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 8th day of Feburary, 1999.

                                PINNACLE SYSTEMS, INC.

                                By              /s/ MARK L. SANDERS
                                     -----------------------------------------
                                                  Mark L. Sanders
                                       PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                                      DIRECTOR

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark L. Sanders and Arthur D. Chadwick, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
     /s/ MARK L. SANDERS          Officer and Director
------------------------------    (Principal Executive       February 8, 1999
       Mark L. Sanders            Officer)

                                Vice President, Financial
    /s/ ARTHUR D. CHADWICK        and Administration and
------------------------------    Chief Financial Officer    February 8, 1999
      Arthur D. Chadwick          (Principal Financial and
                                  Accounting Officer)

       /s/ AJAY CHOPRA          Chairman of the Board,
------------------------------    Vice President, Desktop    February 8, 1999
         Ajay Chopra              Products

    /s/ L. GREGORY BALLARD
------------------------------  Director                     February 8, 1999
      L. Gregory Ballard

        /s/ JOHN LEWIS
------------------------------  Director                     February 8, 1999
          John Lewis

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

     /s/ NYAL D. MCMULLIN
------------------------------  Director                     February 8, 1999
       Nyal D. McMullin

    /s/ GLENN E. PENISTEN
------------------------------  Director                     February 8, 1999
      Glenn E. Penisten

    /s/ CHARLES J. VAUGHAN
------------------------------  Director                     February 8, 1999
      Charles J. Vaughan

                                 EXHIBIT INDEX

   EXHIBIT
   NUMBER                                              EXHIBIT TITLE                                             PAGE
-------------  ----------------------------------------------------------------------------------------------  ---------
        2.1    Agreement and Plan of Reorganization by and between the Registrant, Truevision, Inc., Bernardo
                 Merger Corporation and Walsh Merger Corporation, dated as of December 16, 1998 (included as
                 Appendix A to the Prospectus/Proxy Statement included as part of this Registration
                 Statement; the Disclosure Schedules relating to the Merger Agreement have been omitted but will be provided to the Commission upon its request pursuant to Item 601(b)(2) of Regulation
                 S-K).

        3.1    The Registrant's Articles of Incorporation (incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1, File No. 33-83812).

        3.2    The Registrant's Bylaws (incorporated by reference to exhibits filed with the Registrant's
                 Statement on Form S-1, File No. 33-83812).

        4.1    Form of Specimen Certificate for the Registrant's Common Stock (incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1, File No. 33-83812).

        4.2    Preferred Shares Rights Agreement, dated as of December 12, 1996 between Pinnacle Systems,
                 Inc. and Chase Mellon Shareholder Services, L.L.C., including the form of Certificate of
                 Determination, the form of Rights Certificate and the Summary of Rights (incorporated by reference to the Registrant's Registration Statement on Form 8-A filed December 19, 1996).

        4.3    Amendment No. 1 to Preferred Shares Rights Agreement dated as of April 30, 1998 by and between
                 Pinnacle Systems, Inc. and Chase Mellon Shareholder Services, L.L.C. (incorporated by reference to the Registrant's Registration Statement on Form 8-A/A filed on May 19, 1998).

        5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding the legality of the securities being issued.

       23.1    Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit
                 5.1).

       23.2    Consent of KPMG, LLP, Independent Auditors.

       23.3    Consent of PricewaterhouseCoopers LLP, Independent Accountants.

       23.4    Consent of BancBoston Robertson Stephens (included in the opinion of BancBoston Robertson
                 Stephens attached to Appendix E to the Prospectus/Proxy Statement included as part of this
                 Registration Statement).

       24.1    Power of Attorney (see page II-4).

       99.1    Form of Truevision Proxy Card